UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934
(AMENDMENT NO.  )
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Oasis Petroleum Inc.
(Name of Registrant as Specified In Its Charter)
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OASIS PETROLEUM INC.
1001 Fannin Street
Suite 1500
Houston, Texas 77002
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To the Stockholders of Oasis Petroleum Inc.:
Notice is hereby given that the Annual Meeting of Stockholders of Oasis Petroleum Inc. (the “Company”) will be held at the Four Seasons Hotel, 1300 Lamar Street, Houston, Texas 77010, on Monday, May 4, 2015, at 9:00 a.m. Central Time (the “Annual Meeting”). The Annual Meeting is being held for the following purposes:
1. To elect three Class II directors, each for a term of three years.
2. To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accountants for 2015.
3. To approve, on an advisory basis, the compensation of our executive officers as described in the "Executive Compensation and Other Information-Compensation Discussion and Analysis" section of the accompanying proxy statement.
4. To approve the First Amendment to the Amended and Restated 2010 Long-Term Incentive Plan (the “LTIP”) to increase the maximum number of shares that may be issued under the LTIP by 1,350,000 shares (the "Additional Shares").
5. To approve the material terms of the LTIP for purposes of complying with Section 162(m) of the Internal Revenue Code with respect to the Additional Shares.
6. To consider and act upon a stockholder proposal, if properly presented at the Annual Meeting.
7. To transact such other business as may properly come before the Annual Meeting.
These proposals are described in the accompanying proxy materials. You will be able to vote at the Annual Meeting only if you were a stockholder of record at the close of business on March 16, 2015.
YOUR VOTE IS IMPORTANT
Please vote over the internet at www.proxyvote.com or by phone at 1-800-690-6903 promptly so that your shares may be voted in accordance with your wishes and so we may have a quorum at the Annual Meeting. Alternatively, if you did not receive a paper copy of the proxy materials (which includes the proxy card), you may request a paper proxy card, which you may complete, sign and return by mail.

By Order of the Board of Directors,

Nickolas J. Lorentzatos
Corporate Secretary
Houston, Texas
March 20, 2015

OASIS PETROLEUM INC.
1001 Fannin Street
Suite 1500
Houston, Texas 77002
PROXY STATEMENT
2015 ANNUAL MEETING OF STOCKHOLDERS
The Board of Directors of the Company requests your Proxy for the Annual Meeting that will be held Monday, May 4, 2015, at 9:00 a.m. Central Time, at the Four Seasons Hotel, 1300 Lamar Street, Houston, Texas 77010. By granting the Proxy, you authorize the persons named on the Proxy to represent you and vote your shares at the Annual Meeting. Those persons will also be authorized to vote your shares to adjourn the Annual Meeting from time to time and to vote your shares at any adjournments or postponements of the Annual Meeting.
If you attend the Annual Meeting, you may vote in person. If you are not present at the Annual Meeting, your shares may be voted only by a person to whom you have given a proper Proxy. You may revoke the Proxy in writing at any time before it is exercised at the Annual Meeting by delivering to the Corporate Secretary of the Company a written notice of the revocation, by submitting your vote electronically through the internet or by phone after the grant of the Proxy, or by signing and delivering to the Corporate Secretary of the Company a Proxy with a later date. Your attendance at the Annual Meeting will not revoke the Proxy unless you give written notice of revocation to the Corporate Secretary of the Company before the Proxy is exercised or unless you vote your shares in person at the Annual Meeting.

ELECTRONIC AVAILABILITY OF PROXY STATEMENT AND ANNUAL REPORT
As permitted under the rules of the Securities and Exchange Commission (the “SEC”), the Company is making this proxy statement and its Annual Report available to its stockholders electronically via the internet. The Company is sending on or about March 25, 2015, a Notice Regarding the Availability of Proxy Materials (the “Notice”) to its stockholders of record as of the close of business on March 16, 2015, which Notice will include (i) instructions on how to access the Company’s proxy materials electronically, (ii) the date, time and location of the Annual Meeting, (iii) a description of the matters intended to be acted upon at the Annual Meeting, (iv) a list of the materials being made available electronically, (v) instructions on how a stockholder can request to receive paper or e-mail copies of the Company’s proxy materials, (vi) any control/identification numbers that a stockholder needs to access his or her proxy card and instructions on how to access the proxy card, and (vii) information about attending the Annual Meeting and voting in person.
Stockholders of Record and Beneficial Owners
Most of the Company’s stockholders hold their shares through a broker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.
Stockholders of Record. If your shares are registered directly in your name with the Company’s transfer agent, you are considered the stockholder of record with respect to those shares, and the Notice is being sent directly to you by our agent. As a stockholder of record, you have the right to vote by proxy or to vote in person at the Annual Meeting. If you received a paper copy of the proxy materials by mail instead of the Notice, the proxy materials include a proxy card or a voting instruction card for the Annual Meeting.
Beneficial Owners. If your shares are held in a brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name,” and the Notice will be forwarded to you by your broker or nominee. The broker or nominee is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker how to vote. Beneficial owners that receive the Notice by mail from the stockholder of record should follow the instructions included in the Notice to view the proxy statement and transmit voting instructions. If you received a paper copy of the proxy materials by mail instead of the Notice, the proxy materials include a proxy card or a voting instruction card for the Annual Meeting.
QUORUM AND VOTING
Voting Stock. The Company’s common stock, par value $0.01 per share, is the only class of securities that entitles holders to vote generally at meetings of the Company’s stockholders. Each share of common stock outstanding on the record date is entitled to one vote.

Record Date. The record date for stockholders entitled to notice of and to vote at the Annual Meeting was the close of business on March 16, 2015. As of the record date, 139,236,924 shares of common stock were outstanding and entitled to be voted at the Annual Meeting.
Quorum and Adjournments. The presence, in person or by Proxy, of the holders of a majority of the outstanding shares entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting.
If a quorum is not present, a majority of the stockholders entitled to vote who are present in person or by Proxy at the Annual Meeting have the power to adjourn the Annual Meeting from time to time, without notice other than an announcement at the Annual Meeting, until a quorum is present. At any adjourned Annual Meeting at which a quorum is present, any business may be transacted that might have been transacted at the Annual Meeting as originally notified.
Vote Required. Directors will be elected by the affirmative vote of the holders of a plurality of the shares present and entitled to be voted at the Annual Meeting. Ratification of the selection of the Company’s independent registered public accountants will require the affirmative vote of the holders of a majority of the shares present and entitled to be voted at the Annual Meeting. Approval of Items 3, 4, 5, and 6 requires the affirmative vote of the holders of a majority of the shares present and entitled to be voted at the Annual Meeting.
An automated system that Broadridge Financial Solutions administers will tabulate the votes. Brokers who hold shares in street name for customers are required to vote shares in accordance with instructions received from the beneficial owners. Brokers are permitted to vote on discretionary items if they have not received instructions from the beneficial owners, but they are not permitted to vote (a “broker non-vote”) on non-discretionary items absent instructions from the beneficial owner. Brokers do not have discretionary voting authority with respect to the election of directors. For ratification of the selection of the Company’s independent registered public accountants, brokers will have discretionary authority in the absence of timely instructions from their customers. For approval of Items 3, 4, 5, and 6, brokers will not have discretionary authority in the absence of timely instructions from their customers.
Abstentions and broker non-votes will be counted for purposes of determining whether a quorum is present at the Annual Meeting. Neither abstentions nor broker non-votes will have any effect on the outcome of voting on Item 1. For purposes of voting on the ratification of the selection of independent registered public accountants and approval of Items 3, 4, 5, and 6, abstentions will be included in the number of shares voting and will have the effect of a vote against the proposal.
Default Voting. A Proxy that is properly completed and submitted will be voted at the Annual Meeting in accordance with the instructions on the Proxy. If you properly complete and submit a Proxy, but do not indicate any contrary voting instructions, your shares will be voted as follows:

•	Item 1, FOR the election of the three persons named in this proxy statement as the Board of Directors’ nominees for election as Class II directors.

•	Item 2, FOR the ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accountants for 2015.

•	Item 3, FOR the approval of the compensation of our named executive officers, as disclosed in this proxy statement.

•	Item 4, FOR the First Amendment to the LTIP to increase the maximum number of shares that may be issued under the LTIP by 1,350,000 shares (the "Additional Shares").

•	Item 5, FOR the approval of the material terms of the LTIP for purposes of complying with Section 162(m) of the Internal Revenue Code with respect to the Additional Shares.

•	Item 6, AGAINST the stockholder proposal requesting the adoption by the Board of a policy that the Chairman of the Board be an independent director.
If any other business properly comes before the stockholders for a vote at the meeting, your shares will be voted in accordance with the discretion of the holders of the Proxy. The Board of Directors knows of no matters, other than those previously stated, to be presented for consideration at the Annual Meeting.

DIRECTORS AND EXECUTIVE OFFICERS
After the Annual Meeting, assuming the stockholders elect the nominees of the Board of Directors as set forth in “Item 1—Election of Directors” below, the Board of Directors of the Company will be, and the executive officers of the Company are:

Name	Age	Title
Thomas B. Nusz	55	Chairman and Chief Executive Officer
Taylor L. Reid	52	Director, President and Chief Operating Officer
William J. Cassidy(1)(2)(3)	49	Director
Ted Collins, Jr.(1)(3)	76	Director
Michael McShane(1)(2)	61	Director
Bobby S. Shackouls(2)	64	Director
Douglas E. Swanson, Jr.(2)(3)	43	Director
Michael H. Lou	40	Executive Vice President and Chief Financial Officer
Nickolas J. Lorentzatos	46	Executive Vice President, General Counsel and Corporate Secretary
Roy W. Mace	56	Senior Vice President and Chief Accounting Officer
 __________________

(1)	Member of the Audit Committee.

(2)	Member of the Compensation Committee.

(3)	Member of the Nominating and Governance Committee.
The Company’s Board of Directors currently consists of seven members. The Company’s directors are divided into three classes serving staggered three-year terms. Each year, the directors of one class stand for re-election as their terms of office expire. Messrs. Collins and Swanson are designated as Class I directors, and their terms of office expire in 2017. Messrs. Cassidy, Reid and Shackouls are designated as Class II directors, and their terms of office expire in 2015. Messrs. McShane and Nusz are designated as Class III directors, and their terms of office expire in 2016.
Set forth below is biographical information about each of the Company’s executive officers, directors and nominees for director. Each of the Company's officers serves at the discretion of the Board of Directors.
Thomas B. Nusz has served as our Director and Chief Executive Officer (or in similar capacities) since our inception in March 2007. He also served as our President until January 1, 2014, and has 33 years of experience in the oil and gas industry. From April 2006 to February 2007, Mr. Nusz managed his personal investments, developed the business plan for Oasis Petroleum LLC and secured funding for the Company. He was previously a Vice President with Burlington Resources Inc., a formerly publicly traded oil and gas exploration and production company or, together with its predecessors, Burlington, and served as President International Division (North Africa, Northwest Europe, Latin America and China) from January 2004 to March 2006, as Vice President Acquisitions and Divestitures from October 2000 to December 2003 and as Vice President Strategic Planning and Engineering from July 1998 to September 2000 and Chief Engineer for substantially all of such period. He was instrumental in Burlington’s expansion into the Western Canadian Sedimentary Basin from 1999 to 2002. From September 1985 to June 1998, Mr. Nusz held various operations and managerial positions with Burlington in several regions of the United States, including the Permian Basin, the San Juan Basin, the Black Warrior Basin, the Anadarko Basin, onshore Gulf Coast and Gulf of Mexico. Mr. Nusz was an engineer with Mobil Oil Corporation and for Superior Oil Company from June 1982 to August 1985. He is a current member of the National Petroleum Council, an advisory committee to the Secretary of Energy of the United States. Mr. Nusz holds a Bachelor of Science in Petroleum Engineering from Mississippi State University.
Taylor L. Reid has served as our Director, President and Chief Operating Officer since January 1, 2014. He served as our Director, Executive Vice President and Chief Operating Officer (or in similar capacities) since our inception in March 2007 and has 30 years of experience in the oil and gas industry. From November 2006 to February 2007, Mr. Reid worked with Mr. Nusz to form the business plan for Oasis Petroleum LLC and secure funding for the Company. He previously served as Asset Manager Permian and Panhandle Operations with ConocoPhillips from April 2006 to October 2006. Prior to joining ConocoPhillips, he served as General Manager Latin America and Asia Operations with Burlington from March 2004 to March 2006 and as General Manager Corporate Acquisitions and Divestitures from July 1998 to February 2004. From March 1986 to June 1998, Mr. Reid held various operations and managerial positions with Burlington in several regions of the continental United States, including the Permian Basin, the Williston Basin and the Anadarko Basin. He was instrumental in Burlington’s expansion into the Western Canadian Sedimentary Basin from 1999 to 2002. Mr. Reid holds a Bachelor of Science in Petroleum Engineering from Stanford University.

William J. Cassidy has served as our Director since September 2010, is the Chair of our Nominating and Governance Committee, and serves on our Audit and Compensation Committees. Mr. Cassidy currently serves as Executive Vice President and Chief Financial Officer at Bonanza Creek Energy, Inc. Prior to his current position, Mr. Cassidy served as the Global Head of Corporate Finance and Treasury for Puma Energy, a midstream and downstream oil company with operations spanning 37 countries and a subsidiary of the commodity trading multinational Trafigura Beheer BV. From November 2009 until April 2013, Mr. Cassidy was a Principal at RPA Capital, LLC an asset management fund focused on providing mezzanine capital to commodity producers. He served as a non-executive director of GasValpo, SA, a Chilean gas distribution company, from September 2008 until September 2012. Previously, Mr. Cassidy worked at USDCM, LLC, a Greenwich, Connecticut based drilling fund from the end of 2008 until the end of 2009. From 2006 until 2008, Mr. Cassidy served at Barclays Capital as Head of Exploration and Production Investment Banking. From 2002 to 2006 he worked as a senior member of the Energy and Power Investment Banking division at Banc of America Securities. Mr. Cassidy began his investment banking career with JPMorgan Chase in varying capacities from 1995 to 2001. During that time he spent two years in London, focused on the emerging deregulation of the European natural gas industry, spending the balance of his time in New York focused on providing strategic advice to North American and Latin American E&P companies. He worked as a Geophysicist for Conoco from 1989 to 1993 focused on the North Sea and emerging deepwater Gulf of Mexico. He earned his Bachelor of Science in Geology and Math from the National University of Ireland, Cork, a Masters of Science in Petroleum Geophysics from the Royal School of Mines, Imperial College, London and a Masters of Business Administration from the Wharton School of the University of Pennsylvania.
Ted Collins, Jr. has served as our Director since February 2011 and serves on our Audit and Nominating and Governance Committees. Mr. Collins is currently an independent oil and gas operator. He serves as a director on the Boards of CLL Global Research Foundation, Energy Transfer Group, L.P. and RSP Permian, Inc. Mr. Collins began his career in 1960 as a Petroleum Engineer with Pan American Petroleum Corporation. He left in 1963 to become an independent oil operator. He then joined American Quasar Petroleum Company as Executive Vice President in 1969 until 1982 at which time he became President of Enron Oil & Gas Company, whose predecessor companies were HNG Oil Co. and HNG/InterNorth Exploration. He left Enron in 1988 and became President of Collins & Ware, Inc., an independent oil and gas exploration and production company, which sold the majority of its assets to Apache Corp. in 2000. From 2000 to 2006, he served as President of Collins & Ware Investments Co. He earned his Bachelor of Science in Geological Engineering from the University of Oklahoma.
Michael McShane has served as our Director since May 2010, is the Chair of our Audit Committee and serves on our Compensation Committee. Mr. McShane served as a director and President and Chief Executive Officer of Grant Prideco, Inc., a manufacturer and supplier of oilfield drill pipe and other drill stem products, from June 2002 until the completion of the merger of Grant Prideco with National Oilwell Varco, Inc. in April 2008, and Chairman of the Board of Grant Prideco from May 2003 through April 2008. Prior to joining Grant Prideco, Mr. McShane was Senior Vice President—Finance and Chief Financial Officer and director of BJ Services Company, a provider of pressure pumping, cementing, stimulation and coiled tubing services for oil and gas operators, from 1990 to June 2002. Mr. McShane has also served as a director of Complete Production Services, Inc., an oilfield service provider, since March 2007, and has served as a director of Superior Energy Services since its merger with Complete Production Services in February 2012. Mr. McShane has also served as a director of Spectra Energy Corp, a provider of natural gas infrastructure, since April 2008 and Forum Energy Technologies, Inc., a global provider of manufactured and applied technologies to the energy industry, since August 2010. Mr. McShane also serves as an advisor and director for various private companies and private equity firms, including Advent International, a global private equity firm.

Bobby S. Shackouls has served as our Director since March 2012. Until the merger of Burlington Resources Inc. and ConocoPhillips, which became effective in 2006, Mr. Shackouls was Chairman of the Board of Burlington Resources Inc., a natural resources business, since July 1997 and its President and Chief Executive Officer since December 1995. He had been a director since 1995 and President and Chief Executive Officer of Burlington Resources Oil and Gas Company (formerly known as Meridian Oil Inc.) since 1994. Subsequent to the merger, Mr. Shackouls served on the ConocoPhillips Board of Directors until 2011. He currently serves as a director of The Kroger Co. and Plains GP Holdings, L.P. Mr. Shackouls holds a Bachelor of Science in Chemical Engineering from Mississippi State University.

Douglas E. Swanson, Jr. has served as our Director since our inception in March 2007, is the Chair of our Compensation Committee and serves on our Nominating and Governance Committee. Mr. Swanson is a Partner of EnCap Investments L.P., an investment management firm, which he joined in 1999. Prior to his position at EnCap, he was in the corporate lending division of Frost National Bank from 1995 to 1997, specializing in energy related service companies, and was a financial analyst in the corporate lending group of Southwest Bank of Texas from 1994 to 1995. Mr. Swanson has extensive industry experience serving on numerous boards of private oil and gas exploration and production companies over his 15-year history with EnCap and is a member of the Independent Petroleum Association of America and the Texas Independent Producers & Royalty Owners Association. Mr. Swanson has also served as a director of Eclipse Resources Corporation since January 2011, and has served as a director of Earthstone Energy, Inc. since December 2014. Mr. Swanson holds a Bachelor of Arts in Economics and a Masters of Business Administration, both from the University of Texas at Austin.
Michael H. Lou has served as our Executive Vice President and Chief Financial Officer since August 2011. Mr. Lou served as our Senior Vice President Finance (or similar capacities) from September 2009 to August 2011 and has 18 years of experience in the oil and gas industry. Prior to joining us, Mr. Lou was an independent contractor from January 2009 to August 2009. From February 2008 to December 2008, he served as the Chief Financial Officer of Giant Energy Ltd., a private oil and gas management company; from July 2006 to December 2008 he served as Chief Financial Officer of XXL Energy Corp., a publicly listed Canadian oil and gas company; and from August 2008 to December 2008, he served as Vice President Finance of Warrior Energy N.V., a publicly listed Canadian oil and gas company. From October 2005 to July 2006, Mr. Lou was a Director for Macquarie Investment Bank. Prior to joining Macquarie, Mr. Lou was a Vice President for First Albany Investment Banking from 2004 to 2006. From 1999 to 2004, Mr. Lou held positions of increasing responsibility, most recently as a Vice President, for Bank of America’s investment banking group. From 1997 to 1999, Mr. Lou was an analyst for Merrill Lynch’s investment banking group. Mr. Lou holds a Bachelor of Science in Electrical Engineering from Southern Methodist University.
Nickolas J. Lorentzatos has served as our Executive Vice President, General Counsel and Corporate Secretary since January 1, 2014. Mr. Lorentzatos served as our Senior Vice President, General Counsel and Corporate Secretary from September 2010 to December 31, 2013, and has 15 years of experience in the oil and gas industry and 19 years practicing law. He previously served as Senior Counsel with Targa Resources from July 2007 to September 2010. From April 2006 to July 2007, he served as Senior Counsel to ConocoPhillips. Prior to the merger of Burlington Resources Inc. and ConocoPhillips which became effective in 2006, he served as Counsel and Senior Counsel to Burlington since August 1999. From September 1995 to August 1999, he was an associate with Bracewell & Patterson, LLP. Mr. Lorentzatos holds a Bachelor of Arts from Washington and Lee University, a Juris Doctor from the University of Houston, and a Masters of Business Administration from the University of Texas at Austin.
Roy W. Mace has served as our Senior Vice President and Chief Accounting Officer (or in similar capacities) since our inception in March 2007 and has 33 years of experience in the oil and gas industry. He previously served as Business Process Improvement & Integration Advisor with ConocoPhillips from March 2006 to March 2007. Prior to the merger of Burlington Resources Inc. and ConocoPhillips which became effective in 2006, Mr. Mace was a Senior Accounting Manager with Burlington since June 1999. Upon starting his career with Burlington as a Senior Corporate Auditor, Mr. Mace advanced into various managerial accounting positions at Burlington during the period from August 1986 to June 1999. Prior to joining Burlington, Mr. Mace worked as an Assistant Controller for Permian Tank & Manufacturing from June 1984 to August 1986 and as a staff accountant for KPMG from July 1982 to June 1984. Mr. Mace holds a Bachelor of Business Administration and Accounting from Eastern New Mexico University and is a licensed Certified Public Accountant.

MEETINGS AND COMMITTEES OF DIRECTORS
The Board of Directors of the Company held six meetings during 2014, and its independent directors met in executive session six times during 2014. During 2014, each of our directors attended all of the meetings of the Board of Directors and all of the meetings of the committees of the Board of Directors on which that director served, with the exception of Mr. Cassidy, who did not attend the February 26, 2014 Audit Committee meeting.
The Board of Directors has three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Governance Committee.
Audit Committee. Information regarding the functions performed by the Audit Committee and its membership is set forth in the “Corporate Governance” and “Audit Committee Report” sections included herein and also in the “Audit Committee Charter” that is posted on the Company’s website at www.oasispetroleum.com. The members of the Audit Committee are Messrs. McShane (Chairman), Cassidy and Collins. The Audit Committee held five meetings during 2014.
Compensation Committee. Responsibilities of the Compensation Committee, which are discussed in detail in the “Compensation Committee Charter” that is posted on the Company’s website at www.oasispetroleum.com, include among other duties, the responsibility to:

•	periodically review the compensation, employee benefit plans and fringe benefits paid to, or provided for, executive officers of the Company;

•	approve the annual salaries, bonuses and share-based awards paid to the Company’s executive officers;

•	periodically review and recommend to the full Board of Directors total compensation for each non-employee director for services as a member of the Board of Directors and its committees; and

•	exercise oversight of all matters of executive compensation policy.
The Compensation Committee is delegated all authority of the Board of Directors as may be required or advisable to fulfill the purposes of the Compensation Committee. The Compensation Committee may form and delegate some or all of its authority to subcommittees when it deems appropriate. Meetings may, at the discretion of the Compensation Committee, include members of the Company’s management, other members of the Board of Directors, consultants or advisors, and such other persons as the Compensation Committee or its chairperson may determine.
The Compensation Committee has the sole authority to retain, amend the engagement with, and terminate any compensation consultant to be used to assist in the evaluation of director, CEO or executive officer compensation, including employment contracts and change in control provisions. The Compensation Committee has sole authority to approve the consultant’s fees and other retention terms and has authority to cause the Company to pay the fees and expenses of such consultants. During 2014, the Compensation Committee engaged the services of Longnecker & Associates (“Longnecker”). In selecting Longnecker as its independent compensation consultant, the Compensation Committee assessed the independence of Longnecker pursuant to SEC rules and considered, among other things, whether Longnecker provides any other services to us, the policies of Longnecker that are designed to prevent any conflict of interest between Longnecker, the Compensation Committee and us, any personal or business relationship between Longnecker and a member of the Compensation Committee or one of our executive officers, and whether Longnecker owns any shares of our common stock. The terms of Longnecker’s engagement are set forth in an engagement agreement that provides, among other things, that Longnecker is engaged by, and reports only to, the Compensation Committee and will perform the compensation advisory services requested by the Compensation Committee. Longnecker does not provide any other services to the Company, and the Compensation Committee has concluded that we do not have any conflicts of interest with Longnecker. Among the services Longnecker was asked to perform were apprising the Compensation Committee of compensation-related trends, developments in the marketplace and industry best practices; informing the Compensation Committee of compensation-related regulatory developments; providing peer group survey data to establish compensation ranges for the various elements of compensation; providing an evaluation of the competitiveness of the Company’s executive and director compensation and benefits programs; assessing the relationship between executive pay and performance; and advising on the design of the Company’s incentive compensation programs.
The members of the Compensation Committee are Messrs. Swanson (Chairman), Cassidy, McShane and Shackouls. The Compensation Committee held five meetings during 2014.

Nominating and Governance Committee. The Nominating and Governance Committee assists the Board of Directors in evaluating potential new members of the Board of Directors, recommending committee members and structure, and advising the Board of Directors about corporate governance practices. Additional information regarding the functions performed by the Nominating and Governance Committee is set forth in the “Corporate Governance” section included herein and also in the “Nominating and Governance Committee Charter” that is posted on the Company’s website at www.oasispetroleum.com. The members of the Nominating and Governance Committee are Messrs. Cassidy (Chairman), Swanson and Collins. The Nominating and Governance Committee held four meetings during 2014.

CORPORATE GOVERNANCE
Corporate Governance Guidelines
The Board of Directors believes that sound governance practices and policies provide an important framework to assist it in fulfilling its duty to stockholders. The Company’s Corporate Governance Guidelines cover the following principal subjects:
•Role and functions of the Board of Directors and its Lead Director
•Qualifications and independence of directors
•Size of the Board of Directors and director selection process
•Committee functions and independence of committee members
•Meetings of non-employee directors
•Self-evaluation
•Ethics and conflicts of interest
•Compensation of the Board of Directors
•Succession planning
•Access to senior management and to independent advisors
•New director orientation
•Continuing education
The “Corporate Governance Guidelines” are posted on the Company’s website at www.oasispetroleum.com/investors/corporate-governance/. The Corporate Governance Guidelines will be reviewed periodically and as necessary by the Company’s Nominating and Governance Committee, and any proposed additions to or amendments of the Corporate Governance Guidelines will be presented to the Board of Directors for its approval. The New York Stock Exchange (“NYSE”) has adopted rules that require listed companies to adopt governance guidelines covering certain matters, and the Company believes that the Corporate Governance Guidelines comply with the NYSE rules.
Board Leadership
Chairman. Mr. Nusz has served as a Director and Chief Executive Officer since our inception in March 2007. He also served as our President until January 1, 2014. At the time of our initial public offering, Mr. Nusz was named Chairman of the Board of Directors. The independent members of the Board believes the combined role of Chairman and CEO promotes unified leadership and direction for the Company, which allows for a single, clear focus for management to execute the Company’s strategy and business plans. As CEO, the Chairman is best suited to ensure that critical business issues are brought before the Board, which enhances the Board’s ability to develop and implement business strategies.
To ensure a strong and independent board, all directors of the Company, other than Mr. Nusz and Mr. Reid, are independent. In addition, the Company’s Corporate Governance Guidelines provide that the Board will designate one of its members as the Lead Director to preside over the meetings of the non-management directors and to provide, in conjunction with the Chairman and CEO, leadership and guidance to the Board.
Lead Director. Mr. McShane has served as Lead Director of the Board since August 9, 2010. In this capacity, Mr. McShane provides, in conjunction with the Chairman, leadership and guidance to the Board of Directors. The Lead Director's responsibilities and authority generally include:

•	serving as chairman of the executive sessions of the independent directors and all other Board meetings at which the Chairman is not present;

•	establishing the agenda for each meeting of the non-management directors;

•	serving as the Board’s contact for employee and stockholder communications with the Board of Directors;

•	calling special meetings of the independent directors when necessary and appropriate;

•	serving as a liaison between the Chairman and independent directors;

•	consulting with the Chairman to include and provide at meetings of the directors specific agenda items and additional materials suggested by independent directors;

•	approving the scheduling of regular and, where feasible, special meetings of the Board to ensure that there is sufficient time for discussion of all agenda items;

•	facilitating communications among the other members of the Board; and
•performing other duties as the Board may from time to time delegate.
In addition, all directors are encouraged to suggest the inclusion of agenda items or revisions to meeting materials, and any director is free to raise at any Board meeting items that are not on the agenda for that meeting.
Additionally, the Board regularly meets in executive session without the presence of the CEO or other members of management. The Lead Director presides at these meetings and provides the Board’s guidance and feedback to the Chairman and the Company’s management team. Further, the Board has complete access to the Company’s management team.
The diversity and strength of the Board members' professional and leadership experience allows for open and robust dialog and decision making ability. The Board also reviews annually the leadership structure of the Board and considers the combined role of Chairman and Chief Executive Officer. Given the strong leadership of the Company’s Chairman and CEO, the effective counterbalancing role of the Lead Director and a Board comprised of strong, experienced and independent directors, the Board believes that, at the present time, the combined role of Chairman and CEO, with strong and independent oversight by the Lead Director and the other independent directors, best serves the interests of the Company and its stockholders.
Communications with the Board of Directors
Stockholders or other interested parties may contact any director (including Mr. McShane, the Board’s Lead Director), any committee of the Board, or our non-management directors as a group, by writing to them c/o Corporate Secretary, Oasis Petroleum Inc., 1001 Fannin Street, Suite 1500, Houston, Texas 77002. Comments or complaints relating to the Company’s accounting, internal accounting controls or auditing matters also will be referred to members of the Audit Committee. All such communications will be forwarded to the appropriate member(s) of the Board.
Director Independence
The Company’s standards for determining director independence require the assessment of directors’ independence each year. A director cannot be considered independent unless the Board of Directors affirmatively determines that he or she does not have any relationship with management or the Company that may interfere with the exercise of his or her independent judgment, including any of the relationships that would disqualify the director from being independent under the rules of the NYSE.
The Board of Directors has assessed the independence of each non-employee director and each nominee for director under the Company’s guidelines and the independence standards of the NYSE. The Board of Directors affirmatively determined that all five non-employee directors (Messrs. Cassidy, Collins, McShane, Shackouls and Swanson) are independent.
Director Qualifications
A number of the members of the Board of Directors have served as members of senior management and/or directors of other public and private companies. In addition, all members of the Board of Directors have extensive experience in the oil and natural gas or other extractive industries and are familiar with board processes.
In particular, Messrs. Nusz and Reid have served as the Chairman and Chief Executive Officer of the Company and the Chief Operating Officer, respectively, since they founded the Company in 2007. In addition, Mr. Nusz served as President of the Company until January 1, 2014 when Mr. Reid was appointed to the position. Together, they have over 60 years of experience in the oil and gas industry. Mr. Nusz has served as an executive at another publicly traded oil and gas company, and both Messrs. Nusz and Reid have served in management and operational roles for publicly traded oil and gas companies. Messrs. Nusz and Reid's deep knowledge of the Company and the industry resulting from their tenure with the Company and various roles at other oil and gas companies make them very critical members of the Board.
Likewise, Messrs. Collins and Shackouls provide extensive industry and management experience to the Board. Mr. Collins has served as the President of a large oil and gas company and is currently an independent oil and gas operator. Mr. Shackouls has served as Chairman of the Board of a large natural resources business, and both Messrs. Collins and Shackouls currently sit on the board of other publicly traded energy companies. They are well positioned to provide key insight into asset management, operations and strategy, and the Board will benefit from their experience in managing large organizations.

Mr. McShane brings a unique perspective to the Board due to his decades of experience in the energy services industry where he has served, at two publicly-traded energy services companies, as Chairman of the Board and Chief Executive Officer and Chief Financial Officer. Currently, he sits on the boards of three publicly traded energy companies with operations in the oilfield services, infrastructure and energy technology sectors, and he consults for a global private equity firm. Mr. McShane also serves the Board as the Audit Committee's financial expert. Mr. Cassidy also brings a diverse energy-related background to the Board. He has served as a geophysicist and later in management and executive positions at an investment banking firm, an asset management fund, a midstream and downstream energy company, and, currently, as CFO of a publicly traded, independent exploration and production company. Mr. Swanson is a Partner at an investment management firm and brings a wealth of experience in energy finance and oil and gas investments, as well as knowledge gained serving on numerous boards of public and private oil and gas exploration and production companies during his tenure with the firm. Messrs. McShane, Cassidy and Swanson are familiar with issues, trends and opportunities within the oil and gas industry, providing the Board with valuable expertise when evaluating potential acquisition opportunities and exploration projects.
Majority Voting for Election of Directors
Though the Company’s bylaws provide for the election of directors by a plurality of votes cast, on February 1, 2015 the Board of Directors approved an amendment to the Corporate Governance Guidelines to implement a director resignation policy whereby a director nominee in an uncontested election who receives more votes "withheld" than votes "for" his election is required to tender his resignation to the Board of Directors for its consideration. In such event, the Nominating & Governance Committee would determine whether to accept such director’s resignation, subject to the Board of Directors’ final approval. The Company believes that this majority vote standard ensures accountability while preserving the ability of the Board to exercise its judgment in the best interest of all stockholders.
Financial Literacy of Audit Committee and Designation of Financial Experts
The Board of Directors evaluated each of the members of the Audit Committee for financial literacy and the attributes of a financial expert in July 2014. The Board of Directors determined that each of the Audit Committee members is financially literate and that the Chairman of the Audit Committee, Michael McShane, is an Audit Committee financial expert as defined by the SEC.
Oversight of Risk Management
Except as discussed below, the Board as a whole oversees the Company’s assessment of major risks and the measures taken to manage such risks. For example:

•
the Board oversees management of the Company’s commodity price risk through regular review with executive management of the Company’s derivatives strategy, and the oversight of the Company’s policy that limits the Company’s authority to enter into derivative commodity price instruments to a specified level of production, above which management must seek Board approval;

•
the Board has established specific dollar limits on the commitment authority of members of senior management and requires Board approval of expenditures exceeding that authority and of other material contracts and transactions; and

•	the Board reviews management’s capital spending plans, approves the Company’s capital budget and requires that management present for Board review significant departures from those plans.
The Company’s Audit Committee, which is composed entirely of independent directors, is responsible for overseeing the Company’s assessment and management of financial reporting and internal control risks, as well as other financial risks, such as the credit risks associated with counterparty exposure. Management and the Company’s independent registered public accountants report regularly to the Audit Committee on those subjects. Except as described, the administration of the Board's oversight function does not have an effect on the Board's leadership structure.
Stock Ownership Guidelines
Our Board of Directors has adopted Stock Ownership Guidelines that establish minimum ownership levels for Named Executive Officers (defined below) and a period during which Named Executive Officers should accumulate stock if they were not yet at minimum levels when the guidelines were adopted in December 2010. The Stock Ownership Guidelines are advisory in nature and require our Named Executive Officers, other than Mr. Nusz, to own shares having a value equal to two times their respective annual base salaries, and Mr. Nusz to own shares having a value equal to five times his annual base salary. Our executives are required to hold shares until such ownership requirements are met. All of our Named Executive Officers own stock in excess of the minimum ownership levels currently applicable to them. For our non-employee directors, the Stock Ownership Guidelines designate a minimum ownership level of three times the annual cash retainer fee, and all of our non-employee directors own stock in excess of this minimum ownership level.
Prohibitions on Hedging, Insider Trading, and Pledging Company Securities
Our securities trading policy provides that executive officers, including our Named Executive Officers, and our directors, may not, among other things, purchase or sell puts or calls to sell or buy our stock, engage in short sales with respect to our stock, buy our securities on margin, or otherwise hedge their ownership of our stock. The purchase or sale of stock by our executive officers and directors may only be made during certain windows of time and under the other conditions contained in our securities trading policy. In addition, effective May 3, 2013, we updated our securities trading policy to specify that our executive officers are prohibited from pledging our stock without prior approval by our Board of Directors. At that time, the Board ratified an existing pledge of shares by Mr. Nusz, which pledge had been previously disclosed by Mr. Nusz to the Board.
Attendance at Annual Meetings
The Board of Directors encourages all directors to attend the annual meetings of stockholders, if practicable. All of the Company’s directors attended last year’s annual meeting. We anticipate that all of our directors will attend the Annual Meeting.
Available Corporate Governance Materials
The following materials are available on the Company's website at www.oasispetroleum.com/investors/corporate-governance/:

•	Corporate Governance Guidelines;

•	Charter of the Audit Committee of the Board;

•	Charter of the Compensation Committee of the Board;

•	Charter of the Nominating and Governance Committee of the Board;

•	Code of Business Conduct and Ethics;

•	Financial Code of Ethics;

•	Related Persons Transactions Policy;

•	Insider Trading Policy; and

•	Short-swing Trading and Reporting Policy.

EXECUTIVE COMPENSATION AND OTHER INFORMATION
Compensation Discussion and Analysis
This compensation discussion and analysis, or CD&A, (i) explains the Company's compensation philosophy, objectives, policies, and practices with respect to its executive officers, and (ii) analyzes the elements of compensation for the individuals identified below, whom the Company refers to in this CD&A as the Company's "Named Executive Officers."

Name	Title and Position During 2014
Thomas B. Nusz	Chairman and Chief Executive Officer
Taylor L. Reid	President and Chief Operating Officer
Michael H. Lou	Executive Vice President and Chief Financial Officer
Nickolas J. Lorentzatos	Executive Vice President, General Counsel and Corporate Secretary
Roy W. Mace	Senior Vice President and Chief Accounting Officer
The CD&A should be read in conjunction with the information presented in the tables, including the Summary Compensation Table, in the "Executive Compensation" section which follows this CD&A. Although this CD&A focuses on compensation information relating to the fiscal year ended December 31, 2014, we also describe compensation actions taken before or after the last completed fiscal year to the extent such discussion enhances the understanding of our executive compensation objectives and practices.
Executive Summary
The Company compensates its executive management using a mix of base salary, annual performance-based cash incentive awards, and long-term equity-based compensation, with the objectives of attracting and retaining key executive officers critical to long-term success, compensating those executive officers fairly and competitively for their responsibilities and accomplishments, providing incentives for future performance, and aligning management’s interests with the long-term interests of the Company’s stockholders. The Company believes that base salary levels should generally be set near the middle of the Company’s competitive marketplace for comparable positions, and that the Company’s variable compensation programs (i.e., the annual performance-based cash incentive and long-term incentives) should result in total compensation that is heavily influenced by Company performance.
2014 Highlights, Challenges and Effect on 2015 Compensation. Our executive management team led the Company to achieve important milestones during 2014, and the following are key highlights of our achievements:

•	Increased average daily production by 35% year-over-year to 45,656 Boe per day from 33,904 Boe per day in 2013.

•
Completed and placed on production 195 gross (147.4 net) operated Bakken and Three Forks wells during 2014, including 48 gross (33.6 net) operated wells in the fourth quarter of 2014. Waiting on completion backlog included 72 gross operated wells as of December 31, 2014.

•
Increased total estimated net proved oil and natural gas reserves by 24% to 272.1 MMBoe at December 31, 2014, compared to year-end 2013 total estimated net proved reserves, excluding the sale of certain non-operated properties in and around the Company’s Sanish project area (“Sanish Sale”).

•
Grew Adjusted EBITDA by 16% to $952.8 million in 2014, up from $821.9 million in the prior year. For a definition of Adjusted EBITDA and a reconciliation of Adjusted EBITDA to net income and net cash provided by operating activities, see “Non-GAAP Financial Measures” on pages 66 through 69 of our Annual Report on Form 10-K for the year ended December 31, 2014.

•	Increased net income by 122% from $228.0 million in 2013 to $506.9 million in 2014, which included a $187.0 million gain on the Sanish Sale.

•
Ended the year with $45.8 million of cash and cash equivalents and had total liquidity of $1,040.6 million, including the unused borrowing base committed capacity available under the Company’s revolving credit facility.

However, during the fourth quarter of 2014 and first quarter of 2015, we have experienced a significant decline in our stock price largely due to the steep decline in oil prices stemming from the global oversupply of crude oil. Therefore, management has focused on positioning the Company to successfully weather the current market price environment. For 2015, we have reduced our capital expenditure budget, reduced our rig count, and plan to focus our development program in the premier part of the Williston Basin. Our subsidiary, Oasis Well Services LLC, will perform all of our fracturing operations, leading to significant cost savings; and we also have a strong hedge position in 2015 with 53% of 2015 projected volumes hedged with an average floor price of $89.13 per barrel.

Approval of 2014 Compensation. Nonetheless, industry conditions greatly affected our results in 2014 and the decisions that the Compensation Committee made in December 2014 for 2015 compensation. When the Compensation Committee approved 2014 compensation in December 2013, the Company was ending its most successful year. During 2013, the Company grew significantly. In particular, we grew our leasehold position in the Williston Basin by 46% through the acquisition of approximately 161,000 net acres; our revenue increased by $455.3 million, or 66%; and our net income increased by $74.6 million, or 49%. Our peer group changed for 2014 due to our growth, and our Compensation Committee implemented salary increases for our executive officers for 2014 in order to align salaries with the 50th percentile of our 2014 compensation peer group. In addition, as a result of Company performance attained in 2013, which was above our target performance goals, our executive officers were awarded bonuses at greater than 100% of the executives' target percentage of base salary, which were paid in February 2014. The Compensation Committee also approved awards of restricted stock and performance share units (“PSUs”) which reflected the Company's success. In addition, the Compensation Committee approved a discretionary employer contribution to the Company's 401(k) plan participants.
Higher Threshold for 2014 Performance Goals. Finally, each year, the Company sets threshold, target and maximum levels for annual performance incentive metrics to serve as a guideline for determining the actual bonus amounts earned by our executive officers. In general, our Board of Directors attempts to set performance objectives such that there will be approximately a 90% probability of achieving the threshold performance metrics, a 60% probability of achieving the target performance metrics and a 20% probability of achieving the maximum performance metrics. In setting the performance incentive metrics for 2014, our Board of Directors considered the extent to which targets were met in prior years, and set objectives for 2014 that more closely approximated an 80% probability of achieving the threshold performance metrics, a 40% probability of achieving the target performance metrics and a 20% probability of achieving the maximum performance metrics, and thus increasing the difficulty of reaching the threshold and target performance metrics.
Implications for 2015 Compensation.When the Compensation Committee met in December 2014 to consider 2015 compensation, market conditions had changed drastically from December 2013 and had a significant impact on the Company's 2014 results. The results attained with respect to Company performance metrics for 2014 were below our targeted performance goals, and the compensation approved by the Compensation Committee for 2015 reflects those results, including as follows:

•	no increases to base salary for any Named Executive Officer for 2015 (base salaries for 2015 are below the 50th percentile of our compensation peer group);

•	bonuses for 2014 (paid in 2015) were paid at 70% of target percentage of base salary;

•	restricted stock and performance share unit awards were granted at 70% of target percentage of base salary; and

•	no discretionary employer contribution to 401(k) plan participants.
These changes to our compensation package for 2015 are discussed further under "--Elements of Compensation and Why We Pay Each Element" and throughout this CD&A. In addition, certain changes made to our employment agreements with Messrs. Nusz, Reid, Lou and Lorentzatos in 2015 are described below under "--2015 Employment Agreements" and "--Amendments to 2015 Employment Agreements Related to Vesting of Equity Awards."
2013 Say on Pay Vote. At the 2013 Annual Meeting, we held our second stockholder advisory vote on the compensation paid to our Named Executive Officers, which resulted in over 98% of the votes cast approving such compensation. Consequently, our Compensation Committee has made few changes to our executive compensation program over the years. Our Compensation Committee evaluated the results of the 2013 advisory vote on executive compensation and the support expressed by stockholders, and our Compensation Committee also considered many other factors in evaluating our executive compensation programs as discussed in this CD&A, including our Compensation Committee’s assessment of the interaction of our compensation programs with our corporate business objectives, evaluations of our programs by external consultants, and review of data of a peer group of companies. While each of these factors bore on our Compensation Committee’s decisions regarding our Named Executive Officers’ compensation, our Compensation Committee did not make any changes to our executive compensation program and policies as a result of our most recent “say on pay” advisory vote. Given the support stockholders expressed for our executive compensation programs, our Compensation Committee generally elected to apply the same principles in determining the types and amounts of compensation to be paid to our Named Executive Officers for 2014 and so far in 2015. As recommended by our Board of Directors at the 2011 Annual Meeting, a majority of stockholders expressed their preference for an advisory vote on executive compensation occurring every two years. We have implemented that recommendation, and our stockholders are therefore being asked to approve our Named Executive Officers’ compensation in a non-binding advisory vote at this 2015 Annual Meeting. See "Item 3—Advisory Vote on Executive Compensation."

Changes to Compensation for 2014. We made limited changes to our compensation program and corporate governance policies applicable to our Named Executive Officers during 2014. The composition of our 2014 compensation peer group (defined below) reflected our significant growth in 2013, and we implemented base salary increases for each of our Named Executive Officers for 2014 in order to more closely align with the market 50th percentile of our 2014 compensation peer group. In addition, the base salary increases for Messrs. Reid and Lorentzatos reflected their promotions, effective January 1, 2014, to President and Chief Operating Officer and Executive Vice President, General Counsel and Corporate Secretary, respectively. See “—Elements of Our Compensation and Why We Pay Each Element—Base Salary” below. However, because actual results attained with respect to Company performance metrics for 2014 were below our targeted performance goals, we awarded 2014 annual cash incentive bonuses to our Named Executive Officers at 70% of target level, as described in greater detail below under “—Elements of Our Compensation and Why We Pay Each Element—Annual Performance-Based Cash Incentive Awards.” We believe the total direct compensation received by our Named Executive Officers for 2014 reflects the Company and individual performance for the year.
2015 Employment Agreements. In January 2015, we entered into amended and restated employment agreements with each of the Named Executive Officers (other than Mr. Mace, who does not have an employment agreement with us) in each case, to replace the officer's previous employment agreement, the term of which ended on March 1, 2015. The amended employment agreements are effective as of March 1, 2015. The purpose of the amendments was to extend the employment term of each of the previous agreements for another three year term. We did not make additional substantive changes to the agreement provisions, other than updating compensation levels, which amounts reflect the base salaries received by the executives in 2014. The Board did not raise executive salaries in 2015. The amended employment agreements contain "clawback" provisions that enable us to recoup any compensation that is deemed incentive compensation if required by any law, government regulation, stock exchange listing requirement, or Company policy adopted as required by such law, government regulation, or stock exchange listing requirement. As was the case with the previous employment agreements, the amended employment agreements with our Named Executive Officers do not provide for (i) an automatic extension of the term of the agreement or (ii) potential tax gross up payments if a covered executive receives golden parachute payments in connection with a change in control. See "—Employment Agreements" below for additional information.
Amendments to 2015 Employment Agreements Related to Vesting of Equity Awards. On March 20, 2015, we entered into further amended and restated employment agreements with each of our Named Executive Officers (other than Mr. Mace, who does not have an employment agreement with us) in each case, to replace the officer's employment agreements that became effective as of March 1, 2015. The primary purpose of the amendments was to remove the provision in the employment agreements providing for the automatic single trigger vesting of unvested equity awards upon the occurrence of a "change in control" (as defined in the LTIP). This provision has been replaced with a double trigger vesting provision, in the event that certain terminations of employment occur within a two-year period following a "change in control," consistent with market practices.
Compensation Program Philosophy and Objectives
Our future success and the ability to create long-term value for our stockholders depends on our ability to attract, retain and motivate the most qualified individuals in the oil and gas industry. Our compensation program is designed to reward performance that supports our long-term strategy and achievement of our short-term goals. We believe that compensation should:

•
help to attract and retain the most qualified individuals in the oil and gas industry by being competitive with compensation paid to persons having similar responsibilities and duties in other companies in the same and closely related industries;

•	align the interests of the individual with those of our stockholders with respect to long-term value creation;

•	be directly tied to the attainment of annual company performance targets and reflect individual contribution thereto;

•	pay for performance, whereby an individual’s total direct compensation is heavily influenced by company performance; and

•	reflect the unique qualifications, skills, experience and responsibilities of each individual.
Best Practices in Our Executive Compensation Program. The following are important features of our compensation program that we use to further our philosophy and objectives:

•
Pay for Performance - Our executives' total compensation is substantially weighted toward performance-based pay. Our annual performance-based cash incentive awards are based on performance against metrics set in advance reflecting key financial, operational and strategic objectives. Our long-term equity compensation awards include performance share units, which are earned based on our relative total shareholder return against our peers.

•
External Benchmarking - Our Compensation Committee reviews competitive compensation data based on an appropriate group of exploration and production peer companies prior to making annual compensation decisions.

•
Mitigation of Undue Risk - We carefully consider the degree to which compensation plans and decisions affect risk taking. We do not believe that any of the compensation arrangements in place are reasonably likely to have a material adverse impact on the Company.

•	Robust Stock Ownership - We have adopted robust stock ownership guidelines for our executives and directors.

•	Independent Compensation Consultant - We have engaged an independent executive compensation consultant who reports directly to the Compensation Committee and provides no other services to the Company.

•	Focus on Total Compensation - Our Compensation Committee conducts a detailed analysis of total compensation prior to making annual executive compensation decisions.
Practices We Do Not Allow

•	No Excise Tax Gross-Ups - Neither our Change in Control Plans nor our employment agreements provide for excise tax gross-ups.

•
No Hedging or Derivative Transactions in Company Stock - We prohibit our executives from engaging in any short-term trading, short sales, option trading and hedging transactions related to our common stock. We also prohibit our executives from purchasing our common stock on margin. In addition, executives are prohibited from pledging Company stock without approval of the Board.

•	Perquisites - We offer minimal perquisites to the Company's executives, including parking and health club dues, which are available to all Company employees.
Setting Executive Officer Compensation
Role of the Compensation Committee. Our Compensation Committee makes all compensation decisions related to our Named Executive Officers. For each fiscal year, Mr. Nusz, our Chief Executive Officer, Mr. Reid, our President and Chief Operating Officer, and Mr. Lou, our Chief Financial Officer, together review our Named Executive Officers’ current compensation and make a recommendation to our Compensation Committee on overall compensation structure and individual compensation levels for each executive officer, including themselves.
As discussed in greater detail throughout this CD&A, our Compensation Committee met numerous times during 2014 to review and discuss executive compensation matters with respect to 2014. Our Compensation Committee generally intends to target approximately the market 50th percentile for base salary and total direct compensation within our peer group and to structure our annual cash and long-term incentives to provide our executive officers with an opportunity to earn up to a maximum of approximately the market 75th percentile for total direct compensation, in recognition of exceptional Company and individual performance. To date, we have not paid the maximum possible bonus which would be necessary to achieve total direct compensation near the 75th percentile, to any executive officer in any year since our initial public offering.
Although our Compensation Committee reviews survey information as a frame of reference, ultimately the compensation decisions are qualitative, not quantitative, and take into consideration in material part factors such as the age of the data in the survey, the particular officer’s contribution to our financial performance and condition, as well as such officer’s qualifications, skills, experience and responsibilities. Our Compensation Committee considers outside factors as well, such as industry shortages of qualified employees for such positions, recent experience in the marketplace, and the elapsed time between the surveys used and when compensation decisions are made. In light of these qualitative and other considerations, the base salary and total direct compensation of a particular officer may be greater or less than the market 50th percentile and total potential direct compensation may be greater or less than the market 75th percentile and, in any event, our

Compensation Committee recognizes that the compensation of certain of our executive officers whose base salary and total direct compensation are currently less than the market 50th percentile may continue to build to these targeted levels.
Our Compensation Committee reviews our executive compensation program on an annual basis. During the last quarter of 2013, our Compensation Committee reviewed recommendations regarding changes to 2014 executive compensation and, following consultation with management, in December 2013, our Compensation Committee and our Board of Directors approved certain changes to our executive compensation program for 2014 that are described in the following sections of this CD&A. Similarly, during the last quarter of 2014, our Compensation Committee reviewed preliminary recommendations regarding changes to 2015 executive compensation and met with management and other members of our Board of Directors to discuss these recommendations. In December 2014, our Compensation Committee and our Board of Directors approved certain changes to our executive compensation program for 2015 that are also discussed below under “--Elements of Our Compensation and Why We Pay Each Element.”
Benchmarking and Peer Group
2014 Peer Group. For 2014, members of our management team met with representatives from Longnecker & Associates (“Longnecker”), our compensation consultant, and our Compensation Committee in the fourth quarter of 2013 to select a group of companies that they consider a “peer group” for executive and director compensation analysis purposes. This peer group was then used for purposes of developing the recommendations presented to our Board of Directors for 2014 compensation packages for our executive officers and non-employee directors. The oil and gas companies that comprise this peer group were selected primarily because they (i) have similar annual revenue, assets, market capitalization or enterprise value as us and (ii) potentially compete with us for executive-level talent. In light of these considerations, it was determined that certain changes to the 2013 peer group were necessary in order to establish an appropriate peer group for 2014 as a result of the Company’s significant growth during 2013. In 2013, we grew our leasehold position in the Williston Basin by 46% through the acquisition of approximately 161,000 net acres; our revenue increased by $455.3 million, or 66%; and our net income increased by $74.6 million, or 49%.
The 2014 peer group for compensation purposes consisted of:

• Cabot Oil and Gas Corporation	• Kodiak Oil & Gas Corp.
• Cimarex Energy Co.	• Newfield Exploration Company
• Concho Resources Inc.	• QEP Resources Inc.
• Continental Resources, Inc.	• Rosetta Resources Inc.
• Energen Corporation	• SM Energy Co.
• Gulfport Energy Corp.	• Whiting Petroleum Corporation
• Halcon Resources Corp.	• WPX Energy, Inc.
Longnecker compiled compensation data for the peer group from a variety of sources, including proxy statements and other publicly filed documents. Longnecker also provided published survey compensation data from multiple sources. This compensation data was then used to compare the compensation of our Named Executive Officers to comparably titled persons at companies within our peer group and in the survey data, generally targeting base salaries and total direct compensation for our Named Executive Officers at the market 50th percentile of our peer group, and targeting annual cash and long-term incentives so that our Named Executive Officers will have the opportunity to realize in future years total direct compensation up to the market 75th percentile of our peer group based on company performance. For example, with respect to PSU awards, a Named Executive Officer may earn up to 200% of the initial PSUs granted, if, at the end of the performance period, the Company's Total Shareholder Return ("TSR") ranking among the PSU comparator group falls in the 75th percentile or above.
2015 Peer Group. Prior to the December 2014 meeting of our Compensation Committee, Longnecker worked with members of our management team and our Compensation Committee to adjust our peer group for 2015 so that the companies considered for compensation-setting purposes continue to be appropriate comparators based on the criteria described above. The 2015 peer group for executive and director compensation purposes consists of:

• Cabot Oil and Gas Corporation	• QEP Resources Inc.
• Cimarex Energy Co.	• Range Resources Corporation
• Concho Resources Inc.	• Rosetta Resources Inc.
• Denbury Resources Inc.	• SM Energy Co.
• Halcon Resources Corp.	• Whiting Petroleum Corporation
• Newfield Exploration Company	• WPX Energy, Inc.
In addition, for purposes of calculating the number of PSUs earned at the end of a Performance Cycle, we determine the Company's TSR ranking as compared to the TSR of a modified peer group that includes all of the above listed 2015 peer group companies and also Continental Resources, Inc. and EP Energy Corporation. We did not feel that it was appropriate to include these companies in our compensation peer group because (i) Continental Resources, Inc. has significantly higher annual revenue, assets, market capitalization and enterprise value than the Company, and (ii) the compensation information available for EP Energy Corp. includes awards and provisions specifically related to the Company's recent initial public offering. However, with respect to evaluating our TSR performance as compared to our peers, we believe the TSR of both companies will provide relevant data.
For subsequent years, our Compensation Committee will review and re-determine on an annual basis the composition of our peer group so that the peer group will continue to consist of oil and gas exploration and production companies (i) with annual revenue, assets, market capitalization or enterprise value (or other appropriate metrics) similar to us and (ii) which potentially compete with us for executive-level talent.
Role of the Compensation Consultant. Our Compensation Committee’s charter grants the Committee the sole authority to retain, at our expense, outside consultants or experts to assist it in its duties. For 2014, our Compensation Committee engaged Longnecker to advise it with respect to executive compensation matters, including development of the annual compensation peer group and an annual review and evaluation of our executive and director compensation packages generally, based on, among other things, survey data and information regarding general trends. Representatives from Longnecker periodically meet with our Compensation Committee throughout the year and advise our Compensation Committee with regard to general trends in director and executive compensation, including (i) competitive benchmarking; (ii) incentive plan design; (iii) peer group selection; and (iv) other matters relating to executive compensation. In addition, Longnecker provides our Compensation Committee and management with survey compensation data regarding our compensation peer group for each fiscal year. As discussed above under “Meetings and Committees of Directors—Compensation Committee,” the Compensation Committee has concluded that we do not have any conflicts of interest with Longnecker.
Elements of Our Compensation and Why We Pay Each Element
The compensation program for our Named Executive Officers is comprised of the following four elements:

•	base salary;

•	annual performance-based cash incentive awards;

•	long-term equity-based compensation (including restricted stock awards and PSUs; and

•	other employee benefits.
Base Salary. Base salary is the fixed annual compensation we pay to each Named Executive Officer for performing specific job responsibilities. It represents the minimum income a Named Executive Officer may receive in any year. We pay each Named Executive Officer a base salary in order to:

•	recognize each executive officer’s unique value and contributions to our success in light of salary norms in the industry and the general marketplace;

•	remain competitive for executive-level talent within our industry;

•	provide executives with sufficient, regularly-paid income; and

•	reflect position and level of responsibility.
In setting annual base salary amounts, our Compensation Committee intends to generally target by position the market 50th percentile of our peer group, although the Compensation Committee also takes into consideration factors such as the particular officer’s contribution to our financial performance and condition, as well as the officer’s qualifications, skills, experience and responsibilities.
2014 Base Salary. Our Compensation Committee reviewed data provided by Longnecker with respect to our 2014 compensation peer group and, at its December 2013 meeting, approved certain changes to the base salaries of our Named Executive Officers for fiscal year 2014. In order to provide our Named Executive Officers with targeted levels of base salary and total compensation opportunities for 2014 relative to our 2014 peer group, as well as to motivate and retain our executive talent and further align their interests with those of our stockholders, we increased the base salary rates of our Named Executive Officers for 2014. These increased base salaries reflect changes to our peer group composition as a result of the Company’s significant growth from 2013 to 2014. In particular, we grew our leasehold position in the Williston Basin by 46% through the acquisition of approximately 161,000 net acres; our revenue increased by $455.3 million, or 66%; and our net income increased by $74.6 million, or 49%. For 2014, (i) Mr. Nusz’s annual base salary was increased from $660,000 to $820,000; (ii) Mr. Reid’s annual base salary was increased from $450,000 to $500,000; (iii) Mr. Lou’s annual base salary was increased from $350,000 to $420,000; (iv) Mr. Lorentzatos’ annual base salary was increased from $300,000 to $360,000; and (v) Mr. Mace’s annual base salary was increased from $275,000 to $285,000. In light of Mr. Mace’s additional responsibilities in a variety of areas throughout our organization, Mr. Mace’s base salary for 2014 remained above the market 50th percentile of base salaries for other chief accounting officers at companies within our 2014 compensation peer group. The following table shows how the 2014 base salary rate of each Named Executive Officer compares to the base salary rates of similarly situated officers at the market 50th percentile of our peer group:

	2014 Base Salary(1)	50th Percentile of 2014 Peer Group	Percentage of 50th Percentile
Thomas B. Nusz	$820,000	$820,688	100%
Taylor L. Reid	$500,000	$497,643	100%
Michael H. Lou	$420,000	$419,702	100%
Nickolas J. Lorentzatos	$360,000	$389,216	92%
Roy W. Mace	$285,000	$248,080	115%
______________
(1) Base salary increases were effective March 1, 2014, except with respect to Mr. Reid and Mr. Lorentzatos, whose base salary increases were effective January 1, 2014 to correspond with their promotions to President and Chief Operating Officer and to Executive Vice President, General Counsel and Corporate Secretary, respectively.
2015 Base Salary. At its December 2014 meeting, our Compensation Committee reviewed data with respect to our 2015 compensation peer group, but due to industry conditions, management did not recommend, and the Compensation Committee did not approve, an increase in the base salary of any of our Named Executive Officers for fiscal year 2015. As such, the 2015 base salaries of our Named Executive Officers were generally below the market 50th percentile for base salary rates for officers with like positions in our peer group, as shown below:

	2015 Base Salary	50th Percentile of 2015 Peer Group	Percentage of 50th Percentile
Thomas B. Nusz	$820,000	$889,578	92%
Taylor L. Reid	$500,000	$517,168	97%
Michael H. Lou	$420,000	$452,329	93%
Nickolas J. Lorentzatos	$360,000	$376,796	96%
Roy W. Mace	$285,000	$236,027	121%
Conservative Philosophy. Our Compensation Committee strives to compensate our Named Executive Officers competitively within our peer group; however, as evidenced by the table above, the Compensation Committee may compensate our Named Executive Officers below the 50th percentile of our peer group when conditions warrant. In fact, even during a period of growth in the three years following our initial public offering, many of our executive officers were compensated well below the peer group 50th percentile. For example, from 2010 to 2012, the base salaries of Messrs. Nusz and Reid averaged approximately 80% and 94%, respectively, of the 50th percentile for our respective peer groups. In 2012, the target total compensation of Messrs. Nusz and Reid was set at approximately 80% and 84%, respectively, of the 50th percentile for our 2012 peer group.

Annual Performance-Based Cash Incentive Awards. We have historically utilized, and expect to continue to utilize, performance-based annual cash incentive awards to reward achievement of specified performance goals for the Company as a whole with a time horizon of one year or less. We include an annual performance-based cash incentive award as part of our compensation program because we believe this element of compensation helps to:
•motivate management to achieve key annual corporate objectives, and
•align executives’ interests with our stockholders’ interests.
Performance Goals and Targets. Our annual cash performance incentive program for our Named Executive Officers is governed by our Amended and Restated 2010 Annual Incentive Compensation Plan (the “Incentive Plan”). For 2014, the annual performance incentive metrics included most of the same metrics that we utilized for the 2013 fiscal year, such as reserve growth and efficiency, cost structure (operating costs and general and administrative expenses), and specified milestones relating to our short- and long-term strategic objectives, including the successful execution of our business plan, securing capital, development and management of our project inventory and organizational improvements. In addition, we evaluated overall production and Adjusted EBITDA, and also considered these two metrics on a per share basis, because we believe these are good indicators of performance for public companies within our industry. Further, certain broad categories such as “reserve growth and efficiency” and “cost structure” also included specific, quantifiable metrics to be consistent with the remaining categories.
Our performance goals serve as guidelines for our Compensation Committee to utilize throughout the year to ensure that our goals and targets will ultimately reflect our true performance. The performance goals are only one factor utilized by our Compensation Committee, alongside a number of other subjective features, such as extenuating market circumstances, individual performance and safety performance, when determining actual amounts of awards. Our Compensation Committee retains the ability to apply discretion to awards based on extenuating market circumstances or individual performance and to modify amounts based on safety performance.
If we achieve the target performance metric, the cash incentive awards are expected to be paid at target levels. In order to create additional incentive for exceptional company performance based on the metrics described above and the discretion of our Compensation Committee, awards can be up to a maximum percentage of the base salary designated for each Named Executive Officer, but it is not expected that payment at this level would occur in most years, and to date, we have not awarded cash incentives at the maximum percentage for any Named Executive Officer in any year since our initial public offering. For 2014, the target award to Mr. Nusz was set at 120% of 2014 base salary and could range from 60% to 240% of 2014 base salary, depending on performance relative to specified performance metrics and subject to the discretion of our Compensation Committee. In the case of Mr. Reid, the target award was set at 100% of 2014 base salary and could range from 50% to 200%. Target awards for Messrs. Lou and Lorentzatos were set at 80% of their respective 2014 base salary amounts and could range from 40% to 160% of 2014 base salary. The target award for Mr. Mace was set at 60% of 2014 base salary and could range between 30% and 120% of 2014 base salary. As a result of company performance attained in 2014, each Named Executive Officer was awarded 70% of his target bonus amount.
2014 Awards. We set threshold, target and maximum levels for the performance metrics to serve as a guideline for determining the actual bonus amounts earned by our Named Executive Officers for 2014. In general, for our Named Executive Officers, our Board of Directors attempts to set performance objectives such that there will be approximately a 90% probability of achieving the threshold performance metrics, a 60% probability of achieving the target performance metrics and a 20% probability of achieving the maximum performance metrics. In setting the performance incentive metrics for 2014, our Board of Directors considered the extent to which targets were met in prior years and set objectives for 2014 that more closely approximated an 80% probability of achieving the threshold performance metrics, a 40% probability of achieving the target performance metrics and a 20% probability of achieving the maximum performance metrics, and thus increasing the difficulty of reaching the threshold and target performance metrics.
At the end of 2014, our Compensation Committee reviewed our performance for 2014, along with the other subjective factors discussed above, with members of management and our full Board of Directors to determine the cash incentive award amounts to be awarded to our Named Executive Officers with respect to 2014. In general, the actual results we attained with respect to the Company performance metrics for 2014 were below our targeted performance goals. As a result of company performance attained in 2014, each Named Executive Officer was awarded 70% of his target bonus amount. Specifically, the Named Executive Officers received the following bonus amounts, which are included in the “Bonus” column of the “Summary Compensation Table” for 2014: (i) Mr. Nusz—$688,800; (ii) Mr. Reid—$350,000; (iii) Mr. Lou—$235,200; (iv) Mr. Lorentzatos—$201,600; and (v) Mr. Mace—$119,700.

2015 Awards. With respect to annual incentive awards for 2015, our Compensation Committee has adopted similar metrics as those applicable to the 2014 incentive awards. On a going forward basis, our Compensation Committee will determine appropriate methods of evaluating our Company’s achievement relative to various performance metrics and will determine if the current categories and associated metrics should be adjusted for future fiscal years, including making adjustments to the performance metrics and goals, along with the award process generally, in order that future annual incentive awards may qualify as “performance-based compensation” under Section 162(m) of the Internal Revenue Code. See “—Accounting and Tax Considerations” below for more information. The percentage used to determine the target bonus opportunity for Mr. Lou for 2015 has been increased to 100% of base salary, with corresponding adjustments to his threshold and maximum bonus opportunity percentages, in order to provide him with an opportunity to receive total direct compensation that is more competitive with that received by similarly situated officers at companies in our 2015 compensation peer group. The percentages used to determine the target bonus opportunities for the other Named Executive Officers remain the same for 2015 as they were in 2014.
Long-Term Equity-Based Incentives. We believe a formal long-term equity incentive program is essential and consistent with the compensation programs of the companies in our peer group. We maintain the Amended and Restated 2010 Long-Term Incentive Plan ("LTIP"), which permits the grant of our stock, options, restricted stock, restricted stock units, phantom stock, stock appreciation rights and other awards, any of which may be designated as performance awards or be made subject to other conditions, to our Named Executive Officers and other eligible employees. We believe that long-term equity-based incentive compensation is an important component of our overall compensation program because it:
•balances short and long-term objectives;
•aligns our executives’ interests with the long-term interests of our stockholders;
•rewards long-term performance relative to industry peers;
•makes our compensation program competitive from a total remuneration standpoint;
•encourages executive retention; and
•gives executives the opportunity to share in our long-term value creation.
Our Compensation Committee has the authority under the LTIP to award incentive equity compensation to our executive officers in such amounts and on such terms as the Committee determines appropriate in its sole discretion. Prior to 2012, our long-term equity-based incentive compensation program consisted solely of restricted stock awards; however, since 2012, our Compensation Committee granted both restricted stock awards and PSUs to our Named Executive Officers and key employees. For 2014, the Compensation Committee made annual awards of restricted stock and PSUs to our Named Executive Officers and also made a discretionary grant of restricted stock to Messrs. Reid and Lorentzatos in recognition of their promotions ("Promotion Awards"), each of which are described in greater detail below. The Compensation Committee may determine in the future that different and/or additional award types are appropriate. For additional information regarding the LTIP, please see "Item 4—Approval of the First Amendment to the LTIP to Increase the Maximum Number of Shares by 1,350,000 Shares."
We believe restricted stock awards and PSUs effectively align the interests of our executive officers with the interests of our stockholders on a long-term basis and have retentive attributes. PSUs also have an additional performance-based component that compares our stock price performance with that of our peer companies. For 2014, our Compensation Committee made annual awards of restricted stock and PSUs to our Named Executive Officers with an aggregate value at the time of grant equal to a specified percentage of the individual’s base salary for the year. Currently, our Named Executive Officers receive 50% of their total annual equity-based incentive compensation in the form of restricted stock awards (not including the Promotion Awards) and 50% of their total annual equity-based incentive compensation in the form of PSUs, valued based on the aggregate value of the shares subject to such awards at the date of grant (in the case of PSUs, based on the initial number of PSUs subject to the award). We believe this combination of long-term equity awards appropriately provides incentives that capture absolute total return performance of our common stock as well as awards that also capture variable performance relative to the performance of other oil and gas companies.
2014 Restricted Stock Awards. At its December 2013 meeting, the Compensation Committee approved annual restricted stock awards to our Named Executive Officers. These awards will vest over a three-year period, provided the award recipient remains continuously employed through the applicable vesting dates. The first 1/3 tranche vested on February 14, 2015, the second 1/3 tranche will vest on February 14, 2016, and the final 1/3 tranche will vest on February 14, 2017, in each case, subject to the award recipient’s continued employment. The vesting of these awards will accelerate in full if the award recipient’s employment is terminated due to either death or disability, and the awards are subject to the accelerated vesting provisions contained in any existing employment agreement or in our Amended and Restated Executive Change in Control and Severance Benefit Plan, to the extent an award recipient participates in the plan. These accelerated vesting provisions are described in greater detail below in the section entitled “--Potential Payments upon Termination or Change in Control.” While a Named Executive Officer holds unvested restricted shares, he is entitled to all the rights of ownership with respect to the shares, including the right to vote the shares and to receive dividends thereon, which dividends must be paid within 30 days of the date dividends are distributed to our stockholders generally. The annual restricted stock awards were granted to our Named Executive Officers on February 14, 2014 in the following amounts:

Named Executive Officer	2014 Annual Restricted Stock Grant
Thomas B. Nusz	79,390
Taylor L. Reid	39,460
Michael H. Lou	24,210
Nickolas J. Lorentzatos	19,790
Roy W. Mace	13,190
2014 Performance Share Units. The Compensation Committee also approved at its December 2013 meeting annual grants of PSUs to the Named Executive Officers. The PSUs are awards of restricted stock units, with each PSU that becomes earned representing the right to receive one share of our common stock. The initial number of PSUs awarded was determined by dividing the dollar value of each Named Executive Officer’s percentage of base salary listed above by the volume weighted average price of our common stock over the 30 day period preceding the date of grant. The initial number of PSUs granted to each Named Executive Officer on the February 14, 2014 grant date is as follows:

Named Executive Officer	2014 Annual PSU Grant
Thomas B. Nusz	48,290
Taylor L. Reid	23,560
Michael H. Lou	14,840
Nickolas J. Lorentzatos	12,720
Roy W. Mace	6,710
The PSUs are subject to a designated initial three-year performance period beginning on February 14, 2014 and ending on February 13, 2017. The number of PSUs eligible to be earned is subject to a market condition, which is based on a comparison of the total shareholder return (“TSR”) achieved with respect to shares of our common stock against the TSR achieved by each company in the PSU comparator group, which consists of the following:

• Cabot Oil and Gas Corporation	• Newfield Exploration Company
• Cimarex Energy Co.	• QEP Resources Inc.
• Concho Resources Inc.	• Rosetta Resources Inc.
• Continental Resources, Inc.	• SM Energy Co.
• Energen Corporation	• Whiting Petroleum Corporation
• Gulfport Energy Corp.	• WPX Energy, Inc.
• Halcon Resources Corp.	• the Standard & Poor’s Oil & Gas Exploration & Production Select Industry Index, weighted as a single company
Kodiak Oil & Gas Corp. ("Kodiak") was originally included in the comparator group; however, it was acquired by Whiting Petroleum Corporation on December 8, 2014. Therefore, pursuant to the terms of the Notice of Award, Kodiak will not be considered for purposes of calculating the Company's TSR ranking at the end of the Performance Cycle.

Depending on the relative TSR achieved by us, a Named Executive Officer may earn between 0% and 200% of the initial PSUs granted. Specifically, the number of earned PSUs will be calculated based on which quartile our TSR percentage falls as of the end of the performance period relative to the other companies in the PSU comparator group as follows:

Quartile Ranking (Percentile Range)	Percentage of Initial Performance Units Earned
75th percentile or above	200%
50th to 75th percentile	125%
25th to 50th percentile	75%
Less than 25th percentile	—%
If less than 200% of the initial PSUs granted are earned at the end of the initial performance period, then the performance period will be extended for an additional year and the award recipient will have the opportunity to earn up to an aggregate of 200% of the initial PSUs granted based on our relative TSR over the extended four-year performance period. A Named Executive Officer generally must remain employed during the entirety of the performance period (or extended performance period, if applicable) to earn the PSUs, although certain accelerated vesting provisions apply in the case of certain events, such as a change in control and certain specified terminations of employment. See “—Potential Payments upon Termination and Change in Control” for additional information regarding these provisions. With respect to each PSU held by a Named Executive Officer (up to the maximum number of PSUs), we will credit an account with an amount equal to any cash dividends paid on one share of stock. Amounts credited to the account will be paid at the same time and on the same terms and conditions applicable to the PSUs, but only with respect to PSUs that become earned.
Promotion Awards. In addition to the annual grants described above, at its December 2013 meeting, the Compensation Committee made grants of restricted stock to Messrs. Reid and Lorentzatos in recognition of their promotions to President and Chief Operating Officer and Executive Vice President, General Counsel and Corporate Secretary, respectively. Effective January 15, 2014, the following grants were made: (i) Mr. Reid—15,250 restricted shares and (ii) Mr. Lorentzatos—8,230 restricted shares. These awards vest over three years, and are subject to the same accelerated vesting provisions described above for the annual restricted stock grants. The first 1/3 tranche of the awards vested on January 15, 2015, the second 1/3 tranche will vest on January 15, 2016, and the final 1/3 tranche will vest on January 15, 2017.
2015 LTIP Awards. At its December 2014 meeting, the Compensation Committee again approved annual restricted stock awards and annual grants of PSUs to our Named Executive Officers, which were granted to our Named Executive Officers on January 15, 2015. The restricted stock awards will vest ratably over a three year period, subject to the same accelerated vesting terms as the prior annual restricted stock awards. The number of shares of restricted stock and the initial number of PSUs granted to each Named Executive Officer is as follows:

Named Executive Officer	2015 Annual Restricted Stock Grant (Shares)	2015 Annual PSU Grant (PSUs)
Thomas B. Nusz	110,220	132,260
Taylor L. Reid	53,760	53,760
Michael H. Lou	45,160	45,160
Nickolas J. Lorentzatos	29,030	29,030
Roy W. Mace	15,320	15,320
The number of shares awarded to each Named Executive Officer pursuant to the restricted stock and PSU grants was determined based on target percentages of base salary. See "--How Elements of Our Compensation Program are Related to Each Other." However, because actual results attained with respect to Company performance metrics for 2014 were below our targeted performance goals, our Compensation Committee approved awards to our Named Executive Officers at 70% of each such base salary percentage.
Employee Benefits. In addition to the elements of compensation previously discussed in this section, our Named Executive Officers are eligible for the same health, welfare and other employee benefits as are available to all our employees generally, which include medical and dental insurance, short and long-term disability insurance, a health and/or professional club subsidy and a 401(k) plan with a dollar-for-dollar match on the first 6% of eligible employee compensation contributed to the plan. In addition, the 401(k) plan permits the Board of Directors, in its discretion, to make an employer contribution for a plan year equal to a uniform percentage of eligible compensation for each active participant in the plan, including our Named Executive Officers, subject to applicable IRS limitations. While the Board of Directors has made such contributions in prior years, the Board determined not to make such a contribution in 2015 in consideration of the Company's 2014 actual results as compared to the Company's performance goals. We do not sponsor any defined benefit pension plan or nonqualified deferred compensation arrangements at this time.
The general benefits offered to all employees (and thus to our Named Executive Officers) are reviewed by our Compensation Committee each year. Currently, we provide our Named Executive Officers with limited perquisites, including certain parking and transportation benefits and payment of health club dues, which for 2014 did not exceed $10,000 in the aggregate for any individual Named Executive Officer. Benefits offered only to Named Executive Officers are reviewed by our Compensation Committee in conjunction with its annual review of executive officer compensation.
How Elements of Our Compensation Program are Related to Each Other
We view the various components of compensation as distinct but related, and we emphasize “pay for performance” by structuring our program so that a significant portion of our executives' total compensation is "at risk" and tied to the Company's long- and short-term financial and strategic goals. Our compensation philosophy is to foster entrepreneurship at all levels of the Company by awarding long-term equity-based incentives, currently in the form of restricted stock and PSUs, as a significant and integral component of executive compensation. We determine the appropriate level for each compensation component based in part, but not exclusively, on our view of internal equity and consistency, and other considerations we deem relevant, such as rewarding extraordinary performance. We have not adopted any formal or informal policies or guidelines for allocating compensation between long-term and currently paid out compensation, between cash and non-cash compensation, or among different forms of non-cash compensation. However, we believe that our compensation packages are representative of an appropriate mix of compensation elements, and we anticipate that we will continue to utilize a similar, though not identical, mix of compensation in future years. The approximate allocation of compensation elements in the 2015 compensation structure, approved for each Named Executive Officer by the Compensation Committee in December 2014, is as follows (percentages are based on each Named Executive Officer’s current base salary, and target amounts of compensation with respect to annual cash incentive bonus awards and long-term equity-based incentive awards):

	Thomas B. Nusz	Taylor L. Reid	Michael H. Lou	Nickolas J. Lorentzatos	Roy W. Mace
Base Salary	13%	17%	17%	21%	26%
Annual Cash Incentive Bonus	16%	17%	17%	17%	16%
Restricted Stock Awards	32%	33%	33%	31%	32%
PSUs	39%	33%	33%	31%	26%
Total	100%	100%	100%	100%	100%
The Compensation Committee established the base salary of our Named Executive Officers for fiscal year 2015 at its meeting in December 2014. Due to industry conditions, management did not recommend, and the Compensation Committee did not approve, an increase in the base salary of any of our Named Executive Officers for fiscal year 2015 over 2014 levels, see "--Elements of Our Compensation Program and Why We Pay Each Element--Base Salary--2014 Base Salary" above. Similarly, for restricted stock and PSU awards, which were made in January 2015, our Compensation Committee approved awards to our Named Executive Officers at 70% of each such base salary percentage for 2015 because actual results attained with respect to Company performance metrics for 2014 were below our targeted performance goals, see "--Elements of Our Compensation Program and Why We Pay Each Element--Long-Term Equity-Based Incentives--2015 LTIP Awards" above. Any annual cash bonus earned for 2015 will be paid in early 2016.
Employment Agreements
During 2014, we had employment agreements in effect with Messrs. Nusz, Reid, Lou and Lorentzatos. These employment agreements are designed to ensure an individual understanding of how the employment relationship may be extended or terminated, the compensation and benefits that we provide during the term of employment and the obligations each party has in the event of termination of the officer’s employment. In consultation with our compensation consultant, Longnecker, we determined that, due to the historical roles they have played in our success and growth, Messrs. Nusz and Reid are critical to the ongoing stability and development of the business and, therefore, entering into employment agreements with these individuals was advisable. In addition, in light of Mr. Lou’s promotion to Executive Vice President and Chief Financial Officer in 2011 and Mr. Lorentzatos’s promotion to Executive Vice President, General Counsel and Corporate Secretary in 2014, we determined that it was in our best interest to enter into an employment agreement with each of these officers in recognition of their level of responsibility within our organization; however, we have not entered into employment agreements with any of our other employees, and we expect the remainder of our employees to remain "at will."
The term of each employment agreement ended on March 1, 2015, and, in January 1, 2015, the employment agreements were amended and restated, effective March 1, 2015, for a new three year term that ends on March 1, 2018. The amended and restated employment agreements may be renewed upon agreement between us and the executive prior to the end of the then-current term. None of the employment agreements with our Named Executive Officers contains an automatic extension provision. Other than the term extension, the changes made to the employment agreements were minimal and were primarily intended to reflect updated compensation levels and changes to applicable law.
The employment agreements provide for specified minimum annual base salary rates, which may be increased (but not decreased) by our Board of Directors in its discretion. The employment agreements also provide that the executives are eligible to receive annual performance-based bonuses each year during the employment term. Further, the employment agreements provide the executives with the opportunity to participate in the employee benefit arrangements offered to similarly situated executives and provide that they may periodically receive stock grants pursuant to our long-term incentive compensation plan.
The employment agreements provide for severance and change in control benefits to be paid to Messrs. Nusz, Reid, Lou and Lorentzatos under certain circumstances. The severance benefits are provided to reflect the fact that it may be difficult for executive officers to find comparable employment within a short period of time if they are involuntarily terminated. Change in control benefits are provided in order that the executives may objectively assess and pursue aggressively our interests and the interests of our stockholders with respect to a contemplated change in control, free from personal, financial and employment considerations. The employment agreements also impose certain non-compete, non-disclosure and similar obligations on the executives.
Amendments to 2015 Employment Agreements Related to Vesting of Equity Awards. On March 20, 2015, we entered into further amended and restated employment agreements with each of our Named Executive Officers (other than Mr. Mace, who does not have an employment agreement with us) in each case, to replace the officer's employment agreements that became effective as of March 1, 2015. The primary purpose of the amendments was to remove the provision in the employment agreements providing for the automatic single trigger vesting of unvested equity awards upon the occurrence of a "change in control" (as defined in the LTIP). This provision has been replaced with a double trigger vesting provision, in the event that certain terminations of employment occur within a two-year period following a "change in control," consistent with market practices.
The severance and change in control benefits and the post-termination obligations imposed on the executives are described in greater detail below. See “—Executive Compensation—Potential Payments Upon Termination and Change in Control.”
Severance and Change in Control Arrangements
As described above, the employment agreements provide certain benefits and compensation to Messrs. Nusz, Reid, Lou and Lorentzatos in the event of certain terminations from employment, including in connection with a change in control. These benefits are described in greater detail in the section below entitled “—Executive Compensation—Potential Payments Upon Termination and Change in Control.”
For executive officers and other key employees who do not have employment agreements with us, including Mr. Mace, we maintain the Amended and Restated Executive Change in Control and Severance Benefit Plan (the “Amended CIC Plan”) to provide severance and change in control benefits to participants. We believe that adoption of the Amended CIC Plan was appropriate because we believe that the interests of our stockholders are best served if we provide separation benefits to eliminate, or at least reduce, the reluctance of executive officers and other key employees to pursue potential corporate transactions that may be in the best interests of our stockholders, but that may have resulting adverse consequences to the employment situations of our executive officers and other key employees. Further, this plan ensures an understanding of what benefits are to be paid to participants in the event of termination of their employment in certain specified circumstances and/or upon the occurrence of a change in control. The payments and benefits provided under the Amended CIC Plan are subject to compliance with certain post-employment obligations regarding the use of confidential and/or proprietary information and limiting the ability of participants to compete with us or solicit our employees or customers. The payments and benefits offered under the Amended CIC Plan are described in greater detail under “—Executive Compensation—Potential Payments Upon Termination and Change in Control.”

Neither the employment agreements nor the Amended CIC Plan provides any potential tax gross-up payments if a covered executive receives golden parachute payments in connection with a change in control. Instead, these arrangements include provisions providing that the executive will be required to pay in full any excise taxes associated with any golden parachute payments received, unless reducing the payments to the executive within the Section 280G safe harbor amount would put the executive in a better net after-tax position.
Clawback Policy
To date, our Board of Directors has not adopted a formal clawback policy to recoup incentive based compensation upon the occurrence of a financial restatement, misconduct, or other specified events. However, restricted stock and PSU agreements covering grants made to our Named Executive Officers and other service providers in 2011 and later years do include language providing that the award may be cancelled and the award recipient may be required to reimburse us for any realized gains to the extent required by applicable law or any clawback policy that we adopt. In addition, the Amended LTIP and the Incentive Plan include provisions specifying that awards under those arrangements are subject to any clawback policy we adopt. Furthermore, the amended and restated employment agreements described in more detail under "—Employment Agreements" above contain a clawback provision that enables us to recoup any compensation that is deemed incentive compensation if required by any law, government regulation, stock exchange listing requirement, or Company policy adopted as required by such law, government regulation, or stock exchange listing requirement. Our Compensation Committee is currently evaluating the practical, administrative and other implications of implementing and enforcing a clawback policy, and intends to adopt a clawback policy in compliance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 once additional guidance is promulgated by the SEC.
Accounting and Tax Considerations
Under Section 162(m) of the Internal Revenue Code, there is a limitation on tax deductions of any publicly-held corporation for individual compensation to “covered employees” (within the meaning of Section 162(m) of the Internal Revenue Code) of such corporation exceeding $1,000,000 in any taxable year, unless the compensation meets certain requirements for qualified, “performance-based compensation.” Newly public companies generally are not subject to the deduction limitations of Section 162(m) of the Internal Revenue Code until the first meeting of stockholders occurring after the close of the third calendar year following the calendar year in which the Company’s initial public offering occurred. Therefore, we became subject to the limitations and requirements of Section 162(m) as of the 2014 Annual Meeting.
Our policy is to have compensation programs that recognize and reward performance that increases stockholder value and, to the extent consistent with this policy, to seek to maintain the favorable tax treatment of that compensation. We believe, however, that under some circumstances, such as to attract or retain key executives or to recognize outstanding performance, it is in our best interest and in the best interest of our stockholders to provide compensation to selected executives even if it is not deductible. At our 2014 Annual Meeting, our stockholders approved amended and restated versions of our LTIP and our Incentive Plan and the material terms of those plans so that we may grant qualified “performance-based compensation” under those arrangements, if determined by the Compensation Committee to be in our best interest and in the best interest of our stockholders. With respect to the share increase we are requesting at the 2015 Annual Meeting under our LTIP, stockholders are being asked to again approve the material terms of our LTIP for purposes of Section 162(m) of the Internal Revenue Code. Please see “Item 5—Approval of the Material Terms of the LTIP for Purposes of Complying with the Requirements of Section 162(m) of the Internal Revenue Code” for additional information.
If an executive is entitled to nonqualified deferred compensation benefits that are subject to Section 409A of the Internal Revenue Code, and such compensation does not comply with Section 409A, then the benefits are taxable in the first year they are not subject to a substantial risk of forfeiture and are subject to certain additional adverse tax consequences. We intend to design any such arrangements with our Named Executive Officers and other service providers to be exempt from, or to comply with, Section 409A.
All equity awards to our employees, including our Named Executive Officers, and to our directors will be granted and reflected in our consolidated financial statements, based upon the applicable accounting guidance, at fair market value on the grant date in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”), Topic 718, “Compensation—Stock Compensation.”

Executive Compensation
Summary Compensation Table
The following table shows information concerning the annual compensation for services provided to us by our Named Executive Officers during the fiscal years ended December 31, 2012, 2013, and 2014.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	All Other Compensation ($)(4)	Total ($)
Thomas B. Nusz	2014	$793,333	$688,800	$5,384,281	$36,317	$6,902,731
Chairman and	2013	$625,000	$1,188,000	$2,926,994	$24,408	$4,764,402
Chief Executive Officer	2012	$429,167	$810,000	$3,954,211	$69,608	$5,262,986

Taylor L. Reid	2014	$500,000	$350,000	$3,324,952	$19,608	$4,194,560
President and	2013	$433,333	$540,000	$1,510,082	$24,408	$2,507,823
Chief Operating Officer	2012	$337,500	$420,000	$2,340,112	$25,839	$3,123,451

Michael H. Lou	2014	$408,333	$235,200	$1,774,041	$23,363	$2,440,937
Executive Vice President and Chief Financial Officer	2013	$345,000	$420,000	$1,183,404	$25,008	$1,973,412
	2012	$312,500	$384,000	$2,034,632	$24,658	$2,755,790

Nickolas J. Lorentzatos	2014	$360,000	$201,600	$1,730,699	$25,701	$2,318,000
Executive Vice President, General Counsel and Corporate Secretary	2013	$293,333	$270,000	$639,916	$25,008	$1,228,257
	2012	$250,000	$234,000	$1,259,780	$23,649	$1,767,429

Roy W. Mace	2014	$283,333	$119,700	$839,790	$18,818	$1,261,641
Senior Vice President and	2013	$272,500	$247,500	$586,671	$23,214	$1,129,885
Chief Accounting Officer	2012	$250,000	$234,000	$1,023,478	$22,895	$1,530,373
  __________________

(1)
Reflects the base salary earned by each Named Executive Officer during fiscal year 2014. Base salary increases for 2014 were effective March 1, 2014, except for Messrs. Reid and Lorentzatos, whose new base salary rates went into effect January 1, 2014 in connection with their respective promotions.

(2)
Reflects amounts paid for services provided in fiscal year 2014 as annual performance-based cash bonus awards pursuant to the Incentive Plan. The bonus amounts reported above were paid in February 2015.

(3)
Reflects the aggregate grant date fair value of restricted stock awards and PSUs granted under our LTIP in fiscal year 2014, computed in accordance with FASB ASC Topic 718, and does not reflect the actual value that may be realized by the executive. See Note 12 to our consolidated financial statements on Form 10-K for the year ended December 31, 2014 for additional detail regarding assumptions underlying the value of these equity awards. The grant date fair value for restricted stock awards is based on the closing price of our common stock on February 14, 2014, the grant date for those awards, which was $42.45 per share. The compensation expense amounts included for the PSUs granted on February 14, 2014 were calculated based on the initial number of PSUs granted at a grant date fair value price per unit of $41.71, which is consistent with the probability of achieving the applicable performance objectives and the estimate of aggregate compensation cost to be recognized over the performance period of the awards as of the grant date in accordance with FASB ASC Topic 718. The grant date fair value price of the PSUs was determined using a Monte Carlo simulation model, which resulted in an expected percentage of PSUs earned of 98%, and was applied to the closing price of our common stock on the date of grant of $42.45. Messrs. Reid and Lorenzatos, in connection with their promotions, were also granted Promotion Awards in the form of restricted stock on January 15, 2014. The grant date fair value for these awards is based on the closing price of our common stock on January 15, 2014, which was $43.75 per share.

(4)	The following items are reported in the “All Other Compensation” column for fiscal year 2014:

Name	Health Club Dues	Parking	401(k) Plan Match	Tax Reimbursement (a)	Total
Thomas B. Nusz	—	$4,008	$15,600	$16,709	$36,317
Taylor L. Reid	—	$4,008	$15,600	—	$19,608
Michael H. Lou	—	$4,008	$15,600	$3,755	$23,363
Nickolas J. Lorentzatos	$600	$4,008	$15,600	$5,493	$25,701
Roy W. Mace	$600	$2,618	$15,600	—	$18,818
 __________________

(a)
For Messrs. Nusz, Lou and Lorentzatos, represents tax payments made in respect of imputed income for persons accompanying executives on a Company-contracted aircraft for business travel purposes. No incremental cost was incurred by the Company for such travel. The Company does not allow Company-contracted aircraft to be used for personal travel; however, in limited circumstances, we have permitted an executive’s family member to accompany the executive on a flight when the executive is traveling for business.

Grants of Plan-Based Awards
The following table sets forth information concerning grants of plan-based awards to each of our Named Executive Officers under the LTIP during fiscal year 2014.

Name	Grant Date	Date of Compensation Committee Action (if different from Grant Date)	Estimated Future Payouts Under Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	Grant Date Fair Value of Stock Awards ($)(3)
			Threshold	Target	Maximum
Thomas B. Nusz	2/14/2014	12/9/2013				79,390	$3,370,105
	2/14/2014	12/9/2013	36,218	60,363	96,580		$2,014,176
Taylor L. Reid	2/14/2014	12/9/2013				39,460	$1,675,077
	1/15/2014	12/9/2013				15,250	$667,187
	2/14/2014	12/9/2013	17,670	29,450	47,120		$982,688
Michael H. Lou	2/14/2014	12/9/2013				27,210	$1,155,065
	2/14/2014	12/9/2013	11,130	18,550	29,680		$618,976
Nickolas J. Lorentzatos	2/14/2014	12/9/2013				19,790	$840,085
	1/15/2014	12/9/2013				8,230	$360,063
	2/14/2014	12/9/2013	9,540	15,900	25,440		$530,551
Roy W. Mace	2/14/2014	12/9/2013				13,190	$559,916
	2/14/2014	12/9/2013	5,033	8,388	13,420		$279,874
   __________________

(1)
Reflects PSUs granted under our LTIP in 2014. Amounts reported (a) in the “Threshold” column reflect 75% of the initial number of PSUs granted in 2014, which is the minimum amount payable under the PSU awards (assuming a relative TSR in the 25th to 50th percentile), (b) in the “Target” column reflect 125% of the initial number of PSUs granted in 2014, which is the target amount payable under the PSU awards (assuming a relative TSR in the 50th to 75th percentile), and (c) in the “Maximum” column reflect 200% of the initial number of PSUs granted in 2014, which is the maximum amount that may be earned pursuant to the awards (assuming a relative TSR at the 75th percentile or above). If relative TSR is below the 25th percentile, then 0% of the initial number of PSUs granted in 2014 will be earned. The number of our common shares actually received by the executive at the end of the initial performance period (or the extended performance period, if applicable) may vary from the initial number, based on our relative TSR as compared to the TSR of the other peer group companies. The PSUs are subject to a designated initial three-year performance period beginning on February 14, 2014 and ending on February 14, 2017. Performance targets and target awards are described under “—Compensation Discussion and Analysis—Elements of Our Compensation and Why We Pay Each Element—Long-Term Equity-Based Incentives.”

(2)
Reflects restricted stock awards granted under our LTIP in 2014, including the Promotion Awards. These awards will vest over a three-year period. The first 1/3 tranche vested on February 14, 2015, the second 1/3 tranche will vest on February 14, 2016, and the final 1/3 tranche will vest on February 14, 2017.

(3)
Reflects the aggregate grant date fair value of restricted stock awards and PSUs granted under our LTIP in fiscal year 2014, computed in accordance with FASB ASC Topic 718. The grant date fair value for restricted stock awards is based on the closing price of our common stock on the February 14, 2014 grant date, which was $42.45 per share and the January 15, 2014 grant date (for the Promotion Awards), which was $43.75 per share. With respect to the PSUs granted on February 14, 2014, the compensation expense amounts included were calculated based on the initial number of PSUs granted at a grant date fair value price per unit of $41.71, which is consistent with the probability of achieving the applicable performance objectives and the estimate of aggregate compensation cost to be recognized over the performance period of the awards as of the grant date in accordance with FASB ASC Topic 718. The grant date fair value price of the PSUs was determined using a Monte Carlo simulation model, which resulted in an expected percentage of PSUs earned of 98%, and was applied to the closing price of our common stock on the date of grant of $42.45.

Outstanding Equity Awards at Fiscal Year End
The following table sets forth information concerning outstanding equity awards held by each of our Named Executive Officers as of December 31, 2014.

	Stock Awards
	Restricted Stock Awards		PSUs
Name	Number of Shares of Stock That Have Not Vested(1)	Market Value of Shares of Stock That Have Not Vested(2)	Equity Incentive Plan Awards: Number of Unearned Shares that Have Not Vested(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares that Have Not Vested(4)
Thomas B. Nusz	178,863	$2,958,394	106,358	$1,759,161
Taylor L. Reid	112,157	$1,855,077	56,653	$937,041
Michael H. Lou	76,224	$1,260,745	44,920	$742,977
Nickolas J. Lorentzatos	55,400	$916,316	28,145	$465,518
Roy W. Mace	37,060	$612,972	23,135	$382,653
  __________________

(1)	Includes the following outstanding restricted stock awards held by our Named Executive Officers:

Name	2012 Annual Award (a)	One-Time Retention Grant (b)	2012 DiscretionaryGrants (c)	2013 Annual Award (d)	2013 Discretionary Grants (e)	2014 Annual Award (f)	Promotion Awards (g)	Total
Thomas B. Nusz	9,613	64,400	—	23,493	1,967	79,390	—	178,863
Taylor L. Reid	5,607	38,580	—	12,013	1,247	39,460	15,250	112,157
Michael H. Lou	4,407	34,140	—	9,340	1,127	27,210	—	76,224
Nickolas J. Lorentzatos	2,137	17,820	2,083	5,340	—	19,790	8,230	55,400
Roy W. Mace	2,137	16,840	—	4,893	—	13,190	—	37,060

(a)
The shares subject to the 2012 Annual Award vest in three substantially equal annual installments. The first 1/3 tranche vested on December 14, 2012 (due to accelerated vesting approved by the Compensation Committee at its December 2012 meeting). The second tranche vested on February 15, 2014 and the final tranche vested on February 15, 2015. The accelerated vesting provisions applicable to these awards are described below under “—Potential Payments upon Termination or Change in Control.”

(b)
The shares subject to the One-Time Retention Grant vest in full on the earlier to occur of a change in control or the Named Executive Officer’s termination of employment due to death or disability, by us without cause, by the executive for good reason, or upon retirement (upon attaining age 60 and continuous employment from the date of grant until the three year anniversary of the award).

(c)
For Mr. Lorentzatos, reflects shares granted to him on March 1, 2012 in recognition of his achievements and contributions to us, which vest in three substantially equal annual installments. The first 1/3 tranche vested on December 14, 2012 (due to accelerated vesting approved by the Compensation Committee at its December 2012 meeting). The second tranche vested on March 1, 2014 and the final tranche vested on March 1, 2015. The accelerated vesting provisions applicable to these awards are described below under “—Potential Payments upon Termination or Change in Control.”

(d)
The shares subject to the 2013 Annual Award vest in three substantially equal annual installments. The first 1/3 tranche vested on February 15, 2014. The second tranche vested on February 15, 2015 and the final tranche will vest on

February 15, 2016. The accelerated vesting provisions applicable to these awards are described below under “—Potential Payments upon Termination or Change in Control.”

(e)
Reflects shares granted to Messrs. Nusz, Reid and Lou in recognition of their achievements and contributions to us. The 2013 Discretionary Grants were effective February 15, 2013 and vest in three substantially equal annual installments. The first 1/3 tranche vested on February 15, 2014. The second tranche vested  February 15, 2015 and the final tranche will vest on February 15, 2016. The accelerated vesting provisions applicable to these awards are described below under “—Potential Payments upon Termination or Change in Control.”

(f)
The shares subject to the 2014 Annual Award vest in three substantially equal annual installments. The first 1/3 tranche vested on February 14, 2015. The second tranche will vest on February 14, 2016 and the final tranche will vest on February 14, 2017. The accelerated vesting provisions applicable to these awards are described below under “—Potential Payments upon Termination or Change in Control.”

(g)
Reflects shares granted to Messrs. Reid and Lorentzatos in recognition of their promotions to President and Chief Operating Officer and to Executive Vice President, General Counsel and Corporate Secretary, respectively. The Promotion Awards were effective January 15, 2015 and vest in three substantially equal annual installments. The first 1/3 tranche vested on January 15, 2015. The second tranche will vest on January 15, 2016 and the final tranche will vest on January 15, 2017. The accelerated vesting provisions applicable to these awards are described below under “—Potential Payments upon Termination or Change in Control.”

(2)
This column reflects the closing price of our common stock on December 31, 2014 (the last trading day of fiscal year 2014), which was $16.54, multiplied by the number of outstanding shares of restricted stock.

(3)
Reflects the initial number of PSUs granted to each of the Named Executive Officers on the date indicated, multiplied by the performance level percentage indicated, which in accordance with SEC rules is the next higher performance level under the award that exceeds 2014 performance:

•
On July 30, 2012, at a performance level of 125% applied to the following initial number of PSUs: (a) Mr. Nusz—34,740, (b) Mr. Reid—20,206, Mr. Lou—18,530, (d) Mr. Lorentzatos—10,030, and (e) Mr. Mace—10,030. The initial performance period for these awards commenced on August 1, 2012 and ends on July 31, 2015.

•
On February 15, 2013, at a performance level of 75% applied to the following initial number of PSUs: (a) Mr. Nusz—35,620, (ii) Mr. Reid—18,210, (iii) Mr. Lou—14,170, (iv) Mr. Lorentzatos—8,090, and (v) Mr. Mace—7,420. The initial performance period for these awards commenced on February 15, 2013 and ends on February 14, 2016.

•
On February 14, 2014, at a performance level of 75% applied to the following initial number of PSUs: (a) Mr. Nusz—48,290, (ii) Mr. Reid—23,560, (iii) Mr. Lou—14,840, (iv) Mr. Lorentzatos—12,720, and (v) Mr. Mace—6,710. The initial performance period for these awards commenced on February 14, 2014 and ends on February 13, 2017.

Vesting of the PSUs is contingent upon continuous active employment with us at the end of the initial performance period (or the extended performance period, if applicable) and the level of achievement of the TSR vesting objective. See “—Compensation Discussion and Analysis—Elements of Compensation and Why We Pay Each Element—Long-Term Equity-Based Incentives” above for more information.

(4)
This column reflects the closing price of our common stock on December 31, 2014 (the last trading day of fiscal year 2014), which was $16.54, multiplied by the performance level percentage indicated in footnote (3) with respect to each PSU award.

Options Exercised and Stock Vested
The following table sets forth information on the restricted stock awards held by our Named Executive Officers vested during fiscal year 2014. The Company has not granted stock options or stock appreciation rights.

	Stock Awards
Name	Number of Shares Acquired on Vesting(1)	Value Realized on Vesting (2)
Thomas B. Nusz	27,344	$1,155,103
Taylor L. Reid	15,769	$665,402
Michael H. Lou	15,639	$688,548
Nickolas J. Lorentzatos	8,623	$366,422
Roy W. Mace	7,700	$323,343
  __________________

(1)	Reflects the following restricted stock awards held by our Named Executive Officers that vested during fiscal year 2014:

Name	2011 Annual Award (a)	2012 Annual Award (b)	2013 Annual Award (c)	Discretionary Awards (d)	Total
Thomas B. Nusz	5,000	9,614	11,747	983	27,344
Taylor L. Reid	3,533	5,606	6,007	623	15,769
Michael H. Lou	2,967	4,406	4,670	3,596	15,639
Nickolas J. Lorentzatos	1,733	2,136	2,670	2,084	8,623
Roy W. Mace	3,117	2,136	2,447	—	7,700

(a)	The final 1/3 tranche of shares subject to the 2011 Annual Award vested on March 15, 2014.

(b)	The second 1/3 tranche of shares subject to the 2012 Annual Award vested on February 15, 2014.

(c)	The first 1/3 tranche of shares subject to the 2013 Annual Award vested on February 15, 2014.

(d)
For Messrs. Nusz, Reid and Lou, reflects shares that were awarded to them on February 15, 2013 in recognition of their achievements and contributions to the Company. The first 1/3 tranche of these shares vested on February 15, 2014. In addition, for Mr. Lou, reflects shares that were awarded to him on August 1, 2011 in connection with his promotion to Executive Vice President and Chief Financial Officer. The final 1/3 tranche vested on August 1, 2014. For Mr. Lorentzatos, reflects shares that were awarded to him on March 1, 2012 in recognition of his achievements and contributions to the Company. The second 1/3 tranche vested on March 1, 2014.

(2)	The value realized upon vesting of restricted stock is based on the following:
•A closing price per share of our common stock of $42.45, for shares that vested on February 15, 2014;
•A closing price per share of our common stock of $43.57, for shares that vested on March 1, 2014;
•A closing price per share of our common stock of $41.32, for shares that vested on March 15, 2014; and
•A closing price per share of our common stock of $51.69, for shares that vested on August 1, 2014.
Pension Benefits
Other than our 401(k) plan, we do not have any plan that provides for payments or other benefits at, following, or in connection with, retirement.
Non-Qualified Deferred Compensation
We do not have any plan that provides for the deferral of compensation on a basis that is not tax qualified.
Potential Payments Upon Termination and Change in Control
Employment Agreements. During fiscal year 2014, we had employment agreements with Messrs. Nusz, Reid, Lou and Lorentzatos containing provisions regarding payments to be made to such individuals upon termination of their employment in certain circumstances, including in connection with a change in control. We also maintain the Amended CIC Plan, in which our officers and key employees, other than those with employment agreements, including Mr. Mace, participated in during fiscal year 2014.
Impact of Amended Agreements. Effective March 1, 2015, we entered into amended and restated employment agreements with each of Messrs. Nusz, Reid, Lou and Lorentzatos (the “Amended Agreements”). Each Amended Agreement contained the same severance and change in control provisions as the respective employment agreement that was in effect with each executive during 2014 as described below, other than certain minor clarifying changes to reflect changes to applicable law, but that did not affect the economic terms of the agreements. On March 20, 2015, we further amended the Amended Agreements, primarily to remove the provision providing for automatic single trigger vesting of unvested equity awards upon the occurrence of a "change in control" (as defined in the LTIP). This provision has been replaced with a double trigger vesting provision, in the event that certain terminations of employment occur within a two-year period following a "change in control," consistent with market practices.
For all of our Named Executive Officers, we disclose and quantify payments and benefits based on the arrangements (including employment agreements) in place as of December 31, 2014 in the table under “Quantification of Payments” below. However, certain severance provisions in the employment agreements described below are based on the remainder of the stated employment term following termination, which would be longer under the Amended Agreements since those agreements are for a new three year term. In addition, certain payments that would be payable to Mr. Lou are affected by the increase in his target bonus percentage for 2015 from 80% to 100%. Finally, the accelerated vesting of certain equity awards under the Amended Agreements will be double trigger instead of single trigger. In order to provide our stockholders with the most relevant and up-to-date disclosures regarding our currently existing arrangements, we have described in footnotes (7), (8) and

(9) to the table under “Quantification of Payments” below, the benefits that each of Messrs. Nusz, Reid, Lou and Lorentzatos are eligible to receive under the Amended Agreements, as of March 20, 2015.
Agreements in Effect in 2014. Under the employment agreements in effect during 2014 with Messrs. Nusz, Reid, Lou and Lorentzatos that are described in this section, upon any termination of employment, the executives are entitled to receive (i) accrued but unpaid salary, (ii) any unpaid annual performance bonus earned for the calendar year prior to the year in which the executive terminates, (iii) reimbursement of eligible expenses and (iv) any employee benefits due pursuant to their terms (collectively, the “Accrued Payments”).
Death or Disability. If the executives are terminated due to death or “disability,” then they will be entitled to receive the following amounts: (i) the Accrued Payments, (ii) a pro-rata portion of the annual performance bonus for the calendar year of termination, (iii) an amount equal to 12 months’ worth of the executive’s base salary, payable in a lump sum within 60 days following termination, and (iv) an amount equal to 18 months’ worth of COBRA premiums, if the executive elects and remains eligible for COBRA.
Termination Other Than for Cause. If we terminate the employment of Messrs. Nusz, Reid, Lou or Lorentzatos for reasons other than “cause” (including if we do not elect to renew the employment agreement with the executive), or if the executive terminates employment for “good reason,” then the executive will be entitled to receive the following amounts: (i) the Accrued Payments, (ii) a pro-rata portion of the annual performance bonus for the calendar year of termination; (iii) an amount equal to the sum of (a) the aggregate amount of base salary payable for the remainder of the employment term (or, if greater, an amount equal to 12 months’ worth of the executive’s base salary for Messrs. Lou and Lorentzatos and 24 months’ worth of base salary for Messrs. Nusz and Reid), plus (b) the aggregate of each annual target performance bonus the executive would have been entitled to receive if he had continued to perform services for the remainder of the then-current employment term (or, if greater, one times the target performance bonus that the executive would have been eligible to receive for the calendar year of termination for Messrs. Lou and Lorentzatos and two times the target performance bonus for Messrs. Nusz and Reid), payable in equal monthly installments (with amounts in excess of certain limitations under Section 409A of the Internal Revenue Code payable in a lump sum within 60 days); (iv) an amount equal to 18 months’ worth of COBRA premiums, if the executive elects and remains eligible for COBRA; and (v) accelerated vesting of all outstanding equity awards. Severance amounts, other than the pro-rata bonus amount, are subject to the executive’s delivery to us (and nonrevocation) of a release of claims within 50 days of his termination date.
Change in Control. Also under the employment agreements in effect during 2014, in the event a “change in control” occurs, all outstanding unvested equity awards held by Messrs. Nusz, Reid, Lou and Lorentzatos will be immediately vested in full. However, this provision providing for the single trigger vesting of equity awards has been eliminated from the employment agreements pursuant to the Amended Agreements as of March 20, 2015, and has been replaced with a double trigger vesting provision, in the event an executive is terminated without "cause" or resigns for "good reason" within two years following a "change in control." In addition, in the event Messrs. Nusz, Reid, Lou or Lorentzatos are terminated by us other than for “cause” (including if we do not elect to renew the employment agreements) or if the executive terminates employment for “good reason,” in each case, within 24 months following a “change in control,” the executives (or their respective estates) are entitled to receive (i) the Accrued Payments, (ii) an amount equal to 2.99 times the sum of (a) the executive’s annualized base salary, and (b) the target annual performance bonus he is eligible to receive for the then-current year if he had continued to perform services for the remainder of the calendar year of termination (or, if greater, the average performance bonus paid or payable to the executive for the two calendar years preceding the date of termination); and (iii) an amount equal to 18 months’ worth of COBRA premiums, if the executive elects and is eligible to receive COBRA. If Messrs. Nusz, Reid, Lou and Lorentzatos are terminated in connection with a change in control and would receive greater benefits under another provision of their employment agreements, they will be entitled to receive the greater benefits.
No Gross Up Payments. In the event any payments made pursuant to the employment agreements in connection with a change in control would result in an executive receiving golden parachute payments that are subject to excise tax under Section 280G and 4999 of the Internal Revenue Code, we will not provide any gross-up payment for such excise taxes. Instead, the employment agreements provide that any golden parachute payments will be paid to the executive in full (with the executive responsible for paying in full any related excise tax liability), unless reducing the amount of such payments to $1 less than the 280G safe harbor amount would result in a better net after tax position for the executive. Generally, the 280G safe harbor amount is equal to three times the executive’s average annual compensation from us for the preceding five years, or such lesser period during which the executive was employed by us.
Messrs. Nusz, Reid, Lou and Lorentzatos are subject to certain confidentiality, noncompete and nonsolicitation provisions contained in the employment agreements. The confidentiality covenants are perpetual, while the noncompete and nonsolicitation covenants apply during the term of the employment agreements and for 12 months following the employee’s termination date, except that the latter covenants will cease to apply if the executive is terminated for any reason on or after a change in control.
Amended and Restated Executive Change in Control and Severance Benefit Plan
Our Amended CIC Plan provides severance and change in control benefits to our Named Executive Officers who do not have employment agreements and other officers of the Company who have been selected for participation. During fiscal year 2014, Mr. Mace was the only Named Executive Officer who participated in the plan.
Participants in the Amended CIC Plan are entitled to receive, upon any termination of their employment, (i) accrued but unpaid base salary, (ii) any unpaid annual performance bonus earned for the calendar year prior to the year in which the participant’s employment is terminated, (iii) reimbursement of eligible expenses and (iv) any employee benefits due pursuant to their terms (collectively, the “Plan Accrued Payments”).
Death or Disability. If a participant in the Amended CIC Plan is terminated due to death or “disability,” then the participant is entitled to receive the following amounts: (i) the Plan Accrued Payments, (ii) a pro-rata portion of the annual performance bonus for the calendar year of termination, (iii) an amount equal to 12 months’ worth of the participant’s base salary, payable in a lump sum, and (iv) an amount equal to 18 months’ worth of COBRA premiums, if the participant elects and remains eligible for COBRA.
Termination Other Than for Cause. If we terminate the employment of a participant in the Amended CIC Plan for a reason other than “cause” or if a participant terminates employment for “good reason,” then the participant is entitled to receive the following amounts: (i) the Plan Accrued Payments, (ii) a pro-rata portion of the annual performance bonus for the calendar year of termination, (iii) an amount equal to 12 months’ worth of the participant’s base salary, payable in 12 equal monthly installments, (iv) a lump sum payment equal to the participant’s target performance bonus for the year of termination, (v) an amount equal to 18 months’ worth of COBRA premiums, if the participant elects and remains eligible for COBRA, and (vi) accelerated vesting of all outstanding equity awards. Severance amounts, other than the pro-rata bonus amount, are subject to the participant’s delivery to us (and nonrevocation) of a release of claims within 50 days of the termination date.
Change In Control. In the event a “change in control” occurs, all outstanding equity awards held by participants in the Amended CIC Plan will be immediately vested in full. In addition, in the event a participant is terminated by us other than for “cause” or if the participant terminates employment for “good reason,” in each case, within 24 months following a “change in control,” the participant (or his or her estate) is entitled to receive (i) the Plan Accrued Payments, (ii) an amount equal to two times the sum of (a) the participant’s annualized base salary and (b) the participant’s target performance bonus for the calendar year in which the “change in control” occurs, and (iii) an amount equal to 18 months’ worth of COBRA premiums, if the participant elects and remains eligible for COBRA. If the employment of a participant in the Amended CIC Plan is terminated in connection with a “change in control” and the participant would receive greater benefits under another provision of the Amended CIC Plan, the participant will be entitled to receive the greater benefits.
No Gross Up Payments. In the event any payments made pursuant to the Amended CIC Plan in connection with a change in control would result in an executive receiving golden parachute payments that are subject to excise tax under Section 280G and 4999 of the Internal Revenue Code, we will not provide any gross-up payment for such excise taxes. Instead, the Amended CIC Plan provides that any golden parachute payments will be paid to the participant in full (with the participant responsible for paying in full any related excise tax liability), unless reducing the amount of such payments to $1 less than the 280G safe harbor amount would result in a better net after tax position for the participant. Generally, the 280G safe harbor amount is equal to three times the participant’s average annual compensation from us for the preceding five years, or such lesser period during which the participant was employed by us.
Participants in the Amended CIC Plan are subject to certain confidentiality, noncompete and nonsolicitation provisions contained in the plan. The confidentiality provisions are perpetual, while the noncompete and nonsolicitation covenants apply while a participant is employed by us and for 12 months following the participant’s employment termination date, except that the latter covenants will cease to apply if the participant is terminated for any reason on or after a change in control.
Amended and Restated Annual Incentive Compensation Plan
Under our Incentive Plan, upon the occurrence of a “change in control,” participants (including our Named Executive Officers) will receive the target annual cash bonus award amount that the participant is eligible to earn for the calendar year in which the “change in control” occurs, payable within 30 days after the date of the “change in control.”

Applicable Definitions
For purposes of the employment agreements, the Amended CIC Plan and the Incentive Plan, in each case, as in effect as of December 31, 2014, the terms listed below are defined as follows:
(i) “cause” means (a) the executive has been convicted of a misdemeanor involving moral turpitude or a felony, (b) the executive has engaged in grossly negligent or willful misconduct in performing his duties, which has a material detrimental effect on us, and (with respect to participants in the Amended CIC Plan) which acts continued for a period of 30 days after notice of such failure of performance, (c) the executive has breached a material provision of the employment agreement or the plan, as applicable, (d) the executive has engaged in conduct that is materially injurious to us or (e) the executive has committed an act of fraud. Messrs. Nusz, Reid, Lou and Lorentzatos will have a limited period of 30 days to cure events (unless the cause event is that described in clause (a) above).
(ii) “change in control” means (a) a person acquires 50% or more of our outstanding stock or outstanding voting securities, subject to certain limited exceptions, (b) individuals who serve as board members on the effective date of the employment agreements or the plan, as applicable (or who are subsequently approved by a majority of such individuals), cease for any reason to constitute at least a majority of our Board of Directors, (c) consummation of a reorganization, merger, consolidation or a sale of all or substantially all of our assets, subject to certain limited exceptions, or (d) approval by our stockholders of a complete liquidation or dissolution.
(iii) “disability” means the executive’s inability to perform the executive’s essential functions with or without reasonable accommodation, if required by law, due to physical or mental impairment.
(iv) “good reason” means, without the executive’s express written consent, (a) a material breach by us of the employment agreement or of our obligations under the plan, as applicable, (b) a material reduction in the executive’s base compensation, (c) a material diminution in the executive’s authority, duties or responsibilities, (d) a change in the geographic location where the executive must normally perform services by more than 50 miles or (e) a requirement that the executive report to an employee instead of to our Board of Directors (for Mr. Nusz) or a material reduction in the authority, duties or responsibilities of the person to whom the executive reports (for all other Named Executive Officers). The executive must notify us within 60 days of the occurrence of any such event and we have 30 days following notice to cure.
Restricted Stock Awards
Our Named Executive Officers each hold outstanding awards of restricted stock under our LTIP as previously described in the section above entitled “—Compensation Discussion and Analysis—Elements of Our Compensation and Why We Pay Each Element—Long-Term Equity-Based Incentives.” The vesting of the restricted stock awards will accelerate in full if a Named Executive Officer’s employment is terminated due to either death or disability. In addition, the awards are subject to the accelerated vesting provisions contained in, as applicable, the employment agreements and the Amended CIC Plan, which are described above in this section “—Potential Payments upon Termination and Change in Control.”
Certain restricted stock awards granted to the Named Executive Officers vest only upon the earliest to occur of a change in control or termination of employment due to death, disability, termination without cause or for good reason or retirement (after attaining age 60 and completing three years of service with us following the grant date of the award). None of our Named Executive Officers is currently eligible to retire for these purposes.
For purposes of all outstanding restricted stock awards, “disability,” “cause,” “good reason” and “change in control” have generally the same meaning as set forth above with respect to the employment agreements and the Amended CIC Plan.
Performance Share Unit Awards
Our Named Executive Officers each hold outstanding awards of PSUs under our LTIP as previously described in the section above entitled “—Compensation Discussion and Analysis—Elements of Our Compensation and Why We Pay Each Element—Long-Term Equity-Based Incentives.” These PSUs contain certain accelerated vesting provisions in the event certain specified events occur prior to the end of the applicable performance period.
Death or Disability. If a Named Executive Officer’s employment is terminated due to death or “disability,” a Named Executive Officer will be deemed to have earned a number of PSUs equal to 200% of the initial number of PSUs awarded.
Without Cause or For Good Reason. If a Named Executive Officer’s employment is terminated by us without cause or by the executive for good reason, a Named Executive Officer will be deemed to have earned, as of the end of the performance period (or the extended performance period, if applicable), the number of PSUs that the executive would have earned if he had remained employed through the end of the performance period (or the extended performance period, if applicable). For purposes of the PSUs, “disability,” “cause,” “good reason” and “change in control” generally have the same meaning as set forth above with respect to the employment agreements and the Amended CIC Plan.
Change in Control. If a “change in control” occurs, a Named Executive Officer will be deemed to have earned the number of PSUs he would have earned at the end of the performance period, assuming that the performance period ended on the date the change in control occurs and the determination of the extent to which the TSR vesting objective has been reached will be based on actual performance against the stated criteria through the change in control date; provided, that, with respect to PSUs granted in 2013 and later years, the determination of the extent to which the TSR vesting objective has been reached will be based on the value per share received in the “change in control” transaction.
Quantification of Payments
The table below discloses the amount of compensation and/or benefits due to our Named Executive Officers in the event of their termination of employment and/or in the event we undergo a change in control, in either case, on December 31, 2014, and assuming that the price per share of common stock was $16.54, which was the closing price per share of our common stock on December 31, 2014. The amounts below constitute estimates of the amounts that would be paid to our Named Executive Officers upon their respective terminations and/or upon a change in control under such arrangements, and do not include any amounts accrued through fiscal 2014 year-end that would be paid in the normal course of continued employment, such as accrued but unpaid salary, and benefits generally available to all our salaried employees. The actual amounts to be paid are dependent on various factors, which may or may not exist at the time a Named Executive Officer is actually terminated and/or a change in control actually occurs. Therefore, such amounts and disclosures should be considered “forward-looking statements.”

Named Executive Officer	Termination Due to Death or Disability	Termination Without Cause or for Good Reason(1)	Termination Without Cause or for Good Reason Following a Change in Control	Change in Control
Thomas B. Nusz
Salary(2)	$820,000	$1,640,000	—	—
Bonus Amounts(2)	$688,800	$2,656,800	$984,000	$984,000
COBRA Premiums(3)	$35,272	$35,272	$35,272	—
Change in Control Payments(4)	—	—	$5,438,810	—
Accelerated Equity Vesting(5)	$6,883,336	$4,717,547	$3,389,344	$3,389,344
Total(6)(7)(8)	$8,427,408	$9,049,619	$9,847,426	$4,373,344
Taylor L. Reid
Salary(2)	$500,000	$1,000,000	—	—
Bonus Amounts(2)	$350,000	$1,350,000	$500,000	$500,000
COBRA Premiums(3)	$35,272	$35,272	$35,272	—
Change in Control Payments(4)	—	—	$2,990,000	—
Accelerated Equity Vesting(5)	$3,907,029	$2,792,109	$2,106,402	$2,106,402
Total(6)(7)(8)	$4,792,301	$5,177,381	$5,631,674	$2,606,402
Michael H. Lou(9)
Salary(2)	$420,000	$420,000	—	—
Bonus Amounts(2)	$235,200	$571,200	$336,000	$336,000
COBRA Premiums(3)	$34,907	$34,907	$34,907	—
Change in Control Payments(4)	—	—	$2,457,780	—
Accelerated Equity Vesting(5)	$2,833,368	$2,003,722	$1,490,610	$1,490,610
Total(6)(7)(8)	$3,523,475	$3,029,829	$4,319,297	$1,826,610
Nickolas J. Lorentzatos
Salary(2)	$360,000	$360,000	—	—
Bonus Amounts(2)	$201,600	$489,600	$288,000	$288,000
COBRA Premiums(3)	$35,272	$35,272	$35,272	—
Change in Control Payments(4)	—	—	$1,937,520	—
Accelerated Equity Vesting(5)	$1,936,503	$1,381,834	$1,040,738	$1,040,738
Total(6)(7)(8)	$2,533,375	$2,266,706	$3,301,530	$1,328,738
Roy W. Mace
Salary(2)	$285,000	$285,000	—	—
Bonus Amounts(2)	$119,700	$290,700	$171,000	$171,000
COBRA Premiums(3)	$35,272	$35,272	$35,272	—
Change in Control Payments	—	—	$912,000	—
Accelerated Equity Vesting(5)	$1,412,185	$995,625	$737,395	$737,395
Total(6)	$1,852,157	$1,606,597	$1,855,667	$908,395
__________________

(1)	Also reflects amounts for termination due to non-extension of the employment agreement for Messrs. Nusz, Reid, Lou and Lorentzatos.

(2)
Based on rate of annualized salary and annual bonus opportunity in effect for each Named Executive Officer as of December 31, 2014. For purposes of calculating any pro-rata bonus, the dollar value of the bonus awards actually awarded to each Named Executive Officer by our Compensation Committee for 2014 service was used. For purposes of quantifying the amount of the severance payments to Messrs. Nusz, Reid, Lou and Lorentzatos in the event of their termination without “cause” or for “good reason,” (a) the “Salary” amount was calculated as the base salary that the executive would have received for a period of 12 months (or for a period of 24 months in the case of Messrs. Nusz and Reid) at the rate in effect as of December 31, 2014, and (b) the “Bonus Amount” was calculated as one times the target performance bonus amount for 2014 (or two times, in the case of Messrs. Nusz and Reid), plus the pro-rata bonus amount.

(3)	Reflects 18 months’ worth of COBRA premiums at $1,959.57 per month for Messrs. Nusz, Reid, Lorentzatos and Mace and $1,939.30 per month for Mr. Lou.

(4)	Calculated taking into account the 2014 base salary rate and target performance bonus amount the executive was eligible to receive for 2014.

(5)
The value of accelerated equity awards is based upon the closing price per share of our common stock on December 31, 2014 (the last trading day of fiscal 2014), which was $16.54, multiplied by the number of outstanding restricted shares or PSUs that would vest upon the occurrence of the event indicated. We calculated the number of PSUs that would become earned upon the occurrence of the event indicated according to the provisions of the Notice of Grant of Performance Awards for each PSU award as follows: (i) upon termination due to death or disability, 200% of the initial PSUs are earned; (ii) upon occurrence of a change in control, the percentage of initial PSUs earned depends on which quartile the Company's TSR percentage falls relative to the other companies in the PSU comparator group, assuming the applicable performance period ended on the date of the change in control; and (iii) upon termination without cause or for good reason, the percentage of initial PSUs earned is determined at the end of the originally stated performance period; however, for purposes of this table, we have calculated assumed performance at the end of the applicable originally stated performance period using the same formula stated in footnote (3) to the "Outstanding Equity Awards at Fiscal Year End" table above because we believe it represents a reasonable estimate of the Company's TSR performance at the end of each originally stated performance period. The values reported in the table above only take into account awards that were outstanding on December 31, 2014, and do not include the awards granted to our Named Executive Officers in January 2015, which awards are discussed above in the CD&A.

(6)
The aggregate total amount of compensation payable in connection with the triggering events has not been reduced to reflect any cut back in benefits or payments that would be made in connection with a change in control pursuant to the terms of the employment agreements and the Amended CIC Plan. These arrangements provide that golden parachute payments will be paid in full or reduced to fall within the 280G safe harbor amount, whichever will provide a better net after-tax position for a Named Executive Officer. For purposes of this disclosure, we have reflected the maximum amount potentially payable to each Named Executive Officer under each given scenario even though such maximum amounts could be reduced pursuant to the cutback language included in the agreements and the plan.

(7)
As discussed in the narrative above, effective March 1, 2015, each of Messrs. Nusz, Reid, Lou and Lorentzatos entered into an Amended Agreement with the Company. Each Amended Agreement contained the same severance and change in control provisions as the respective employment agreement that was in effect with each executive during 2014, other than certain minor clarifying changes to reflect changes to applicable law, but that did not affect the economic terms of the agreements. On March 20, 2015, we further amended the Amended Agreements. Please see footnote (8) below for an explanation of the changes contained in those amendments and their effect on "Accelerated Equity Vesting" and "Total" payments upon a "Change in Control." If we were to terminate the employment of Messrs. Nusz, Reid, Lou or Lorentzatos as of the date of this proxy statement for reasons other than “cause” or if the executive terminates employment for “good reason,” then the executive would be entitled to receive an increased salary payment and bonus amount under the Amended Agreement as compared to what is disclosed in the table above for “Salary” and “Bonus” solely due to the length of the remaining term of the Amended Agreements. The “Salary” and “Bonus” amounts due upon a termination without cause or for good reason, which, for the avoidance of doubt, are unchanged from such amounts in the executive employment agreements in effect in 2014, are the greater of (i) the salary and bonus amounts that would have been paid for the remaining term of the Amended Agreement and (ii) for Messrs. Lou and Lorentzatos, the equivalent of 12 months’ salary and one times bonus, and for Messrs. Nusz and Reid, the equivalent of 24 months’ salary and two times bonus. Under the Amended Agreements, assuming that the termination occurred as of the date of this proxy statement, Messrs. Nusz, Reid, Lou and Lorentzatos would be entitled to the following “Salary” amounts upon a termination for reasons other than “cause” or for “good reason” as described above, calculated at the base salary rate in effect as of this proxy statement (which, for the avoidance of doubt, is unchanged from the rate in effect as of December 31, 2014): (i) Mr. Nusz: $2,460,000; (ii) Mr. Reid: $1,500,000; (iii) Mr. Lou: $1,260,000; and (iv) Mr. Lorentzatos: $1,080,000. Under the Amended Agreements, assuming that the termination occurred on the date of this proxy statement, Messrs. Nusz, Reid, Lou and Lorentzatos would be entitled to the following “Bonus Amounts” upon a termination for reasons other than “cause” or for “good reason” as described in the preceding sentence, which consists of an amount equal to three times the target performance bonus amount for 2015 (which, for the avoidance of doubt, was unchanged from the target performance bonus amount as of December 31, 2014 for the executives other than Mr. Lou) plus the pro-rata bonus amount (as of December 31, 2014): (i) Mr. Nusz: $3,640,800; (ii) Mr. Reid: $1,850,000; (iii) Mr. Lou: $1,495,200; and (iv) Mr. Lorentzatos: $1,065,600.

(8)
On March 20, 2015, we further amended the Amended Agreements primarily to remove the provision providing for automatic single trigger vesting of unvested equity awards upon the occurrence of a change in control. As a result, assuming the the Amended Agreements dated as of March 20, 2015 were in effect on the date on which a change in control occurred, which for purposes of the above table was December 31, 2014, the "Accelerated Equity Vesting" and "Total" payments for Messrs. Nusz, Reid, Lou and Lorentzatos, reported in the "Change in Control" column would be reduced by $2,958,394, $1,855,077, $1,260,745, and $916,316, respectively, since certain equity awards no longer automatically vest solely upon the occurrence of a change in control.

(9)
Effective March 1, 2015, Mr. Lou’s target bonus percentage was increased from 80% to 100%. This increase in target bonus percentage affects the amounts that Mr. Lou would be entitled to receive as compared to what is disclosed in the table above for “Bonus Amounts” and “Change in Control Payments.” Specifically, Mr. Lou would be entitled to (i) a “Bonus Amount” of $420,000 upon a termination without “cause” or for “good reason” following a change in control, (ii) a “Bonus Amount” of $420,000 upon a change in control, and (iii) “Change in Control Payments” of $2,511,600 upon a termination without “cause” or for “good reason” following a change in control. The “Bonus Amount” described for Mr. Lou in footnote (7) above also reflects the increased target bonus percentage applicable to Mr. Lou for 2015.

Director Compensation
We believe that attracting and retaining qualified non-employee directors is critical to our future value growth and governance, and that providing a total compensation package between the market 50th and 75th percentiles of our peer group is necessary to accomplish that objective. Our Board of Directors also believes that the compensation package for our non-employee directors should require a significant portion of the total compensation package to be equity-based to align the interests of our directors with our stockholders.
After review with Longnecker of non-employee director compensation paid by our 2014 compensation peer group, our Board of Directors approved the following compensation plan for non-employee directors, which was in effect for fiscal year 2014:

•	an annual cash retainer fee of $60,000, plus cash payments of $1,500 for each Board of Directors’ meeting attended and $1,500 for each committee meeting attended; and

•	committee chairperson fees in the following amounts: (a) Audit Committee chair—$17,000, (b) Compensation Committee chair—$15,000, and (c) Nominating and Governance Committee chair—$10,000; and

•
an annual equity award for each non-employee director equal to a number of shares of restricted stock having a value of approximately $170,000 on the date of grant, based on the closing price of our common stock on the date of grant. For fiscal year 2014, the restricted stock awards were granted on February 14, 2014, and each non-employee director received 4,000 shares of restricted stock. These restricted stock awards fully vested on February 14, 2015.

Our Compensation Committee reviews the compensation of our non-employee directors on an annual basis. For the 2015 fiscal year, there will be no changes to the compensation plan for our non-employee directors, except that the non-employee directors voluntarily reduced the value of their restricted stock awards for 2015 to approximately $119,000 on the date of grant, or 70% of the value their 2014 restricted stock awards, in keeping with the 70% of target base salary at which executives were awarded bonuses for 2014 and grants of restricted stock and PSUs in 2015. The restricted stock awards were granted on January 15, 2015, and each non-employee director received 9,140 shares of restricted stock.
Directors who are also our employees do not receive any additional compensation for their service on our Board of Directors.
Each director is reimbursed for (i) travel and miscellaneous expenses to attend meetings and activities of our Board of Directors or its committees; (ii) travel and miscellaneous expenses related to such director’s participation in our general education and orientation program for directors; and (iii) travel and miscellaneous expenses for each director’s spouse who accompanies a director to attend meetings and activities of our Board of Directors or any of our committees.
The following table provides information concerning the compensation of our non-employee directors for the fiscal year ended December 31, 2014.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)	Total ($)
William J. Cassidy	$98,500	$169,800	—	$268,300
Ted Collins, Jr.	$82,500	$169,800	—	$252,300
Michael McShane	$101,000	$169,800	—	$270,800
Bobby S. Shackouls	$76,500	$169,800	—	$246,300
Douglas E. Swanson, Jr.	$97,500	$169,800	—	$267,300

  __________________

(1)	Includes annual cash retainer fee, board and committee meeting fees, and committee chair fees for each non-employee director during fiscal year 2014 as more fully explained above.

(2)
Reflects the aggregate grant date fair value of restricted stock awards granted under our LTIP in fiscal year 2014, computed in accordance with FASB ASC Topic 718. See Note 12 to our consolidated financial statements on Form 10-K for the year ended December 31, 2014 for additional detail regarding assumptions underlying the value of these equity awards. The grant date fair value for restricted stock awards is based on the closing price of our common stock on the grant date, which was $42.45 per share on February 14, 2014. As of December 31, 2014, each non-employee director held 4,000 outstanding shares of restricted stock. These restricted stock awards vested in full on February 14, 2015.

Compensation Practices as They Relate to Risk Management
We believe our compensation programs do not encourage excessive and unnecessary risk taking by executive officers (or other employees). Because our Compensation Committee retains the ability to apply discretion when determining the actual amount to be paid to executives pursuant to our annual performance-based cash incentive program, our Compensation Committee is able to assess the actual behavior of our executives as it relates to risk taking in awarding bonus amounts. Further, our use of long-term equity-based compensation serves our compensation program’s goal of aligning the interests and objectives of executives with those of stockholders, thereby reducing the incentives to unnecessary risk taking.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
Messrs. Swanson, Cassidy, McShane, and Shackouls served on the Compensation Committee during 2014. None of the directors who served on the Compensation Committee during 2014 has ever served as one of the Company’s officers or employees. During 2014, none of the Company’s executive officers served as a director or member of the compensation committee (or other committee performing similar functions) of any other entity of which an executive officer served on the Board or the Compensation Committee.

COMPENSATION COMMITTEE REPORT
The information contained in this Compensation Committee Report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates such information.
The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.
Compensation Committee of the Board of Directors
Douglas E. Swanson, Jr., Chairman
William J. Cassidy, Member
Michael McShane, Member
Bobby S. Shackouls, Member

AUDIT COMMITTEE REPORT
The information contained in this Audit Committee Report and references in this proxy statement to the independence of the Audit Committee members shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates such information by reference in such filing.
The Company has determined that: (1) Messrs. McShane, Cassidy and Collins are independent, as defined in Section 10A of the Exchange Act and under the standards set forth by the New York Stock Exchange (“NYSE”) and (2) all current Audit

Committee members are financially literate. In addition, Mr. McShane qualifies as an audit committee financial expert under the applicable rules promulgated pursuant to the Exchange Act.
During the last fiscal year, and earlier this year in preparation for the filing with the SEC of the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, the Audit Committee:

•	reviewed and discussed the Company’s audited consolidated financial statements as of and for the year ended December 31, 2014 with management and with the independent registered public accountants;

•
considered the adequacy of the Company’s internal controls and the quality of its financial reporting, and discussed these matters with management and with the independent registered public accountants;

•
reviewed and discussed with the independent registered public accountants (1) their judgments as to the quality of the Company’s accounting policies, (2) the written disclosures and letter from the independent registered public accountants required by Public Company Accounting Oversight Board Independence Rules, and the independent registered public accountants’ independence, and (3) the matters required to be discussed by the Public Company Accounting Oversight Board’s AU Section 380, Communication with Audit Committees, and by the Auditing Standards Board of the American Institute of Certified Public Accountants;

•
discussed with management and with the independent registered public accountants the process by which the Company’s chief executive officer, chief financial officer and chief accounting officer make the certifications required by the SEC in connection with the filing with the SEC of the Company’s periodic reports, including reports on Forms 10-K and 10-Q;

•
pre-approved all auditing services and non-audit services to be performed for the Company by the independent registered public accountants as required by the applicable rules promulgated pursuant to the Exchange Act, considered whether the rendering of non-audit services was compatible with maintaining PricewaterhouseCoopers LLP’s independence, and concluded that PricewaterhouseCoopers LLP’s independence was not compromised by the provision of such services (details regarding the fees paid to PricewaterhouseCoopers LLP in 2014 for audit services, tax services and all other services, are set forth at “Audit and Other Fees” below); and

•
based on the reviews and discussions referred to above, recommended to the Board of Directors that the consolidated financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014.

As recommended by the NYSE’s corporate governance rules, the Audit Committee also considered whether, to assure continuing auditor independence, it would be advisable to regularly rotate the audit firm. The Audit Committee has concluded that the current benefits to the Company from continued retention of PricewaterhouseCoopers LLP warrant retaining the firm at this time. The Committee will, however, continue to review this issue on an annual basis.

Notwithstanding the foregoing actions and the responsibilities set forth in the Audit Committee’s charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s consolidated financial statements are complete and accurate and in accordance with generally accepted accounting principles.

Management is responsible for the Company’s financial reporting process, including its system of internal controls, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States. The independent registered public accountants are responsible for expressing an opinion on those financial statements. Committee members are not employees of the Company or accountants or auditors by profession. Therefore, the Committee has relied, without independent verification, on management’s representation that the consolidated financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States and on the representations of the independent registered public accountants included in their report on the Company’s consolidated financial statements.
The Committee meets regularly with management and the independent registered public accountants, including private discussions with the independent registered public accountants, and receives the communications described above. The Committee has also established procedures for (a) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and (b) the confidential, anonymous submission by the Company’s employees of concerns regarding questionable accounting or auditing matters. However, this oversight does not provide us with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, our considerations and discussions with management and the independent registered public accountants do not assure that the Company’s consolidated financial statements are presented in accordance with generally accepted accounting principles or that the audit of the Company’s consolidated financial statements has been carried out in accordance with generally accepted auditing standards.
Audit Committee of the Board of Directors
Michael McShane, Chairman
William J. Cassidy, Member
Ted Collins, Jr., Member

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information regarding the beneficial ownership of common stock as of March 16, 2015 by (i) each person who is known by the Company to own beneficially more than five percent of the outstanding shares of common stock, (ii) each named executive officer of the Company, (iii) each director of the Company and (iv) all directors and executive officers as a group. Unless otherwise noted, the mailing address of each person or entity named below is 1001 Fannin Street, Suite 1500, Houston, Texas 77002.

Name of Person or Identity of Group	Number of Shares	Percentage of Class(1)
SPO Advisory Corp.(2)	20,374,500	14.6%
Paulson & Co. Inc.(3)	9,805,566	7.0%
BlackRock, Inc.(4)	7,832,094	5.6%
T. Rowe Price Associates, Inc.(5)	7,470,356	5.4%
Thomas B. Nusz(6)(7)	2,296,914	1.6%
Taylor L. Reid(6)(8)	1,699,963	1.2%
Michael H. Lou(6)	169,708	*
Nickolas J. Lorentzatos(6)	82,547	*
Roy W. Mace(6)	162,230	*
William J. Cassidy(6)	30,290	*
Ted Collins, Jr.(6)	102,340	*
Michael McShane(6)	164,990	*
Bobby S. Shackouls(6)(9)	22,590	*
Douglas E. Swanson, Jr.(6)	37,090	*
All directors and executive officers as a group (10 persons)(6)	4,768,662	3.4%
  __________________

*	Less than 1%.

(1)	Based upon an aggregate of 139,236,924 shares outstanding as of March 16, 2015.

(2)
According to a Schedule 13D/A, dated March 5, 2015, filed with the SEC by SPO Advisory Corp., 19,066,100 shares of the issuer's common stock are owned directly by SPO Partners II, L.P. ("SPO Partners"), and may be deemed to be indirectly beneficially owned by (i) SPO Advisory Partners, L.P ("SPO Advisory"), the sole general partner of SPO Partners, (ii) SPO Advisory Corp. ("SPO Corp."), the sole general partner of SPO Advisory, and (iii) John H. Scully ("JHS"), Edward H. McDermott ("EHM") and Eli J. Weinberg ("EJW), the three controlling persons of SPO Corp. Additionally, 1,308,400 shares of the issuer's common stock are owned directly by San Francisco Partners, L.P. ("SF Partners"), and may be deemed to be indirectly beneficially owned by (i) SF Advisory Partners, L.P. ("SF Advisory"), the sole general partner of SF Partners, (ii) SPO Corp., the sole general partner of SF Advisory, and (iii) JHS, EHM and EJW, the three controlling persons of SPO Corp. Furthermore, 198,600 shares of the issuer's common stock are owned directly by Phoebe Snow Foundation. Additionally, (i) 13,000 shares are owned directly by EHM (ii) 1,842 shares are owned directly by Ian R. McGuire and (iii) 698,000 shares are owned directly by Scully Memorial Foundation. The address of SPO Advisory Corp. is 591 Redwood Highway, Suite 3125, Mill Valley, California 94941.

(3)
According to a Schedule 13G, dated February 17, 2015, filed with the SEC by Paulson & Co. Inc., it has sole voting power and sole dispositive power over all of these shares. Paulson & Co. Inc. (“Paulson”) is an investment advisor that is registered under the Investment Advisors Act of 1940, and its affiliates furnish investment advice to and manage onshore and offshore investment funds and separate managed accounts (such investment funds and accounts, the “Funds”). In its role as investment advisor, or manager, Paulson possesses voting and/or investment power over the securities of the Company that are owned by the Funds. All securities reported in said schedule are owned by the Funds. Paulson disclaims beneficial ownership of such securities. The address of Paulson & Co. Inc. is 1251 Avenue of the Americas, New York, New York 10020.

(4)
According to a Schedule 13G, dated January 26, 2015, filed with the SEC by BlackRock, Inc., it has sole voting power over 7,532,741 of these shares and dispositive power over all of these shares. BlackRock, Inc. filed this 13G as a parent holding company for the following subsidiaries: BlackRock (Luxembourg) S.A.; BlackRock Advisors (UK) Limited; BlackRock Advisors, LLC; BlackRock Asset Management Canada Limited; BlackRock Asset Management Ireland Limited; BlackRock Asset Management North Asia Limited; BlackRock Capital Management; BlackRock Fund Advisors; BlackRock Institutional Trust Company, N.A.; BlackRock Investment Management (Australia) Limited;

BlackRock Investment Management (UK) Ltd; and BlackRock Investment Management, LLC. The address of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10022.

(5)
According to a Schedule 13G, dated February 11, 2015, filed with the SEC by T. Rowe Price Associates, Inc., it has sole voting power over 1,459,703 of these shares, no voting power over the remainder and the sole dispositive power over all of these shares. These securities are owned by various individual and institutional investors which T. Rowe Price Associates, Inc. (“Price Associates”) serves as an investment adviser with power to direct investments and/or sole power to vote the securities. For the purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. The address of T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, Maryland 21202.

(6)	Executive officer or director of the Company.

(7)
As of March 20, 2015, Mr. Nusz has pledged 1,400,000 of these shares as security for personal loans. The increase in Mr. Nusz's pledged shares as compared to the number disclosed in the Company's proxy statement for the 2014 annual meeting is due to the significant decline in the Company's stock price during the fourth quarter of 2014 and the first quarter of 2015; Mr. Nusz has not increased the amount of the loans. The closing market price of our common stock, as reported on the NYSE, was $44.56 as of March 3, 2014, as compared to $13.35 as of March 16, 2015; and the decline is largely correlated with the decline in the price of oil ($105.35 NYMEX West Texas Intermediate crude oil index price as of March 3, 2014, as compared to a NYMEX price of $43.88 as of March 16, 2015), which has required Mr. Nusz to pledge additional shares as security. Mr. Nusz has reported to the Board that he is taking prudent and necessary steps to reduce the number of shares pledged; and except with respect to Mr. Nusz, the Board has not approved any pledges of Company securities by any of our executive officers or directors.

(8)
Mr. Reid has sole voting power over 1,174,963 of these shares and shared voting power over 525,000 of these shares. 525,000 of these shares are held by West Bay Partners, Ltd., a limited partnership formed for family investment purposes. The sole general partner of West Bay, a Texas limited liability company, is controlled by Mr. Reid and his wife, and the limited partners of West Bay consist of Mr. Reid, his immediate family members and trusts formed for their benefit.

(9)
Mr. Shackouls has sole voting power over 17,865 of these shares, of which 4,725 are held by a grantor retained annuity trust of which Mr. Shackouls is trustee. The remaining 4,725 shares are held by a grantor retained annuity trust of which Mr. Shackouls's wife is trustee.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
The executive officers and directors of the Company and persons who own more than 10% of the Company’s common stock are required to file reports with the SEC, disclosing the amount and nature of their beneficial ownership in common stock, as well as changes in that ownership. Based solely on its review of reports and written representations that the Company has received, the Company believes that all required reports were timely filed during 2014.

TRANSACTIONS WITH RELATED PERSONS
The Board of Directors recognizes that related person transactions present a heightened risk of conflicts of interest and, therefore, adopted, as of May 17, 2010, a Related Persons Transactions Policy to be followed in connection with all related person transactions involving the Company.
Procedures for Review, Approval and Ratification of Related Person Transactions
For purposes of the policy, an “Interested Transaction” is a transaction, arrangement or relationship in which:
•the Company or any of its subsidiaries was, is or will be a participant;
•the aggregate amount involved exceeds $120,000; and
•any related person had, has or will have a direct or indirect material interest.
A “Related Person” means:
•any director or director nominee of the Company;
•any senior officer of the Company;

•	any person who is known by the Company to be the beneficial owner of more than 5.0% of the Company’s common stock;

•
any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of a director, executive officer or a beneficial owner of more than 5.0% of the Company’s common stock, and any person (other than a tenant or employee) sharing the household of such director, executive officer or beneficial owner of more than 5.0% of the Company’s common stock; and

•
any firm, corporation or other entity in which any of the foregoing persons is a partner or principal or in a similar position or in which such person has a 10.0% or greater beneficial ownership interest.

The Board of Directors has determined that the Audit Committee will review the material facts of all Interested Transactions and approve, disapprove or ratify any such transaction. The Company’s Related Persons Transaction Policy pre-approves certain related person transactions, including:

•
any employment of an executive officer if his or her compensation is required to be reported in the Company’s proxy statement pursuant to Item 402 of Regulation S-K promulgated by the SEC ("Item 402");

•director compensation which is required to be reported in the Company’s proxy statement pursuant to Item 402;

•
any transaction with another company at which a Related Person’s only relationship is as an employee (other than an executive officer), director or beneficial owner of less than 10% of that company’s shares is pre-approved or ratified (as applicable) if the aggregate amount involved for any particular service does not exceed the greater of $500,000 or 25% of that company’s total annual revenues; and

•
charitable contribution, grant or endowment by the Company to a charitable organization, foundation or university at which a Related Person’s only relationship is as an employee (other than an executive officer) or a director is pre-approved or ratified (as applicable) if the aggregate amount involved does not exceed the lesser of $200,000 or 10% of the charitable organization’s total annual receipts.

In determining whether to approve or disapprove entry into a Interested Transaction, the Audit Committee shall take into account, among other factors, the following: (1) whether the Interested Transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and (2) the extent of the Related Person’s interest in the transaction. Further, the policy requires that all Interested Transactions required to be disclosed in the Company’s filings with the SEC be so disclosed in accordance with applicable laws, rules and regulations.
There were no Interested Transactions since May 17, 2010 which were required to be reported in “Transactions with Related Persons,” where the procedures described above did not require review, approval or ratification or where these procedures were not followed. In addition, since January 1, 2007, there has not been any transaction or series of similar transactions to which the Company was or is a party in which the amount involved exceeded or exceeds $120,000 and in which any of the Company’s directors, executive officers, holders of more than 5% of any class of its voting securities, or any member of the immediate family of any of the foregoing persons, had or will have a direct or indirect material interest, other than compensation arrangements with directors and executive officers, which are described in “Executive Compensation and Other Information,” and the transactions described or referred to below.

Transactions Involving Directors
Mr. Collins, one of the Company’s directors, owns a working interest in nine of the Company’s wells. During the year ended December 31, 2014, Mr. Collins received gross payments totaling $688,431 from the Company attributable to such working interest, which amounts are subject to reduction for severance tax obligations and joint interest billings.

ITEM 1
ELECTION OF DIRECTORS
The Board of Directors has nominated the following individuals for election as Class II directors of the Company to serve for a three year term to expire in 2018 and until either they are re-elected or their successors are elected and qualified:
William J. Cassidy
Taylor L. Reid
Bobby S. Shackouls
Messrs. Cassidy, Reid and Shackouls are currently serving as directors of the Company. Their biographical information is contained in the “Directors and Executive Officers” section above.
The Board of Directors has no reason to believe that any of its nominees will be unable or unwilling to serve if elected. If a nominee becomes unable or unwilling to accept nomination or election, either the number of the Company’s directors will be reduced or the persons acting under the Proxy will vote for the election of a substitute nominee that the Board of Directors recommends.
The Board of Directors unanimously recommends that stockholders vote FOR the election of each of the nominees.

ITEM 2
RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of the Board of Directors has selected PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for 2015. PricewaterhouseCoopers LLP has audited the Company’s consolidated financial statements since its inception on February 26, 2007. The 2014 audit of the Company’s consolidated financial statements and the effectiveness of internal control over financial reporting was completed on February 26, 2015.
The Board of Directors is submitting the selection of PricewaterhouseCoopers LLP for ratification at the Annual Meeting. The submission of this matter for approval by stockholders is not legally required, but the Board of Directors and the Audit Committee believe the submission provides an opportunity for stockholders through their vote to communicate with the Board of Directors and the Audit Committee about an important aspect of corporate governance. If the stockholders do not ratify the selection of PricewaterhouseCoopers LLP, the Audit Committee will reconsider the selection of that firm as the Company’s auditors.
The Audit Committee has the sole authority and responsibility to retain, evaluate and replace the Company’s auditors. The stockholders’ ratification of the appointment of PricewaterhouseCoopers LLP does not limit the authority of the Audit Committee to change auditors at any time.
Audit and Other Fees
The table below sets forth the aggregate fees billed by PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm, for the last two years (in thousands):

	2014	2013
Audit Fees(1)	$1,504	$1,174
Tax Fees(2)	72	104
Other Fees	2	2
Total	$1,578	$1,280
  __________________

(1)
Audit fees represent fees for professional services provided in connection with: (a) the annual audits of the Company’s consolidated financial statements and effectiveness of internal control over financial reporting; (b) the review of the Company’s quarterly consolidated financial statements; and (c) review of the Company’s other filings with the SEC, including review and preparation of registration statements, comfort letters, consents and research necessary to comply with generally accepted auditing standards for the years ended December 31, 2014 and 2013.

(2)	Tax fees represent tax return preparation and consultation on tax matters.
The charter of the Audit Committee and its pre-approval policy require that the Audit Committee review and pre-approve the plan and scope of PricewaterhouseCoopers LLP’s audit, tax and other services. For the year ended December 31, 2014, the Audit Committee pre-approved each of the services described above.
The Company expects that representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting to respond to appropriate questions and to make a statement if they desire to do so.
The Board of Directors unanimously recommends that stockholders vote FOR the ratification of the selection of PricewaterhouseCoopers LLP as the registered public accounting firm of the Company for 2015.

ITEM 3
ADVISORY VOTE ON EXECUTIVE COMPENSATION
Introduction
Section 14A(a)(1) of the Exchange Act requires that we provide our stockholders with the opportunity to vote to approve, on an advisory, non-binding basis, the compensation paid to our Named Executive Officers, as described in the “Executive Compensation and Other Information” section of this proxy statement, beginning on page 12.
Our Board of Directors recognizes that executive compensation is an important matter for our stockholders. As described in detail in the CD&A section of this proxy statement, the Compensation Committee is tasked with the implementation of our executive compensation philosophy and the core of that philosophy is to pay our executives based on performance. In particular, the Compensation Committee strives to:

•	attract, retain and motivate exceptional executives,

•	reward past performance measured against established goals,

•	provide incentives for future performance, and

•	align executives’ long-term interests with the interests of our stockholders.
To accomplish these goals, the Compensation Committee uses a combination of short- and long-term incentive compensation to reward near-term excellent performance and to encourage executives’ commitment to our long-range, strategic business goals. It is the intention of the Compensation Committee that our executive officers be compensated competitively and consistently with our strategy, sound corporate governance principles, other companies in the same and closely related industries, and stockholder interests and concerns.
As described in the CD&A, we believe our compensation program is effective, appropriate and strongly aligned with the long-term interests of our stockholders and that the total compensation package provided to our Named Executive Officers (including potential payouts upon a termination of employment or change of control) are reasonable and not excessive. As you consider this Item 3, we urge you to read the CD&A section of this proxy statement for additional details on executive compensation, including information about our compensation philosophy and objectives and the past compensation of our Named Executive Officers, and to review the tabular disclosures regarding Named Executive Officer compensation together with the accompanying narrative disclosures in the “Executive Compensation and Other Information” section of this proxy statement.
In particular, please review the "2014 Highlights, Challenges and Effect on 2015 Compensation" section in the CD&A. Due to industry and market conditions, the Compensation Committee made the following determination with respect to the compensation of our Named Executive Officers for 2015:

•	no increases to base salary for 2015 (base salaries for 2015 are below the 50th percentile of our compensation peer group);

•	bonuses for 2014 (paid in 2015) were paid at 70% of target percentage of base salary; and

•	restricted stock and performance share unit awards were granted at 70% of target percentage of base salary.
Among the program features incorporated by the Compensation Committee to align with our executive compensation philosophy are the following:

•	Equity-based awards generally incorporate a three-year vesting period to emphasize long-term performance and executive officer commitment;

•
Our annual performance-based cash awards incorporate numerous financial and/or strategic performance metrics in order to properly balance risk with the incentives to drive our key annual financial and/or strategic initiatives and impose maximum payouts to further manage risk and the possibility of excessive payments;

•
We have focused our executives on long-term stockholder value creation through our use of equity-based awards, including PSUs tied to relative TSR performance, and the adoption of stock ownership guidelines that encourage our senior executives to own a significant amount of the Company’s stock; and

•
Cash payments under the Change in Control and Severance Benefit Plan and similar provisions of employment agreements require a double trigger (i.e., a termination of employment in connection with a change in control).

This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the philosophy, objectives and practices described in this proxy statement.
As an advisory vote, Item 3 is not binding on our Board of Directors or the Compensation Committee, will not overrule any decisions made by our Board of Directors or the Compensation Committee, or require our Board of Directors or the

Compensation Committee to take any specific action. Although the vote is non-binding, our Board of Directors and the Compensation Committee value the opinions of our stockholders, and will carefully consider the outcome of the vote when making future compensation decisions for our Named Executive Officers. In particular, to the extent there is any significant vote against our Named Executive Officers’ compensation as disclosed in this proxy statement, we will consider our stockholders’ concerns, and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.
Text of the Resolution to be Adopted
We are asking stockholders to vote “For” the following resolution:
“RESOLVED, that the stockholders approve, on an advisory basis, the compensation philosophy, policies and procedures and the compensation of the Named Executive Officers as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission (“SEC”), including the CD&A, the 2014 Summary Compensation Table and the other related tables and disclosures.”
Vote Required
The affirmative vote of stockholders holding at least a majority of the shares present and entitled to be voted on the proposal on the record date for determining stockholders entitled to vote at the 2015 Annual Meeting is required for approval of Item 3. If you own shares through a bank, broker or other holder of record, you must instruct your bank, broker or other holder of record how to vote in order for them to vote your shares so that your vote can be counted on this proposal.
Recommendation of our Board of Directors
The Board of Directors unanimously recommends an advisory vote "FOR" the approval of the compensation of our named executive officers, as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC.

ITEM 4

APPROVAL OF THE FIRST AMENDMENT TO THE
LTIP TO INCREASE THE MAXIMUM NUMBER OF SHARES BY 1,350,000 SHARES
At the 2015 Annual Meeting, the stockholders will be asked to approve the First Amendment (the “First Amendment”) to the Company’s Amended and Restated 2010 Long Term Incentive Plan (the “LTIP”) to, among other things, increase the number of shares of common stock reserved for issuance under the LTIP. If the First Amendment is approved at the 2015 Annual Meeting, it will become effective as of May 4, 2015. We believe approval of the First Amendment is advisable in order to ensure the Company has an adequate number of shares of common stock available to continue to grant meaningful long-term incentive awards to our employees.
Background and Purpose of the Proposal
The purpose of the First Amendment is to increase the number of shares of common stock that may be issued under the LTIP by 1,350,000 shares. In addition, the First Amendment would provide that certain shares subject to options, stock appreciation rights and similar appreciation-only Awards would not be available for re-issuance under the LTIP. See "Amendment to LTIP Related to Recycling Option Shares and Stock Appreciation Rights" below. The Board unanimously acted to amend the LTIP to effect the foregoing revisions on March 17, 2015, subject to stockholder approval at the 2015 Annual Meeting. If the First Amendment is approved by stockholders, we intend to file, pursuant to the Securities Act of 1933, as amended, a registration statement on Form S-8 to register the additional shares available for issuance under the LTIP.
The use of stock-based awards under the LTIP has been a key component of our compensation program since its original adoption in 2010. The LTIP was originally approved by the Board on May 17, 2010 and became effective as of the closing of our initial public offering in June 2010. The LTIP was amended and restated, effective on January 1, 2014, and approved by our stockholders at the 2014 Annual Meeting for purposes of complying with the requirements of Section 162(m) of the Internal Revenue Code, but no increase in the maximum number of shares available for issuance under the LTIP was requested at that time. The LTIP provides a means through which we and our subsidiaries may:

•
attract and retain the most qualified employees, directors and consultants ("participants") in the oil and gas industry by being competitive with compensation paid to persons having similar responsibilities and duties in other companies in the same and closely related industries;

•	reflect the unique qualifications, skills, experience and responsibilities of each participant:

•	pay for performance, whereby a participant's compensation is influenced by company performance;

•	align the interests of the participant with those of our stockholders with respect to long-term value creation; and

•	provide participants with additional incentive and reward opportunities designed to enhance the profitable growth of the Company.
Our successful operation and our ability to create long-term value for our stockholders depend on the efforts of over 560 employees, including management, directors and consultants, and we believe that it is in the best interest of the Company for all those individuals to have an ownership interest in the Company in recognition of their present and potential contributions. As a result, in 2014, over 70% of our equity awards were granted to employees other than our Named Executive Officers, and for the last three years, our grants to our Chief Executive Officer and Named Executive Officers as a percentage of total grants (the "concentration ratio") have been well below recommended thresholds for such concentration ratios.
We believe that approval of the First Amendment will give us the flexibility to continue to make stock-based grants and other awards permitted under the LTIP over the next three years in amounts determined appropriate by the Compensation Committee of the Board of Directors (the “committee”); however, this timeline is simply an estimate used to determine the number of additional shares of common stock requested under the First Amendment and future circumstances may require a change to expected equity grant practices. These circumstances include but are not limited to the future price of our common stock, award levels and amounts provided by our competitors and our hiring activity over the next few years. The closing market price of our common stock as of March 16, 2015 was $13.35 per share, as reported on the NYSE.
To date in 2015, we have awarded 1,645,070 shares of common stock to employees and directors pursuant to awards under the LTIP. It is our practice to grant awards to employees at the beginning of the year as part of each employee's compensation package, and due to the decline in our stock price largely related to the significant decline in oil prices over the last two quarters, we granted a higher number of shares to employees in 2015 than in years past, although the total value of each award did reflect Company performance. Furthermore, it has been our consistent practice to grant a mid-year discretionary award to non-executive employees. We believe these grants are retentive and further the objectives of the plan discussed above. If oil prices, and thus our stock price, remain low, we will not be able to maintain these employee grant practices into 2017 without the approval of the First Amendment.

As of March 16, 2015, the total number of shares of our outstanding common stock was 139,236,924. Our current dilution (which is the number of shares available for grant under the LTIP, divided by the total number of shares of our common stock outstanding) is approximately1.8%. If the First Amendment is approved, the potential dilution from issuances authorized under the LTIP will increase to approximately 3.1%. Please see “Summary of the LTIP-Number of Shares Subject to the LTIP” for additional information regarding the number of available shares being requested pursuant to the First Amendment. While we are aware of the potential dilutive effect of compensatory equity awards, we also recognize the significant motivational and performance benefits that may be achieved from making such awards.
Consequences of Failing to Approve the Proposal
Failure of our stockholders to approve this proposal will mean that we will continue to grant equity awards under the terms of the LTIP, in its current form, until the shares available for issuance thereunder are exhausted, which we estimate will occur in 2017, based on current expected equity grant practices and our current stock price. If the First Amendment is not approved by stockholders, the LTIP will remain in effect in its current form.
Summary of the LTIP
A summary of the material features of the LTIP, as amended to reflect the proposed First Amendment, is provided below but does not purport to be a complete description of all of the provisions of the LTIP. The summary below should be read in conjunction with, and is qualified in its entirety by reference to (i) the full text of the LTIP, which is incorporated by reference to Annex A to our Definitive Proxy Statement on Schedule 14A for our 2014 Annual Meeting of Stockholders (which such Definitive Proxy Statement was filed on March 19, 2014) and (ii) the First Amendment, which is attached to this proxy statement as Annex A.
Key Features of the LTIP. Key features of the LTIP include:

•	No discounted options or other awards may be granted;

•
Awards are non-transferrable, except to an award recipient’s immediate family member or related family trust, pursuant to a qualified domestic relations order or by will or the laws and descent and distribution;

•	No automatic award grants are made to any eligible individual;

•	Awards may be designed to meet the requirements for deductibility as “performance-based compensation” under Section 162(m) of the Internal Revenue Code;

•	Limitations on the maximum number or amount of awards that may be granted to certain individuals during any calendar year;

•	No repricing of stock options or stock appreciation rights without stockholder approval;

•	Awards are subject to potential reduction, cancellation, forfeiture or other clawback under certain specified circumstances; and

•
No recycling of shares subject to options or stock appreciation rights that are withheld or tendered to pay the exercise price of the Award or to satisfy any tax withholding obligation or that are covered by an option or stock appreciation right that is exercised.

Purposes of the LTIP. The purpose of the LTIP is to provide incentives to our employees and consultants (and those of our subsidiaries) and to members of our Board who are not employees or consultants to devote their abilities and energies to our success through affording such individuals a means to acquire and maintain stock ownership or awards, the value of which is tied to the performance of our common stock. The LTIP permits the grant of nonstatutory options, incentive stock options, stock appreciation rights, restricted stock, restricted stock units, bonus stock, dividend equivalents, and other stock-based awards, any of which may be further designated as performance awards (collectively referred to as “Awards”).
Administration. The LTIP will be administered by the committee pursuant to its terms and all applicable state, federal or other rules or laws. However, our Board of Directors may also take any action designated to the committee, unless it is determined that administration of the LTIP by “outside directors” is necessary with respect to Awards intended to qualify as “performance-based compensation” under Section 162(m). The committee has the sole discretion to determine the eligible employees, directors and consultants to whom Awards are granted under the LTIP and the manner in which such Awards will vest. Awards may be granted by the committee to employees, directors and consultants in such amounts (measured in cash, shares of common stock or as otherwise designated), at such times and on such terms and conditions as the committee shall determine. Subject to applicable law and the terms of the LTIP, the committee is authorized to interpret the LTIP, to establish, amend and rescind any rules and regulations relating to the LTIP, to delegate duties under the LTIP, to terminate, modify or amend the LTIP (except for certain amendments that require stockholder approval as described below), and to make any other determinations that it deems necessary or desirable for the administration of the LTIP. The committee may correct any defect, supply any omission or reconcile any inconsistency in the LTIP in the manner and to the extent the committee deems necessary or desirable. All determinations of the committee shall be final, binding and conclusive upon all parties.
Eligibility to Participate. The employees eligible to receive Awards under the LTIP are our employees and those of our subsidiaries. Members of our Board who are not employees or consultants of us or our subsidiaries are eligible to receive Awards and individuals who provide consulting, advisory or other similar services to us or our subsidiaries are also eligible to receive Awards. As of March 16, 2015, we had 560 employees and 5 non-employee directors who would be eligible to participate in the LTIP. While we made stock Awards to certain consultants under the LTIP in connection with our initial public offering, it has not been our practice to make Awards to such individuals since that time. As of March 16, 2015, we had a small number of consultants who would have been eligible to participate in the LTIP. Eligible employees, directors or consultants who are designated by the committee to receive an Award under the LTIP are referred to as “participants.”
Maximum Amount of Compensation. The LTIP provides that no participant may receive grants of share-denominated Awards during a calendar year with respect to more than 1,000,000 shares of our common stock (subject to adjustment in accordance with the terms of the LTIP), and that, for dollar-denominated Awards, the maximum aggregate dollar amount that may be granted to any participant in any calendar year is limited to $10,000,000.
Number of Shares Subject to the LTIP. The First Amendment would increase the number of shares of common stock available for Awards under the LTIP from the number originally authorized to be issued under the LTIP by 1,350,000 shares. Accordingly, the aggregate maximum number of shares authorized to be issued under the LTIP, since its inception, would be 8,550,000 shares of common stock, subject to certain adjustments as provided in the LTIP. The table below sets forth, as of March 16, 2015, the total number of shares issued, outstanding, and available for grant under all of the Company's equity plans. The LTIP is the only Company plan with shares available for future grants.

Total Restricted Stock Awards Outstanding (Unvested)	2,421,285
Total Performance Share Unit Awards Outstanding (Unvested)(1)	1,655,460
Total Stock Option Awards Outstanding	None
Total Shares Available for Grant Under the LTIP	1,713,978
Total Common Shares Outstanding	139,236,924
  __________________

(1)	As of March 16, 2015, represents shares subject to performance share unit, or PSU, awards outstanding, assuming the maximum payout level of 200% of the initial number of PSUs awarded.
If an Award is surrendered, exchanged, forfeited, settled in cash or otherwise lapses, expires, terminates, or is canceled without the actual delivery of the shares, including (a) shares forfeited with respect to restricted stock, and (b) the number of shares withheld or surrendered in payment of taxes related to an Award (other than an option, stock appreciation right or similar appreciation-only Award), the shares subject to those Awards will again be available for issuance under the LTIP, unless an applicable law or regulation prevents such re-issuance. However, to date, the Company has not made available for reissuance under the LTIP shares of the type identified in clause (b) above, and the number of "Total Shares Available for Grant Under the LTIP" reflected in the table above does not include any shares that have been withheld or surrendered in payment of taxes related to any Award under the LTIP.
Amendment to LTIP Related to Recycling Option Shares and Stock Appreciation Rights. The First Amendment would provide that, with respect to options, stock appreciation rights and any similar appreciation-only Award, the following shares will not be available for future Awards under the LTIP: (i) shares tendered or withheld in payment of any exercise or purchase price of such Award or taxes relating to such Award, (ii) shares that were subject to such Award that was exercised, or (iii) shares repurchased on the open market with the proceeds of such Award’s exercise price.
Source of Shares. Common stock issued under the LTIP may come from authorized but unissued shares of our common stock, from treasury stock held by us or from previously issued shares of common stock reacquired by us, including shares purchased on the open market.

Types of Awards. The LTIP provides for the granting of restricted stock awards, restricted stock units, bonus stock, dividend equivalents, incentive stock options, nonqualified stock options, stock appreciation rights and other stock-based awards, any of which may be further designated as a performance award. To date, the Compensation Committee has approved only grants of restricted stock and restricted stock units (designated as performance share units) pursuant to the LTIP.
Restricted Stock. Restricted stock may be granted under the LTIP, which means shares of our common stock are granted to an individual subject to transfer limitations, a risk of forfeiture and other restrictions imposed by the committee in its discretion. During the restricted period, the participant may not sell, assign or otherwise dispose of the restricted stock, and any stock certificate will contain an appropriate legend noting the restrictions upon such common stock until such time as all restrictions have been removed. Restrictions may lapse at such times and under such circumstances as determined by the committee. During the restricted period, the holder will have rights as a stockholder, including the right to vote the common stock subject to the Award and to receive cash dividends thereon (which may, if required by the committee be held by us during the restricted period subject to the same “vesting” terms as applicable to the underlying restricted stock Award). Unless otherwise determined by the committee, Common Stock distributed to a holder of a restricted stock Award in connection with a stock split or stock dividend, and other property (other than cash) distributed as a dividend, will be subject to restrictions and a risk of forfeiture to the same extent as the underlying restricted stock Award with respect to which such Common Stock or other property has been distributed. Unless otherwise noted in an individual Award agreement, the Company shall have the right to repurchase or recover any Restricted Stock if the participant shall terminate employment before the end of the restrictive period or the Restricted Stock is forfeited for any other reason.
Restricted Stock Units. Restricted stock units (“RSUs”) are rights to receive shares of common stock, cash or a combination thereof at the end of a specified period. The committee may subject RSUs to restrictions (which may include a risk of forfeiture) to be specified in the Award agreement and such restrictions may lapse at such times determined by the committee. RSUs granted under the LTIP subject to certain specified performance conditions are referred to as “performance share units.” RSUs may be satisfied by delivery of shares of common stock, cash equal to the fair market value of the specified number of shares of common stock covered by the RSUs, or any combination thereof determined by the committee at the date of grant or thereafter. Dividend equivalents on the specified number of shares of common stock covered by RSUs will either be paid on the dividend payment date with respect to such RSUs in cash or in shares of unrestricted common stock having a fair market value equal to the amount of such dividends or deferred with respect to such RSUs and the amount or value thereof automatically deemed reinvested in additional RSUs or other Awards, unless otherwise determined by the Committee on the date of grant.
Bonus Stock. Bonus stock Awards may be granted to eligible individuals. Each bonus stock Award will constitute a transfer of unrestricted shares of common stock on terms and conditions determined by the committee.
Dividend Equivalents. Dividend equivalents may be granted to eligible individuals, entitling the participant to receive cash, common stock, other Awards or other property equal in value to dividends paid with respect to a specified number of shares of common stock, or other periodic payments at the discretion of the committee. Dividend equivalents may be awarded on a freestanding basis or in connection with another Award. The committee may provide that dividend equivalents will be payable or distributed when accrued, deferred until a later payment date or deemed reinvested in additional common stock, Awards, or other investment vehicles. The committee will specify any restrictions on transferability and risks of forfeiture imposed upon dividend equivalents.
Stock Options. Stock options to purchase one or more shares of our common stock may be granted under the LTIP. The committee may determine to grant stock options that are either incentive stock options governed by Section 422 of the Internal Revenue Code, or stock options that are not intended to meet these requirements (called “nonstatutory options”). The committee will determine the specific terms and conditions of any stock option at the time of grant. The exercise price of any stock option will not be less than 100% of the fair market value of our common stock on the date of the grant (other than in limited situations pertaining to substitute Awards), and in the case of an incentive stock option granted to an eligible employee that owns more than 10% of our common stock, the exercise price will not be less than 110% percent of the fair market value of our common stock on the date of grant. The term for a stock option may not exceed 10 years. The committee will determine the methods and form of payment for the exercise price of an Option (including, in the discretion of the committee, payment in common stock, other Awards, or other property) and the methods and forms in which common stock will be delivered to a participant. The committee will determine at the time of a grant whether to require forfeiture of the options upon a termination of employment for any reason.
Stock Appreciation Rights. The committee may grant stock appreciation rights (or “SARs”) independent of or in connection with a stock option. The exercise price per share of an SAR will be an amount determined by the committee. However, SARs must generally have an exercise price not less than the fair market value of the common stock on the date the SAR is granted. Generally, each SAR will entitle a participant upon exercise to an amount equal to (i) the excess of (a) the fair market value of one share of common stock on the exercise date over (b) the exercise price, times (ii) the number of shares of common stock covered by the SAR. Payment shall be made in common stock or in cash, or partly in common stock and partly in cash, as determined by the committee. The term of an SAR may not exceed 10 years.
Other Stock-Based Awards. Other stock-based Awards may be granted that consist of a right denominated in or payable in, valued in whole or in part by reference to, or otherwise based on or related to shares of our common stock, subject to applicable legal limitations and the terms of the LTIP. In the discretion of the committee, other stock-based Awards may be subject to such vesting and other terms as the committee may establish, including performance goals. Cash Awards may be granted as an element of or a supplement to any other stock-based Awards permitted under the LTIP.
Performance Awards. The committee may designate that certain Awards granted under the LTIP constitute “performance” Awards. A performance Award is any Award the grant, exercise or settlement of which is subject to one or more performance standards. If the committee determines that an eligible person is a Covered Employee under Section 162(m) or the regulations thereunder and the contemplated Award is intended to qualify as “performance-based compensation” under such section, then the grant, exercise, vesting and/or settlement of such Award will be contingent upon the achievement of one or more pre-established performance goals based on one or more of the business criteria described below under “Item 5: Approval of the Material Terms of the LTIP for Purposes of Complying with the Requirements of Section 162(m) of the Internal Revenue Code-Business Criteria.” With respect to Awards intended to constitute “performance-based compensation,” performance goals will be designed to be objective, “substantially uncertain” of achievement at the date of grant and to otherwise meet the requirements of Section 162(m) and regulations thereunder. Performance goals may vary among Award recipients or among Awards to the same recipient. Performance goals will be established not later than 90 days after the beginning of any performance period applicable to such Awards, or at such other date as may be required or permitted for “performance-based compensation” under Section 162(m).
The committee may establish an unfunded pool for purposes of measuring performance against performance goals. Settlement of performance pool Awards may be in common stock, cash, or a combination of common stock and cash at the discretion of the committee. The committee may not increase the amount of a performance Award payable to a Covered Employee for purposes of Section 162(m) that is intended to be “performance-based compensation” under Section 162(m) but may exercise discretion to reduce any such Award. All determinations by the committee as to the establishment, amount and achievement of performance goals will be made in writing and the committee may not delegate any responsibility relating to such Awards granted to Covered Employees under Section 162(m).
Tax Withholding. We and our subsidiaries are authorized to withhold from any Award granted, or any payment relating to an Award under the LTIP, including from a distribution of common stock, amounts of withholding and other taxes due or potentially payable in connection with any transaction involving an Award, and to take any other action the committee may deem advisable to enable us and participants to satisfy obligations for the payment of withholding taxes and other tax obligations related to an Award.
Subdivision or Consolidation. In the event of certain changes to our capitalization, such as a stock split, stock combination, stock dividend, extraordinary cash dividend, exchange of shares, or other recapitalization, merger or otherwise, that result in an increase or decrease in the number of outstanding shares of common stock, appropriate adjustments will be made by the committee as to the number and price of shares subject to an Award, the number of shares available for issuance under the LTIP, and the maximum individual limitations applicable to share-based Awards.
Change in Control. Upon a “change in control” (as defined in the LTIP), the committee shall have the discretion without the consent or approval of any holder to take any of the following actions: (i) accelerate the time at which Awards may be exercisable or become vested; (ii) require the surrender of an Award with or without a cash payment; or (iii) make any such adjustments as the committee determines appropriate.
Amendment. The Board may amend, alter, suspend, discontinue or terminate the LTIP at any time, subject to the approval of our stockholders if required by any state or federal law or regulation or the rules of any stock exchange; provided, that without the consent of an affected participant, no such action by the Board may materially and adversely affect the rights of such participant under any previously granted and outstanding Award. The committee may waive any conditions or rights under, or amend, alter, suspend, discontinue or terminate any Award previously granted, except as otherwise provided in the LTIP; provided, that without the consent of an affected participant, no such committee action may materially and adversely affect the rights of a participant under such Award.
Term and Termination of the LTIP. No further Awards may be granted under the LTIP after June 16, 2020. The Board in its discretion may terminate the LTIP at any time with respect to any shares of common stock that are not subject to previous Awards. The LTIP will remain in effect until all Awards granted under the LTIP have been satisfied or have expired.

Transferability of Awards. Awards will not generally be transferable other than by will or the laws of descent and distribution, or pursuant to a qualified domestic relations order issued by a court of competent jurisdiction. An incentive stock option will not be transferable other than by will or the laws of descent and distribution. With respect to a specific nonstatutory option or SAR, in accordance with rules and procedures established by the committee from time to time, the participant may transfer, for estate planning purposes, all or part of such Award to one or more immediate family members or related family trusts or partnerships or similar entities, as determined by the committee. Any attempt to transfer an Award in violation of the terms of the LTIP or without proper notification to the committee shall be deemed null and void, and at the discretion of the committee, may result in a forfeiture of that Award.
Clawback Policy. The LTIP and Awards issued thereunder will be subject to any written clawback policy we adopt, which policy may subject a participant’s Awards, or amounts paid or realizable under such Awards, under the LTIP to reduction, cancellation, forfeiture or recoupment if certain events or wrongful conduct specified in the policy occur.
Certain Federal Income Tax Consequences
The following discussion is for general information only and is intended to summarize briefly the U.S. federal income tax consequences of certain transactions contemplated under the LTIP. This description is based on current laws in effect on March 16, 2015, which are subject to change (possibly retroactively). The tax treatment of participants in the LTIP may vary depending on each participant’s particular situation and may, therefore, be subject to special rules not discussed below. No attempt has been made to discuss any potential foreign, state or local tax consequences. Participants are advised to consult with a tax advisor concerning the specific tax consequences of participating in the LTIP.
Tax Consequences to participants under the LTIP
Stock Options and Stock Appreciation Rights. Participants will not realize taxable income upon the grant of a stock option or a SAR. Upon the exercise of a nonstatutory option or a SAR, a participant will recognize ordinary compensation income (subject to withholding if an employee) in an amount equal to the excess of (i) the amount of cash and the fair market value of the common stock received, over (ii) the exercise price of the Award. A participant will generally have a tax basis in any shares of common stock received pursuant to the exercise of a nonstatutory option or SAR that equals the fair market value of such shares on the date of exercise. Subject to the discussion under “Tax Consequences to the Company” below, we will be entitled to a deduction for federal income tax purposes that corresponds as to timing and amount with the compensation income recognized by a participant under the foregoing rules. When a participant sells the common stock acquired as a result of the exercise of a nonstatutory option or SAR, any appreciation (or depreciation) in the value of the common stock after the exercise date is treated as long- or short-term capital gain (or loss) for federal income tax purposes, depending on the holding period. The common stock must be held for more than 12 months to qualify for long-term capital gain treatment.
Participants eligible to receive a stock option intended to qualify as an incentive stock option under Section 422 of the Internal Revenue Code will not recognize taxable income on the grant of an incentive stock option. Upon the exercise of an incentive stock option, a participant will not recognize taxable income, although the excess of the fair market value of the shares of common stock received upon exercise of the incentive stock option (“ISO Stock”) over the exercise price will increase the alternative minimum taxable income of the participant, which may cause such participant to incur alternative minimum tax. The payment of any alternative minimum tax attributable to the exercise of an incentive stock option would be allowed as a credit against the participant’s regular tax liability in a later year to the extent the participant’s regular tax liability is in excess of the alternative minimum tax for that year.
Upon the disposition of ISO Stock that has been held for the required holding period (generally, at least two years from the date of grant and one year from the date of exercise of the incentive stock option), a participant will generally recognize capital gain (or loss) equal to the excess (or shortfall) of the amount received in the disposition over the exercise price paid by the participant for the ISO Stock. However, if a participant disposes of ISO Stock that has not been held for the requisite holding period (a “Disqualifying Disposition”), the participant will recognize ordinary compensation income in the year of the Disqualifying Disposition in an amount equal to the amount by which the fair market value of the ISO Stock at the time of exercise of the incentive stock option (or, if less, the amount realized in the case of an arm’s length disposition to an unrelated party) exceeds the exercise price paid by the participant for such ISO Stock. A participant would also recognize capital gain to the extent the amount realized in the Disqualifying Disposition exceeds the fair market value of the ISO Stock on the exercise date. If the exercise price paid for the ISO Stock exceeds the amount realized (in the case of an arm’s-length disposition to an unrelated party), such excess would ordinarily constitute a capital loss.
We will generally not be entitled to any federal income tax deduction upon the grant or exercise of an incentive stock option, unless a participant makes a Disqualifying Disposition of the ISO Stock. If a participant makes a Disqualifying Disposition, we will then, subject to the discussion below under “Tax Consequences to the Company,” be entitled to a tax deduction that corresponds as to timing and amount with the compensation income recognized by a participant under the rules described in the preceding paragraph.
Under current rulings, if a participant transfers previously held shares of common stock (other than ISO Stock that has not been held for the requisite holding period) in satisfaction of part or all of the exercise price of a stock option, whether a nonstatutory option or an incentive stock option, no additional gain will be recognized on the transfer of such previously held shares in satisfaction of the nonstatutory option or incentive stock option exercise price (although a participant would still recognize ordinary compensation income upon exercise of an nonstatutory option in the manner described above). Moreover, that number of shares of common stock received upon exercise which equals the number of shares of previously held common stock surrendered in satisfaction of the nonstatutory option or incentive stock option exercise price will have a tax basis that equals, and a capital gains holding period that includes, the tax basis and capital gains holding period of the previously held shares of common stock surrendered in satisfaction of the nonstatutory option or incentive stock option exercise price. Any additional shares of common stock received upon exercise will have a tax basis that equals the amount of cash (if any) paid by the participant, plus the amount of compensation income recognized by the participant under the rules described above.
The LTIP generally prohibits the transfer of Awards other than by will or according to the laws of descent and distribution or pursuant to a qualified domestic relations order, but the LTIP allows the committee to permit the transfer of Awards (other than incentive stock options) in limited circumstances, in its discretion. For income and gift tax purposes, certain transfers of nonstatutory options should generally be treated as completed gifts, subject to gift taxation.
The Internal Revenue Service has not provided formal guidance on the income tax consequences of a transfer of nonstatutory options (other than in the context of divorce) or SARs. However, the Internal Revenue Service has informally indicated that after a transfer of stock options (other than in the context of divorce pursuant to a domestic relations order), the transferor will recognize income, which will be subject to withholding, and FICA/FUTA taxes will be collectible at the time the transferee exercises the stock options. If a nonstatutory option is transferred pursuant to a domestic relations order, the transferee will recognize ordinary income upon exercise by the transferee, which will be subject to withholding, and FICA/FUTA taxes (attributable to and reported with respect to the transferor) will be collectible from the transferee at such time.
In addition, if a participant transfers a vested nonstatutory option to another person and retains no interest in or power over it, the transfer is treated as a completed gift. The amount of the transferor’s gift (or generation-skipping transfer, if the gift is to a grandchild or later generation) equals the value of the nonstatutory option at the time of the gift. The value of the nonstatutory option may be affected by several factors, including the difference between the exercise price and the fair market value of the stock, the potential for future appreciation or depreciation of the stock, the time period of the nonstatutory option and the illiquidity of the nonstatutory option. The transferor will be subject to a federal gift tax, which will be limited by (i) the annual exclusion of $14,000 per donee (for 2015, subject to adjustment in future years), (ii) the transferor’s lifetime unified credit, or (iii) the marital or charitable deductions. The gifted nonstatutory option will not be included in the participant’s gross estate for purposes of the federal estate tax or the generation-skipping transfer tax.
This favorable tax treatment for vested nonstatutory options has not been extended to unvested nonstatutory options. Whether such consequences apply to unvested nonstatutory options or to SARs is uncertain and the gift tax implications of such a transfer is a risk the transferor will bear upon such a disposition.
Other Awards: Cash Awards, Restricted Stock Units, Dividend Equivalents, Restricted Stock and Bonus Stock. A participant will recognize ordinary compensation income upon receipt of cash pursuant to a cash award or, if earlier, at the time the cash is otherwise made available for the participant to draw upon. Individuals will not have taxable income at the time of grant of a restricted stock unit, but rather, will generally recognize ordinary compensation income at the time he or she receives cash or shares of common stock in settlement of the restricted stock unit award, as applicable, in an amount equal to the cash or the fair market value of the common stock received. The dividend equivalents, if any, received with respect to a restricted stock unit or other Award will be taxable as ordinary compensation income, not dividend income, when paid.
A recipient of restricted stock or bonus stock generally will be subject to tax at ordinary income tax rates on the fair market value of the common stock when it is received, reduced by any amount paid by the recipient; however, if the common stock is not transferable and is subject to a substantial risk of forfeiture when received, a participant will recognize ordinary compensation income in an amount equal to the fair market value of the common stock (i) when the common stock first becomes transferable and is no longer subject to a substantial risk of forfeiture, in cases where a participant does not make a valid election under Section 83(b) of the Internal Revenue Code, or (ii) when the Award is received, in cases where a participant makes a valid election under Section 83(b) of the Internal Revenue Code. If a Section 83(b) election is made and the shares are subsequently forfeited, the recipient will not be allowed to take a deduction for the value of the forfeited shares. If a Section 83(b) election has not been made, any dividends received with respect to restricted stock that is subject at that time to a risk of forfeiture or restrictions on transfer generally will be treated as compensation that is taxable as ordinary income to the recipient; otherwise the dividends will be treated as dividends.
A participant who is an employee will be subject to withholding for federal, and generally for state and local, income taxes at the time he recognizes income under the rules described above. The tax basis in the common stock received by a participant will equal the amount recognized by him as compensation income under the rules described in the preceding paragraph, and the participant’s capital gains holding period in those shares will commence on the later of the date the shares are received or the restrictions lapse. Subject to the discussion below under “Tax Consequences to the Company,” we will be entitled to a deduction for federal income tax purposes that corresponds as to timing and amount with the compensation income recognized by a participant under the foregoing rules.
Code Section 409A. Awards under the LTIP are intended to be designed, granted and administered in a manner that is either exempt from the application of or complies with the requirements of Section 409A of the Internal Revenue Code in an effort to avoid the imposition of taxes and/or penalties. To the extent that an Award under the LTIP fails to comply with Section 409A, such Award will to the extent possible be modified to comply with such requirements.
Tax Consequences to the Company
Reasonable Compensation. In order for the amounts described above to be deductible by the Company (or a subsidiary), such amounts must constitute reasonable compensation for services rendered or to be rendered and must be ordinary and necessary business expenses.
Golden Parachute Payments. The ability of the Company (or the ability of one of our subsidiaries) to obtain a deduction for future payments under the LTIP could also be limited by the golden parachute rules of Section 280G of the Internal Revenue Code, which prevent the deductibility of certain excess parachute payments made in connection with a change in control of an employer-corporation.
Performance-Based Compensation. The ability of the Company (or the ability of one of our subsidiaries) to obtain a deduction for amounts paid under the LTIP could be limited by Section 162(m). Section 162(m) limits our ability to deduct compensation, for federal income tax purposes, paid during any year to a Covered Employee in excess of $1,000,000. However, an exception applies to this limitation in the case of certain “performance-based compensation.” In order to exempt “performance-based compensation” (or “Section 162(m) Awards”) from the $1,000,000 deductibility limitation, the grant, vesting, exercise or settlement of the Award must be based on the satisfaction of one or more performance goals selected by the Committee and certain other requirements must be met, including stockholder approval requirements. To allow Awards to qualify as “performance-based compensation,” we are seeking stockholder approval of the material terms of the LTIP, including the maximum amount of compensation that may be paid under the LTIP, pursuant to Item 5. Performance Awards intended to be Section 162(m) Awards may not be granted in a given period if such Awards relate to a number of shares of common stock that exceeds a specified limitation or, alternatively, result in cash compensation that exceeds a specified limitation. Under the terms of the LTIP, a Covered Employee who receives an Award intended to be a Section 162(m) Award may not receive Awards relating to more than (i) 1,000,000 shares of common stock in a given calendar year in the case of stock-denominated Awards (subject to adjustment in a manner consistent with the other provisions of the LTIP), or (ii) $10,000,000 in a given calendar year with respect to cash-denominated Awards. Although the LTIP has been drafted to satisfy the requirements for the “performance-based compensation” exception, we may determine that it is in the company’s best interests not to satisfy the requirements for the exception in certain situations.
The above summary relates to U.S. federal income tax consequences only and applies to U.S. citizens and foreign persons who are U.S. residents for U.S. federal income tax purposes.
New Plan Benefits
The future Awards, if any, that will be made to eligible individuals under the LTIP are subject to the discretion of the committee, and thus we cannot currently determine the benefits or number of shares subject to Awards that may be granted to participants in the future under the LTIP. Therefore, the New Plan Benefits Table is not provided.

Required Vote for Approval

The affirmative vote of stockholders holding at least a majority of the shares present and entitled to be voted on the proposal on the record date for determining stockholders entitled to vote at the 2015 Annual Meeting is required for approval of Item 4. If you own shares through a bank, broker or other holder of record, you must instruct your bank, broker or other holder of record how to vote in order for them to vote your shares so that your vote can be counted on this proposal.

Recommendation of our Board of Directors

The Board of Directors unanimously recommends that stockholders vote "FOR" the approval of the First Amendment.

ITEM 5

APPROVAL OF THE MATERIAL TERMS OF THE LTIP
FOR PURPOSES OF COMPLYING WITH THE REQUIREMENTS OF
SECTION 162(M) OF THE INTERNAL REVENUE CODE

Background and Purpose of the Proposal
In addition to the approval of the First Amendment, our stockholders are also being asked to approve the material terms of the LTIP with respect to the additional shares of common stock that will be added to the LTIP pursuant to the First Amendment if the First Amendment is approved by stockholders pursuant to Item 4, or the Additional Shares, for purposes of complying with certain requirements of Section 162(m) of the Internal Revenue Code (“Section 162(m)”). As explained in greater detail below, we believe approval of this Item 5 is advisable in order to allow us to grant awards under the LTIP that may qualify as “performance-based compensation” under Section 162(m).
The LTIP is designed, in part, to allow us to provide “performance-based compensation” that may be tax-deductible by us and our subsidiaries without regard to the limits of Section 162(m) in the event we choose to structure compensation in a manner that will satisfy the exemption. Under Section 162(m), the federal income tax deductibility of compensation paid to the Chief Executive Officer and the three other most highly compensated executive officers (other than the Chief Executive Officer and the Chief Financial Officer) determined pursuant to the executive compensation disclosure rules of the SEC (the “Covered Employees”) may be limited to the extent such compensation exceeds $1,000,000 in any taxable year. However, we may deduct compensation paid to the Covered Employees in excess of that amount if it qualifies for exemption as “performance-based compensation” under Section 162(m).
In addition to certain other requirements, in order for awards under the LTIP to constitute “performance-based compensation,” the material terms of the LTIP must be periodically disclosed to and approved by our stockholders. Under Section 162(m), the material terms of the LTIP that stockholders are being asked to approve are (i) the employees eligible to receive compensation under the LTIP, (ii) the maximum amount of compensation that may be paid to an individual under the LTIP during a specified period, and (iii) the list of business criteria on which performance goals may be based. Each of these items is discussed below, and stockholder approval of this Item 5 constitutes approval of each of these items for purposes of the Section 162(m) stockholder approval requirements.

Consequences of Failing to Approve the Proposal
If this Item 5 is not approved, our Covered Employees may not receive the compensation that we intended to provide them under the LTIP and the deductibility of Awards granted to Covered Employees in the future may potentially be limited. This means that the Company may be limited in its ability to grant Awards that satisfy its compensation objectives and that are deductible (although the Company retains the ability to evaluate the performance of the Covered Employees and to pay appropriate compensation even if some of it may be non-deductible). For the avoidance of doubt, if this Item 5 is not approved by stockholders, we will continue to be able to grant “performance-based compensation” within the meaning of Section 162(m) under the LTIP with respect to shares of common stock currently available under the LTIP (i.e., prior to giving effect to the First Amendment and the Additional Shares) as a result of the approval of the material terms of the LTIP by our stockholders at the 2014 Annual Meeting.
Administration
The Compensation Committee of the Board (the "committee"), which is composed entirely of independent directors, will administer the LTIP pursuant to its terms and all applicable state, federal or other rules or laws. Pursuant to its charter, the Compensation Committee may delegate to its chairman, any one of its members or any subcommittee it forms, the responsibility and authority for any particular matter, as it deems appropriate from time to time under the circumstances. In particular, the committee has the authority to delegate the approval of award grants and other transactions and responsibilities regarding the administration of compensatory programs to a subcommittee of members who are "outside directors" for the purposes of administering a compensation program pursuant to Section 162(m). However, we believe that all of the members of our Compensation Committee currently qualify as "outside directors" for purposes of 162(m).

Eligibility to Participate
Consistent with certain provisions of Section 162(m) and the accompanying regulations, the employees eligible to receive compensation must be set forth in the plan and approved by our stockholders. The employees eligible to receive Awards under the LTIP are our employees and those of our subsidiaries. Members of our Board who are not employees or consultants of us or our subsidiaries are eligible to receive Awards and individuals who provide consulting, advisory or other similar services to us or our subsidiaries are also eligible to receive Awards. Although Section 162(m) only limits the deductibility for compensation paid to a Covered Employee who is employed as of the end of the year, the performance goals described below may be applied to other senior officers in the event that any of them could be deemed to be a Covered Employee under the Section 162(m) regulations during the time that they hold the performance Award.
Maximum Amount of Compensation
Consistent with certain provisions of Section 162(m) and accompanying regulations, restrictions on the maximum amount of compensation that may be awarded to an individual in a specified period must be provided for in the plan and approved by our stockholders. The LTIP provides that no participant may receive grants of share-denominated Awards during a calendar year with respect to more than 1,000,000 shares of our common stock (subject to adjustment in accordance with the terms of the LTIP), and that, for dollar-denominated Awards, the maximum aggregate dollar amount that may be granted to any participant in any calendar year is limited to $10,000,000. These limits are not intended to suggest that the amount of compensation received by any Covered Employee or other participant will be the maximum set forth in the LTIP.

Business Criteria
Consistent with certain provisions of Section 162(m) and accompanying regulations, the business criteria on which performance goals may be based must be provided for in the plan and approved by our stockholders. If the committee determines that an eligible person is a Covered Employee under Section 162(m) or the regulations thereunder and the contemplated Award is intended to qualify as “performance-based compensation” under such section, then the grant, exercise, vesting and/or settlement of such Award will be contingent upon the achievement of one or more pre-established performance goals based on one or more of the business criteria set forth below. With respect to Awards intended to constitute “performance-based compensation,” performance goals will be designed to be objective, “substantially uncertain” of achievement at the date of grant and to otherwise meet the requirements of Section 162(m) and regulations thereunder. Performance goals may vary among Award recipients or among Awards to the same recipient. Performance goals will be established not later than 90 days after the beginning of any performance period applicable to such Awards, or at such other date as may be required or permitted for “performance-based compensation” under Section 162(m).
One or more of the following business criteria for the Company, on a consolidated basis, and/or for specified subsidiaries, divisions, businesses or geographical units of the Company (except with respect to stock price and earnings per share criteria), will be used by the committee in establishing performance goals: (i) earnings per share (diluted or basic); (ii) revenues; (iii) cash flow; (iv) cash flow from operations; (v) cash flow return on investment; (vi) return on net assets; (vii) return on assets; (viii) return on investment; (ix) return on capital; (x) return on equity; (xi) economic value added; (xii) operating margin; (xiii) contribution margin; (xiv) net income; (xv) net income per share; (xvi) pretax earnings; (xvii) pretax earnings before interest, depreciation and amortization; (xviii) pretax operating earnings after interest expense and before incentives, service fees, and extraordinary or special items; (xix) total stockholder return; (xx) debt reduction or management; (xxi) market share; (xxii) stock price; (xxiii) operating income; (xxiv) reserve growth; (xxv) reserve replacement; (xxvi) production growth; (xxvii) finding/ development costs; (xxviii) lease operating expense; (xxix) sales; (xxx) expense reduction or management; (xxxi) stockholder value added; (xxxii) net operating profit; (xxxiii) net operating profit after tax; (xxxiv) effective equipment utilization; (xxxv) achievement of savings from business improvement projects; (xxxvi) capital project deliverables; (xxxvii) performance against environmental targets; (xxxviii) safety performance and/or incident rate; (xxxix) human resources management targets, including medical cost reductions and time to hire; (xl) leverage ratios including debt to equity and debt to total capital; (xli) new or expanded market penetration; (xlii) satisfactory internal or external audits; (xliii) inventory or reserves growth; and (xliv) any of the above goals determined on an absolute or relative basis or as compared to the performance of a published or special index deemed applicable by the committee including, but not limited to, the Standard & Poor’s 500 Stock Index or a group of comparable companies. To the extent consistent with Section 162(m) with respect to Awards intended to constitute “performance-based compensation,” in establishing or adjusting a performance goal, the committee may exclude the impact of any of the following events or occurrences which the committee determines should appropriately be excluded: (i) any amounts accrued by us or our subsidiaries pursuant to management bonus plans or cash profit sharing plans and related employer payroll taxes for the fiscal year; (ii) any discretionary or matching contributions made to a savings and deferred profit-sharing plan or deferred compensation plan for the fiscal year; (iii) asset write-downs; (iv) litigation, claims, judgments or settlements; (v) the effect of changes in tax law or other such laws or regulations affecting reported results; (vi) accruals for reorganization and restructuring programs; (vii) any extraordinary, unusual or nonrecurring items as described in the Accounting Standards Codification Topic 225, as the same may be amended or superseded from time to time; (viii) any change in accounting principle as defined in the Accounting Standards Codification Topic 250, as the same may be amended or superseded from time to time; (ix) any loss from a discontinued operation as described in the Accounting Standards Codification Topic 360, as the same may be amended or superseded from time to time; (x) goodwill impairment charges; (xi)

operating results for any business acquired during a specified calendar year; (xii) third party expenses associated with any acquisition by us or any subsidiary; (xiii) items that the Board has determined do not represent core operations of the Company (such as interest, expenses, taxes, depreciation and depletion, amortization and accretion charges); (xiv) marked-to-market adjustments for financial instruments; (xv) impairment to assets; and (xvi) any other extraordinary events or occurrences identified by the committee.
The committee may establish an unfunded pool for purposes of measuring performance against performance goals. Settlement of performance pool Awards may be in common stock, cash, or a combination of common stock and cash at the discretion of the committee. The committee may not increase the amount of a performance Award payable to a Covered Employee for purposes of Section 162(m) that is intended to be “performance-based compensation” under Section 162(m) but may exercise discretion to reduce any such Award. All determinations by the committee as to the establishment, amount and achievement of performance goals will be made in writing and the committee may not delegate any responsibility relating to such Awards granted to Covered Employees under Section 162(m).

Other Material LTIP Provisions
For a detailed description of the other material terms of, certain tax consequences associated with participation in and other information regarding the LTIP, please see “Item 4: Approval of the First Amendment to the LTIP to increase the number of shares by 1,350,000 Shares.”

Required Vote for Approval
The affirmative vote of stockholders holding at least a majority of the shares present and entitled to be voted on the proposal on the record date for determining stockholders entitled to vote at the 2015 Annual Meeting is required for approval of Item 5. If you own shares through a bank, broker or other holder of record, you must instruct your bank, broker or other holder of record how to vote in order for them to vote your shares so that your vote can be counted on this proposal.
Recommendation of our Board of Directors

The Board of Directors unanimously recommends that stockholders for "FOR" the approval of the material terms of the LTIP for purposes of complying with Section 162(m) of the Internal Revenue Code.

EQUITY COMPENSATION PLAN INFORMATION
The following table provides information regarding the shares of our common stock that may be issued under our existing equity compensation plan, the LTIP, as of December 31, 2014. The number of securities reported in column (c) as available for future issuance does not include any of the Additional Shares that stockholders are being asked to approve at the 2015 Annual Meeting. See “Item 4: Approval of the First Amendment to the LTIP to increase the maximum number of shares by 1,350,000 shares.”

Equity Compensation Plan Information as of December 31, 2014
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(a)	Weighted-average exercise price of outstanding options, warrants and rights(b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a))(c)
Equity compensation plans approved by security holders	0	0	0
Equity compensation plans not approved by security holders (1)	804,280(2)	0	3,768,424(3)
Total	804,280(2)	$—	3,768,424 (3)

(1) The 2010 Long Term Incentive Plan, or LTIP, was originally adopted prior to the completion of our initial public offering in June 2010 and was not required to be approved by our public stockholders. On May 1, 2014, at our 2014 Annual Meeting, the stockholders approved the Amended and Restated 2010 Long Term Incentive Plan and material plan terms for purposes of complying with the requirements of Section 162(m) of the Internal Revenue Code. No increase in the maximum number of shares issuable under the LTIP was requested at the 2014 Annual Meeting.

(2) Represents shares subject to performance share unit, or PSU, awards granted under the LTIP in 2012, 2013 and 2014, as of December 31, 2014, assuming the maximum payout level of 200% of the initial number of PSUs awarded. If the PSUs are paid at the target payout level of 125% of the initial number of PSUs awarded, 502,675 shares would be issued upon the vesting of such PSUs, and 3,868,959 shares would have been available for future issuance, as of December 31, 2014. There is no weighted-average exercise price with respect to the PSU awards.

(3)
Does not take into account January 2015 LTIP grants. For awards outstanding and shares remaining available for issuance under the LTIP as of the Record Date, please see "Item Four - Approval of the First Amendment to the LTIP to Increase the Maximum Number of Shares by 1,350,000 Shares--Number of Shares Subject to the LTIP."

For more information about the LTIP, which did not, at the time of its initial adoption, require approval by our stockholders, refer to “Item 4: Approval of the First Amendment to the LTIP to increase the maximum number of shares by 1,350,000 shares.”

ITEM 6

IF PRESENTED, CONSIDER AND VOTE UPON A STOCKHOLDER PROPOSAL REQUESTING THE ADOPTION BY THE BOARD OF A POLICY THAT THE CHAIRMAN OF THE BOARD SHOULD BE AN INDEPENDENT DIRECTOR

The Central Laborers' Pension Fund, P.O. Box 1267, Jacksonville, Illinois 62651-1267, a beneficial owner of 3,620 shares of the Company's common stock, has advised the Company that it intends to submit the following proposal at the Annual Meeting. We are not responsible for the contents of the language of the stockholder proposal or the statement in support of the proposal. Our Board of Directors unanimously opposes this proposal by the stockholder for the reasons set forth in the Statement by the Board of Directors in Opposition to the Proposal, which follows the stockholder proposal.

RESOLVED: That the stockholders of Oasis Petroleum, Inc. (“Oasis” or “the Company”) ask the board of directors to adopt a policy that, whenever possible, the board’s chairman should be an independent director who has not previously served as an executive officer of the Company. The policy should be implemented so as not to violate any contractual obligation. The policy should also specify (a) how to select a new independent chairman if a current chairman ceases to be independent during the time between annual meetings of shareholders; and, (b) that compliance with the policy is excused if no independent director is available and willing to serve as chairman.

Statement by Proponent in Support of the Proposal

It is the responsibility of the Board of Directors to protect shareholders’ long-term interests by providing independent oversight of management, including the Chief Executive Officer (CEO), in directing the corporation’s business and affairs. Currently Mr. Thomas B. Nusz is both Chairman of the Board of Directors and CEO. We believe that this scheme may not adequately protect shareholders.
We believe that an independent Chairman who sets agendas, priorities and procedures for the board can enhance board oversight of management and help ensure the objective functioning of an effective board. We also believe that having an independent Chairman (in practice as well as appearance) can improve accountability to shareowners, and we view the alternative of having a lead outside trustee, even one with a robust set of duties, as not adequate to fulfil these functions.
A number of respected institutions recommend such separation. CalPERS’ Corporate Core Principles and Guidelines state that “independence of a majority of the Board is not enough”; “the leadership of the board must embrace independence, and it must ultimately change the way in which directors interact with management.” In 2009 the Milstein Center at Yale School of Management issued a report, endorsed by a number of investors and board members, which recommended splitting the two positions as the default provision for U.S. companies. A commission of The Conference Board stated in a 2003 report: “Each corporation should give careful consideration to separating the offices of Chairman of the Board and CEO, with those two roles being performed by separate individuals. The Chairman would be one of the independent directors.”
We believe that the recent economic crisis demonstrates that no matter how many independent trustees there are on the Board, that Board is less able to provide independent oversight of the officers if the Chairman of that Board is also the CEO of the Company.
We, therefore, urge shareholders to vote FOR this proposal.

Statement by the Board of Directors in Opposition to the Proposal

The Board has carefully considered this Proposal and recommends that you vote AGAINST the Proposal for the following reasons:

The Board recommends a vote AGAINST this proposal because the Board believes that stockholder interests are best served when directors have the flexibility to determine the best person to serve as Chairman, whether that person is an independent director, a non-independent director or the CEO.
Currently, the Board has flexibility to exercise its business judgment, the standard generally required with respect to director action, and to choose the optimal leadership for the Board depending upon the Company’s particular needs and circumstances. Implementing this proposal would deprive the Board of its ability to organize and structure its functions in a manner that is most effective and in the best interests of stockholders at any given time. The directors serving on the Board possess considerable professional and industry experience, significant experience as directors of both public and private companies and a unique knowledge of the challenges and opportunities that the Company faces. As such, the Board believes that it is in the best position to evaluate the needs of the Company and to determine how best to organize the Company’s leadership structure to meet those needs.
As required by its charter, the Nominating & Governance Committee of the Board, which is comprised entirely of independent directors, reviews the Board’s policy regarding the structure of the offices of Chairman and CEO. Furthermore, as part of the annual evaluation of Board by the directors, directors comment on whether the Board’s practice of having the CEO serve as Chairman is appropriate for the Company at that point in time. The Board regularly reviews the Company’s governance, including as to the Board’s leadership structure, and, currently, the Board believes that combining the positions of Chairman and CEO promotes unified leadership and direction for the Company, which allows for a single, clear focus for management to execute the Company’s strategy and business plans. As CEO, the Chairman is best suited to ensure that critical business issues are identified and brought before the Board, which enhances the Board’s ability to develop and implement business strategies.
The Board does recognize the importance of independent oversight of the CEO and management, and it has instituted structures and practices to enhance such oversight. For instance, the CEO’s performance is evaluated annually by the Compensation Committee, which is comprised entirely of independent directors. In addition, to ensure a strong and independent board, five of the Company’s seven directors are independent. Furthermore, the Company’s Corporate Governance Guidelines provide that, based on the recommendation of the Nominating & Governance Committee, the Board annually will elect one of its members as the Lead Director to preside over the meetings of the non-management directors and to provide, in conjunction with the Chairman and CEO, leadership and guidance to the Board.
The Lead Director provides, in conjunction with the Chairman, leadership and guidance to the Board of Directors. He also (i) serves as chairman of the executive sessions of the independent directors; (ii) establishes the agenda for each meeting of the non-management directors; and (iii) serves as the Board’s contact for employee and stockholder communications with the Board of Directors. In addition, all directors are encouraged to suggest the inclusion of agenda items or revisions to meeting materials, and any director is free to raise at any Board meeting items that are not on the agenda for that meeting. All of these principles are set forth in the Company’s Corporate Governance Guidelines on the Company’s website.
Additionally, at each Board meeting, the independent directors meet in executive session. The Lead Director presides at these meetings and provides the Board’s guidance and feedback to the Chairman and the Company’s management team. Further, the Board has complete access to the Company’s management team.
Finally, the proponent implies that “the recent economic crisis” may have been due to lack of oversight by boards without independent chairmen. The Board is not aware of any study linking non-independent chairmen of the board to an economic crisis.
The Board believes that the policy proposed by the stockholder would unduly impair the Board’s flexibility to select the individual it deems best suited to serve as Chairman depending on the circumstances. Given strong independent Board oversight of the CEO and management and the Company’s corporate governance practices, including an effective independent Lead Director, the Board does not believe that a fixed policy requiring an independent Chairman, regardless of the circumstances, is in the best interests of stockholders. Instead, the Board believes that preserving the Board’s flexibility to determine who the best individual is to serve as Chairman, within the context of an effective, balanced corporate governance structure, will continue to best serve the interests of the Company and its stockholders.
The Board of Directors unanimously recommends that stockholders vote AGAINST this Proposal.

STOCKHOLDER PROPOSALS; IDENTIFICATION OF DIRECTOR CANDIDATES
Any stockholder of the Company who desires to submit a proposal for action at the 2016 annual meeting of stockholders and wishes to have such proposal (a “Rule 14a-8 Proposal”) included in the Company’s proxy materials, must submit such Rule 14a-8 Proposal to the Company at its principal executive offices no later than November 19, 2015 unless the Company notifies the stockholders otherwise. Only those Rule 14a-8 Proposals that are timely received by the Company and proper for stockholder action (and otherwise proper) will be included in the Company’s proxy materials.
Any stockholder of the Company who desires to submit a proposal for action at the 2016 annual meeting of stockholders, but does not wish to have such proposal (a “Non-Rule 14a-8 Proposal”) included in the Company’s proxy materials, must submit such Non-Rule 14a-8 Proposal to the Company at its principal executive offices so that it is received between January 5, 2016 and February 4, 2016, unless the Company notifies the stockholders otherwise. If a Non-Rule 14a-8 Proposal is not received by the Company on or before February 4, 2016, then the Company intends to exercise its discretionary voting authority with respect to such Non-Rule 14a-8 Proposal.
“Discretionary voting authority” is the ability to vote proxies that stockholders have executed and submitted to the Company, on matters not specifically reflected in the Company’s proxy materials, and on which stockholders have not had an opportunity to vote by proxy.
It is the responsibility of the Nominating and Governance Committee to identify, evaluate and recommend to the Board the Directors nominees for election at the annual meeting of stockholders, as well as to fill vacancies or additions on the Board of Directors that may occur between annual meetings. The Nominating and Governance Committee endeavors to recommend only director candidates who possess the highest personal values and integrity; who have experience and have exhibited achievements in one or more of the key professional, business, financial, legal and other challenges that face a U.S. independent oil and gas company; who exhibit sound judgment, intelligence, personal character, and the ability to make independent analytical inquiries; who demonstrate a willingness to devote adequate time to Board of Director duties; and who are likely to be able to serve on the Board of Directors for a sustained period.
The Nominating and Governance Committee’s charter requires consideration of the diversity of, and the optimal enhancement of the current mix of talent and experience on the Board. In that regard, the Nominating and Governance Committee endeavors to achieve an overall variety and mix of diversity in professional experiences, skills, perspective, race and gender among our directors. The Nominating and Governance Committee believes the current members of the Board reflect diverse experience in the oil and gas industry and accounting and investment analysis fields, among other areas, as well as demonstrated leadership experience. The Nominating and Governance Committee will continue to seek opportunities to enhance this diversity. The Nominating and Governance Committee does not discriminate based upon race, religion, sex, national origin, age, disability, citizenship or any other legally protected status.

In identifying potential director candidates, the Nominating and Governance Committee relies on any source available for the identification and recommendation of candidates, including current directors and officers. In addition, the Nominating and Governance Committee from time to time will engage a third party search firm to identify or evaluate, or assist in identifying or evaluating potential candidates, for which the third party search firm will be paid a fee. The search firm will also assist the Nominating and Governance Committee to identify candidates reflecting diversity, including with regard to race, gender and specialized experience.

The Nominating and Governance Committee will also consider any nominee recommended by stockholders for election at the annual meeting of stockholders to be held in 2016 if that nomination is submitted in writing, between January 5, 2016 and February 4, 2016, to Oasis Petroleum Inc., 1001 Fannin Street, Suite 1500, Houston, Texas 77002, Attention: Corporate Secretary. With respect to each such nominee, the following information must be provided to the Company with the written nomination:

•	the nominee’s name, address and other personal information;

•	the number of shares of each class and series of stock of the Company held by such nominee;

•	the nominating stockholder’s name, residential address and telephone number, and business address and telephone number; and

•	all other information required to be disclosed pursuant to Regulation 14A of the Securities and Exchange Act of 1934.
Each submission must also include a statement of the qualifications of the nominee, a notarized consent signed by the nominee evidencing a willingness to serve as a director, if elected, and a written representation and agreement that such person

(i) is not and will not become a party to any voting agreement or compensation agreement that has not been disclosed to the Company or that could limit or interfere with the nominee’s ability to comply with their fiduciary duties under applicable law and (ii) will comply with all of the Company’s applicable corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines.
Written requests for inclusion of any stockholder proposal should be addressed to Oasis Petroleum Inc., 1001 Fannin Street, Suite 1500, Houston, Texas 77002, Attention: Corporate Secretary. The Company suggests that any such proposal be sent by certified mail, return receipt requested.

SOLICITATION OF PROXIES
Solicitation of Proxies may be made via the Internet, by mail, personal interview or telephone by officers, directors and regular employees of the Company. The Company may also request banking institutions, brokerage firms, custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of the common stock that those companies or persons hold of record, and the Company will reimburse the forwarding expenses. In addition, the Company has retained Broadridge Financial Solutions, Inc. (“Broadridge”) to tabulate votes for a fee estimated not to exceed $10,000. The Company will bear all costs of solicitation.
STOCKHOLDER LIST
In accordance with the Delaware General Corporation Law, the Company will maintain at its corporate offices in Houston, Texas, a list of the stockholders entitled to vote at the Annual Meeting. The list will be open to the examination of any stockholder, for purposes germane to the Annual Meeting, during ordinary business hours for ten days before the Annual Meeting.

PROXY MATERIALS ANNUAL REPORT AND OTHER INFORMATION

The Company’s Annual Report to Stockholders for the year ended December 31, 2014, is being made available to stockholders concurrently with this proxy statement and does not form part of the proxy solicitation material.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON MAY 4, 2015:

A COPY OF THE PROXY STATEMENT, THE FORM OF PROXY, THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2014 AND THE 2014 ANNUAL REPORT TO STOCKHOLDERS ARE AVAILABLE FREE OF CHARGE AT www.proxyvote.com.

A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, as filed with the SEC, will be sent to any stockholder without charge upon written request. One copy of the Notice, this proxy statement and our Annual Report on Form 10-K (the “Proxy Materials”) will be sent to stockholders who share an address, unless they have notified the Company that they want to continue receiving multiple packages. A copy of the Proxy Materials will also be sent upon written or oral request to any stockholder of a shared address to which a single copy of the Proxy Materials was delivered. If two or more stockholders with a shared address are currently receiving only one copy of the Proxy Materials, then the stockholders may request to receive multiple packages in the future, or if a stockholder is currently receiving multiple packages of the Proxy Materials, then the stockholder may request to receive a single copy in the future. Such requests may be made by writing to Investor Relations, Oasis Petroleum Inc., 1001 Fannin Street, Suite 1500, Houston, Texas 77002 or by calling (281) 404-9600. The Annual Report on Form 10-K is also available at the SEC’s website in its EDGAR database at www.sec.gov.

INTERNET AND PHONE VOTING
For shares of stock that are registered in your name, you may vote by internet or phone using procedures provided by Broadridge. Votes submitted by internet or phone must be received by 11:59 p.m., Eastern Time, on Sunday, May 3, 2015. The giving of such a proxy will not affect your right to vote in person should you decide to attend the Annual Meeting.
The internet and phone voting procedures are designed to authenticate stockholder identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly. Stockholders voting by internet should remember that the stockholder must bear costs associated with electronic access, such as usage charges from internet access providers and telephone companies.
For shares of stock that are registered in a street name (the stockholder owns shares in the name of a bank, broker or other holder of record on the books of the Company’s transfer agent), you will receive instructions with your proxy materials that you must follow in order to have your shares voted. Please review your Proxy or voting instruction card to determine whether you can vote by phone or electronically.
*****
IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO VOTE BY INTERNET, BY PHONE OR IF YOU HAVE RECEIVED PAPER COPIES OF THE PROXY MATERIAL, BY COMPLETING, SIGNING AND RETURNING THE PROXY IN THE ENCLOSED POSTAGE-PAID, ADDRESSED ENVELOPE.

By Order of the Board of Directors

Nickolas J. Lorentzatos
Corporate Secretary
Houston, Texas
March 20, 2015

ANNEX A

FIRST AMENDMENT TO THE
OASIS PETROLEUM INC.
AMENDED AND RESTATED 2010 LONG TERM INCENTIVE PLAN

THIS FIRST AMENDMENT (the “First Amendment”) to the Oasis Petroleum Inc. Amended and Restated 2010 Long Term Incentive Plan, as amended from time to time (the “Plan”), is made effective as of May 4, 2015 (the “Amendment Effective Date”), by Oasis Petroleum Inc. (the “Company”), subject to approval by the Company’s stockholders.

W I T N E S S E T H:

WHEREAS, the Company previously adopted the Plan, under which the Company is authorized to grant equity-based incentive awards to certain employees and other service providers of the Company and its subsidiaries;

WHEREAS, Section 10(c) of the Plan provides that the Company’s board of directors (the “Board”) may amend the Plan to increase the number of shares of the Company’s common stock available for awards under the Plan, with the approval of the Company’s stockholders;

WHEREAS, the Board has determined that it is in the best interests of the Company and its stockholders to increase the total number of shares of its common stock reserved for issuance in connection with awards to be granted under the Plan in order to ensure that sufficient shares of the Company’s common stock are available for future grants and to further the purposes of the Plan;
WHEREAS, the Board has determined that it is in the best interests of the Company and its stockholders to provide that shares of its common stock subject to options or stock appreciation rights that are withheld or tendered to pay the exercise price of the Award or to satisfy any tax withholding obligation related to the Award or that are covered by an option or stock appreciation right that is exercised shall not be available for reissuance under the Plan; and
WHEREAS, the Board now desires to amend the Plan in the manner contemplated hereby, subject to approval by the Company’s stockholders at the Company’s 2015 Annual Meeting, to increase the number of shares of common stock available for grant under the Plan by 1,350,000 shares and to provide for restrictions on shares that may be reissued under the Plan.
NOW, THEREFORE, the Plan shall be amended as of the Amendment Effective Date, subject to approval by the Company’s stockholders, as set forth below:

1.Section 2 of the Plan is hereby amended to add the following definition as Section 2(hh):

(hh)    “Full Value Award” shall mean any Award other than an (i) Option, (ii) Stock Appreciation Right or (iii) other Award for which the Participant pays (or the value or amount payable under the Award is reduced by) an amount equal to or exceeding the Fair Market Value of the Shares determined as of the date of grant.

2.Section 4(a) of the Plan is hereby deleted in its entirety and replaced with the following:

(a)Overall Number of Shares Available for Delivery. Subject to adjustment in a manner consistent with any adjustment made pursuant to Section 9, the total number of shares of Stock reserved and available for issuance in connection with Awards under this Plan, since its original inception, shall not exceed 8,550,000 shares, and such total will be available for the issuance of Incentive Stock Options.

3.Section 4(c) of the Plan is hereby deleted in its entirety and replaced with the following:

(c)    Availability of Shares Not Issued under Awards.  Shares of Stock subject to an Award under the Plan that expires or is canceled, forfeited, exchanged, settled in cash or otherwise terminated, including (i) shares forfeited with respect to Restricted Stock, and (ii) the number of shares withheld or surrendered in payment of any taxes related to a Full Value Award, in each case, will again be available for Awards under the Plan, except that if any such shares could not again be available for Awards to a particular Participant under any applicable law or regulation, such shares shall be available exclusively for Awards to Participants who are not subject to such limitation.  Notwithstanding the foregoing, with respect to any Option, Stock Appreciation Right, or other Award for which a Participant pays (or the value or amount payable under the Award is reduced by) an amount equal to or

A-1

exceeding the Fair Market Value of the Stock determined as of the date of grant, the following shares will not, in each case, be available for future Awards under the Plan: (i) shares tendered or withheld in payment of any exercise or purchase price of such Award or taxes relating to such Award, (ii) shares that were subject to such Award that was exercised, or (iii) shares repurchased on the open market with the proceeds of such Award’s exercise price.  If an Award may be settled only in cash, such Award need not be counted against any of the share limits under this Section 4 but will remain subject to the limitations in Section 5 to the extent required to preserve the status of any Award intended to qualify as “performance-based compensation” under section 162(m) of the Code.

RESOLVED FURTHER, that except as provided above, the Plan shall continue to read in the current state.

A-2

OASIS PETROLEUM INC.
1001 FANNIN STREET, SUITE 1500
HOUSTON TX 77002

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors **Nominees**	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

01 William J. Cassidy 02 Taylor L. Reid 03 Bobby S. Shackouls

The Board of Directors recommends you vote FOR proposals 2., 3., 4. and 5.

The Board of Directors recommends you vote AGAINST the following proposal:

	For	Against	Abstain
6. To request that the Board adopt a policy that the Board's Chairman should be an independent director who has not previously served as an executive officer of the Company.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

0000237006_1 R1.0.0.51160

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report on Form 10-K is/are available at www.proxyvote.com .

OASIS PETROLEUM INC.
Annual Meeting of Shareholders
May 4, 2015 9:00 AM CDT
This proxy is solicited by the Board of Directors

The undersigned hereby appoints Thomas B. Nusz and Nickolas J. Lorentzatos, and each of them, as attorneys in fact and proxies with full power of substitution and revocation as to each of them, to represent the undersigned and to vote all the shares of common stock of Oasis Petroleum Inc. that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on May 4, 2015, and any adjournment or postponement thereof, upon the matters set forth on the reverse side.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, THE NAMED PROXIES WILL VOTE "FOR ALL" ON THE ELECTION OF DIRECTOR NOMINEES, "FOR" AS TO ITEMS 2, 3, 4 AND 5, AND "AGAINST" AS TO ITEM 6. THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS. TO BE VALID, THIS PROXY MUST BE SIGNED.

0000237006_2 R1.0.0.51160

Continued and to be signed on reverse side